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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) of §240.14a-12
MEDIA ARTS GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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900 Lightpost Way
Morgan Hill, California 95037

A MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

                        , 2003

Dear Stockholder,

        You are cordially invited to attend a special meeting of the stockholders of Media Arts Group, Inc. to be held on                        , 2004, at    :00 a.m., Pacific Standard time, at                        . A formal notice of the special meeting and a proxy statement relating to the matters to be considered at the special meeting are attached for your review. We encourage you to read the attached proxy statement carefully because it contains important information about the special meeting and the matters to be considered at the special meeting as described below.

        At the special meeting, you will be asked to approve and adopt an Agreement and Plan of Merger, dated as of October 31, 2003, among Media Arts Group, Thomas Kinkade, the founder, a director and the largest stockholder of Media Arts Group, and The Thomas Kinkade Company (formerly known as Main Street Acquisition Company, Inc.), a Delaware corporation that Mr. Kinkade formed solely to effect the merger described below, as well as the merger contemplated by the merger agreement. A copy of the merger agreement is attached as Appendix A. We encourage you to read the merger agreement carefully because it contains important information about the merger and related matters.

        If the merger agreement and the merger are adopted and approved by the requisite vote of our stockholders described below, the following will occur:

  •
  The Thomas Kinkade Company (formerly known as Main Street Acquisition Company, Inc.), which we sometimes refer to below and in the attached proxy statement as "Mergerco," will be merged with and into Media Arts Group, and Media Arts Group will continue as the surviving corporation of the merger;

  •
  each outstanding share of Media Arts Group stock (other than shares held by Mergerco, Mr. Kinkade or any of his affiliates, as well as shares held by stockholders who properly exercise their appraisal rights under applicable law) will be converted into the right to receive $4.00 in cash, without interest;

  •
  each outstanding share of Media Arts Group stock held by Mergerco, Mr. Kinkade or any of his affiliates will be canceled without any consideration being paid for them;

  •
  each outstanding option and warrant to purchase our stock (whether or not vested) will be cancelled and converted into the right to receive a cash payment equal to $4.00, minus the per share exercise price of the option or warrant, multiplied by the number of shares of stock that are issuable upon the exercise of the option or warrant; and

  •
  each outstanding share of Mergerco stock will be converted into one share of stock in the surviving corporation, Media Arts Group.

        As a result of the merger, Media Arts Group will become a privately-held company, wholly-owned by Mr. Kinkade and his affiliates.

        We will not complete the merger unless the merger agreement and the merger are approved and adopted by:

  •
  the affirmative vote of the holders of a majority of the shares of our stock outstanding on the record date for the special meeting; and

  •
  the affirmative vote of the holders of a majority of the shares of our stock (other than shares held by the officers or directors of Media Arts Group or Mergerco, Mr. Kinkade or his affiliates) outstanding on the record date for the special meeting who cast votes either for or against the merger agreement and the merger.

        On the record date for the special meeting, Mergerco, Mr. Kinkade and his affiliates controlled approximately 4,267,276 shares of our stock (excluding options to purchase an additional 600,000 shares of our stock held by Mr. Kinkade), representing approximately 32% of the outstanding shares of our stock on that date.

        The board of directors of Media Arts Group, acting through all four independent, non-employee members of the board (consisting of Moe Grzelakowski, C. Joseph LaBonte, Donald Potter and Richard E. Stearns), without the participation of Mr. Kinkade, Anthony D. Thomopoulos and Eric Halvorson, each of whom is an employee of Media Arts Group, represented our stockholders in connection with the negotiation of the merger agreement and the merger. These independent directors, after extensive negotiations in which they were advised by their own financial and legal advisors, unanimously determined that the merger agreement and the merger are fair to, and in the best interests of, Media Arts Group and its stockholders other than Mergerco, Mr. Kinkade and his affiliates, as to whom the board of directors expresses no opinion. Accordingly, the board of directors of Media Arts Group (acting without the participation of Messrs. Kinkade, Thomopoulos and Halvorson) unanimously recommends that Media Arts Group stockholders vote FOR the approval and adoption of the merger agreement and merger.

        In reaching its determinations with respect to the merger agreement and the merger, the board of directors considered the advice of its financial advisor, Jefferies & Company, Inc., as well as an opinion delivered by Jefferies & Company, Inc., dated October 31, 2003, that as of that date, and based upon and subject to various considerations set forth in the opinion, the $4.00 per share merger consideration to be received by the holders of shares of Media Arts Group stock pursuant to the merger agreement is fair from a financial point of view to such stockholders (other than Mergerco, Mr. Kinkade and his affiliates, as to whom Jefferies & Company, Inc. expressed no opinion).

        Your vote is very important. Whether or not you plan to attend the special meeting, please complete, sign and return the enclosed proxy card promptly in the envelope provided. Your shares will then be represented at the special meeting. If you attend the special meeting, you may revoke your proxy and vote in person, even if you previously returned a proxy card.

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        If you have any questions about the merger agreement or the merger, we encourage you to contact                        at                         .

        Thank you for your attention to this important matter.

                      Sincerely,

                      Anthony D. Thomopoulos
                       Chief Executive Officer and Chairman of the Board

Morgan Hill, California
                        , 2003

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the fairness or merits of the merger, or passed upon the accuracy or adequacy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

        This proxy statement is dated                        , 2003 and is first being mailed to Media Arts Group stockholders beginning on or about                        , 2003.

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Media Arts Group, Inc.
900 Lightpost Way
Morgan Hill, California 95037

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON                        , 2004

        Notice is hereby given that a special meeting of stockholders of Media Arts Group, Inc., a Delaware corporation, will be held on                         , 2004, at    :00 a.m. Pacific Standard time, at                        , to consider and vote upon:

        1.     A proposal to approve and adopt an Agreement and Plan of Merger, dated as of October 31, 2003, by and among Media Arts Group, Inc., a Delaware corporation, The Thomas Kinkade Company (formerly known as Main Street Acquisition Company, Inc.), a Delaware corporation, and Thomas Kinkade, pursuant to which:

    •
    The Thomas Kinkade Company (formerly known as Main Street Acquisition Company), which we sometimes refer to below and in the attached proxy statement as "Mergerco," will be merged with and into Media Arts Group, and Media Arts Group will continue as the surviving corporation of the merger;

    •
    each outstanding share of Media Arts Group stock (other than shares held by Mergerco, Mr. Kinkade or any of his affiliates, as well as shares held by stockholders who properly exercise their appraisal rights under applicable law) will be converted into the right to receive $4.00 in cash, without interest;

    •
    each outstanding share of Media Arts Group stock held by Mergerco, Mr. Kinkade or any of his affiliates will be canceled without any consideration paid for them;

    •
    each outstanding option and warrant to purchase our stock (whether or not vested) will be cancelled and converted into the right to receive a cash payment equal to $4.00, minus the per share exercise price of the option or warrant, multiplied by the number of shares of stock that are issuable upon the exercise of the option or warrant; and

    •
    each outstanding share of Mergerco stock will be converted into a share of Media Arts Group, and Media Arts Group will become a privately-held company, wholly-owned by Mr. Kinkade and his affiliates.

        2.     Any proposals to postpone or adjourn the special meeting.

        No matters may be brought before the special meeting other than those matters set forth in this Notice of Special Meeting.

        Only holders of record of our common stock at the close of business on                        , 2003, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any postponements or adjournments of the special meeting. A list of stockholders entitled to vote at the special meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for a period of 10 days prior to the special meeting at the offices of Media Arts Group, 900 Lightpost Way, Morgan Hill, California 95037.

        Approval and adoption of the merger agreement and the merger requires (i) the affirmative vote of the holders of a majority of the shares of our stock outstanding on the record date for the special meeting, and (ii) the affirmative vote of the holders of a majority of the shares of our stock (other than shares held by the officers or directors of Media Arts Group, or Mergerco, Mr. Kinkade or his affiliates) outstanding on the record date for the special meeting who cast votes either for or against the merger agreement and the merger. As of the record date, Mergerco, Mr. Kinkade and his affiliates collectively owned approximately 32% of the outstanding shares of our stock (excluding options to purchase an additional 600,000 shares of our stock held by Mr. Kinkade).

        The merger agreement and merger are described in the accompanying proxy statement, which you are urged to read carefully. A copy of the merger agreement is included as Appendix A to the attached proxy statement.

        If you do not vote in favor of the merger agreement and the merger, and you otherwise comply with the applicable statutory provisions of Delaware law relating to appraisal rights, you will be entitled to an appraisal of your shares if the merger is completed. By properly exercising such appraisal rights, you will be entitled to receive, in lieu of the $4.00 merger consideration, payment in cash equal to the "fair value" of your shares, as determined in accordance with Delaware law. A copy of the relevant provisions of Delaware law is included as Appendix C to the attached proxy statement. We also refer you to the information included under the heading "SPECIAL FACTORS—Appraisal Rights" in the attached proxy statement for additional information regarding appraisal rights under Delaware law.

        Whether or not you plan to attend the special meeting in person, please complete, date, sign and return the enclosed proxy card to ensure that your shares will be represented at the special meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. If you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person at the special meeting, even if you previously returned a proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain from the record holder a proxy issued in your name.

        The board of directors, acting through the independent directors (without the participation of Messrs. Kinkade, Thomopoulos and Halvorson, each of whom is an employee of Media Arts Group), has unanimously approved and adopted the merger agreement and the merger and recommends that our stockholders vote FOR approval and adoption of the merger agreement and the merger.

                      BY ORDER OF THE BOARD OF DIRECTORS,

                      Robert C. Murray
                       Vice President, General Counsel and Secretary

Morgan Hill, California
            , 2003

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SUMMARY TERM SHEET	1
Media Arts Group, Inc.	1
The Thomas Kinkade Company (formerly known as Main Street Acquisition Company, Inc.)	1
The Proposed Merger	2
Independent Board of Directors	2
Our Purpose and Reasons for the Merger	2
Purposes and Reasons of Mergerco, the Affiliated Stockholders and Certain of Our Executive Officers for the Merger	3
Vote Required	3
Our Beliefs Regarding the Fairness of the Merger and the Recommendation of Our Board of Directors Regarding the Merger	4
Opinion of Financial Advisor to Our Board of Directors	4
Position of Mergerco, the Affiliated Stockholders and Certain of Our Executive Officers as to Fairness of the Merger	4
Effects of the Merger	4
Interests of Our Directors and Officers in the Merger; Potential Conflicts of Interest	5
Material U.S. Federal Income Tax Consequences	6
Merger Financing	6
Conditions to Completing the Merger	7
Limitations on Considering Other Takeover Proposals	8
Termination	8
Fee and Expense Reimbursement Upon Termination	9
The Special Meeting	9
Appraisal Rights	10
Certain Legal Proceedings	10
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	11
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	14
SPECIAL FACTORS	15
Background of the Merger	15
Our Purpose and Reasons for the Merger	21
Consideration of Alternatives to the Merger by Our Board of Directors	22
Our Beliefs Regarding the Fairness of the Merger	23
Recommendation of Our Board of Directors Regarding the Merger	27
Opinion of Jefferies & Company, Inc., Financial Advisor to Media Arts Group	27
Purposes and Reasons of Mergerco, the Affiliated Stockholders and Certain of Our Executive Officers for the Merger	33
Consideration of Alternatives to the Merger by Mergerco, the Affiliated Stockholders and Certain of Our Executive Officers	34
Position of Mergerco, the Affiliated Stockholders and Certain of Our Executive Officers as to Fairness of the Merger	34
Advantages and Disadvantages of the Merger	36
Certain Projections of Our Future Financial Results	38
No Pro Forma Financial Information	40
Material U.S. Federal Income Tax Consequences	40
Structure of the Merger	41
Effects of the Merger	41
Risks That the Merger Will Not Be Completed	42

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Merger Financing	43
Certain Relationships and Related Transactions	44
Interests of Certain Persons in the Merger; Potential Conflicts of Interest	46
Estimated Fees and Expenses of the Merger	48
Appraisal Rights	49
Regulatory Matters	53
THE SPECIAL MEETING	54
General	54
Purpose of the Special Meeting	54
Record Date and Voting Information	54
Voting by Proxy	55
Revocation of Proxies	55
Expenses of Proxy Solicitation	55
Postponements and Adjournments; Discretionary Authority	55
Exchanging Stock Certificates	55
THE MERGER AGREEMENT	56
Effective Time of the Merger	56
Conversion of Common Stock	56
Payment for Shares	56
Transfer of Shares	56
Treatment of Stock Options and Warrants	57
Representations and Warranties	57
Conduct of Business Pending the Merger	58
Limitations on Considering Other Acquisition Proposals	59
Other Covenants Regarding the Merger	60
Conditions to Completing the Merger	60
Termination	62
Fee and Expense Reimbursement	63
INFORMATION RELATING TO MEDIA ARTS GROUP, INC.	64
General	64
Products	64
Distribution	65
Strategic Business Relationships	66
Creative Services	66
Sales and Business Development	67
Manufacturing and Production	68
Backlog	68
Employees	68
Customers	68
Properties	68
Legal Proceedings	69
SELECTED HISTORICAL FINANCIAL DATA	70
DIRECTORS AND EXECUTIVE OFFICERS OF MEDIA ARTS GROUP, INC.	72
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	76
ADDITIONAL INFORMATION CONCERNING MR. KINKADE, THE AFFILIATED STOCKHOLDERS, MERGERCO AND CERTAIN EXECUTIVE OFFICERS AND DIRECTORS OF MEDIA ARTS GROUP AND MERGERCO	78

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PURCHASES BY MEDIA ARTS GROUP AND ITS DIRECTORS AND EXECUTIVE OFFICERS	78
PRICE RANGE OF COMMON STOCK AND DIVIDENDS	79
OTHER MATTERS	79
FUTURE STOCKHOLDER PROPOSALS	79
INDEPENDENT ACCOUNTANTS	80
WHERE STOCKHOLDERS CAN FIND MORE INFORMATION	80
INFORMATION INCORPORATED BY REFERENCE	81

APPENDICES

APPENDIX A—AGREEMENT AND PLAN OF MERGER

APPENDIX B—FAIRNESS OPINION OF JEFFERIES & COMPANY, INC.

APPENDIX C—DELAWARE GENERAL CORPORATION LAW SECTION 262—APPRAISAL RIGHTS

APPENDIX D—DIRECTORS AND EXECUTIVE OFFICERS OF THE THOMAS KINKADE COMPANY

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SUMMARY TERM SHEET

        This summary term sheet summarizes material information contained in this proxy statement but does not contain all of the information that may be important to you. You are urged to read this entire proxy statement carefully, including the appendices. The information contained in this summary term sheet is qualified in its entirety by reference to the more detailed information contained in this proxy statement.

Media Arts Group, Inc.

        Media Arts Group, Inc., a Delaware corporation, is the subject company of the merger described in this proxy statement. The terms "we," "us," "our" and "Media Arts Group" used in this proxy statement refer to Media Arts Group, Inc. Our principal executive offices are located at 900 Lightpost Way, Morgan Hill, California 95037, and our telephone number is (408) 201-5000.

        Media Arts Group is the designer, manufacturer, marketer, licensor and distributor of fine art reproductions based upon the original paintings of Thomas Kinkade. Our core manufactured products include premium canvas, archival and open edition reproductions. We also license our artwork and trademarks.

        Our common stock has been traded on the New York Stock Exchange since December 7, 1998 under the symbol "MDA." Previously, our common stock had been traded on the NASDAQ National Market since our initial public offering on August 4, 1994 under the symbol "ARTS."

        Our net revenues for the year ended December 31, 2002 and the nine month period ended September 30, 2003 were $103.8 and $44.5 million, respectively. We experienced net losses of $1.1 and $3.9 million for the year ended December 21, 2002 and the nine month period ended September 30, 2003, respectively.

        Thomas Kinkade, the Art Director and a member of the board of directors of Media Arts Group, with his wife Nanette Kinkade and the Kinkade Family Trust (collectively referred to for purposes of this proxy statement as the "affiliated stockholders"), are significant stockholders of Media Arts Group. As of October 31, 2003, the affiliated stockholders beneficially owned 4,267,276 shares of our common stock (excluding options exercisable to acquire 600,000 additional shares held by Mr. Kinkade), representing approximately 32% of the total outstanding shares of our stock. Upon completion of the merger, the affiliated stockholders will own 100% of the outstanding shares of our stock. Eric Halvorson is the President and a member of the board of directors of Media Arts Group and Herbert D. Montgomery is the Chief Financial Officer of Media Arts Group. It is expected that Messrs. Halvorson and Montgomery will continue as members of the management team of Media Arts Group following completion of the merger. Neither Mr. Halvorson nor Mr. Montgomery is a significant stockholder of Media Arts Group and neither of them will have a continuing equity interest in Media Arts Group following the completion of the merger.

The Thomas Kinkade Company (formerly known as Main Street Acquisition Company, Inc.)

        Main Street Acquisition Company, Inc., a Delaware corporation, was formed solely for the purpose of completing the merger described in this proxy statement. After the merger agreement was signed, Main Street Acquisition Company changed its name to The Thomas Kinkade Company. The term "Mergerco" used in this proxy statement refers to The Thomas Kinkade Company (formerly known as Main Street Acquisition Company, Inc.). The principal executive offices of Mergerco are located at 900 Lightpost Way, Morgan Hill, California 95037, and the telephone number is (408) 201-5000.

        Mergerco is controlled by the affiliated stockholders. Prior to the merger, the affiliated stockholders will contribute all of their shares of Media Arts Group common stock to Mergerco.

The Proposed Merger (page 56)

        On October 31, 2003, Media Arts Group, Mergerco and Mr. Kinkade entered into the merger agreement. Under the terms of the merger agreement, subject to the satisfaction or waiver of its terms and conditions, Mergerco will be merged with and into Media Arts Group, with Media Arts Group surviving the merger.

  •
  At the completion of the merger, except as described below, each outstanding share of our stock will be converted into the right to receive $4.00 in cash, without interest.

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  At the completion of the merger, each outstanding share of our stock held by Mergerco or any of the affiliated stockholders will be cancelled and, as a result, such stockholders will not be entitled to receive any consideration in connection with the merger. In addition, stockholders who properly exercise their appraisal rights under Delaware law in connection with the merger will not be entitled to receive the cash consideration described above, but in lieu of such consideration, such stockholders will be entitled to receive a cash payment equal to the "fair value" of their shares as determined by judicial authorities in the State of Delaware.

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  At the completion of the merger, each outstanding option or warrant to purchase our stock (whether or not vested) will be cancelled and converted into the right to receive a cash payment equal to $4.00, minus the per share exercise price of the option or warrant, multiplied by the number of shares of stock that are issuable upon the exercise of the option or warrant.

Independent Board of Directors

        As a result of their actual or potential interests in the merger, Messrs. Kinkade, Thomopoulos and Halvorson (since June 23, 2003, when Mr. Halvorson became President of Media Arts Group) did not participate in any meetings or deliberations of our board of directors regarding the merger agreement and the merger or our strategic alternatives to the merger. Accordingly, the independent members of our board of directors, consisting of Ms. Grzelakowski and Messrs. LaBonte, Potter and Stearns, none of whom are officers or employees of Media Arts Group or otherwise have any direct or indirect interests in the merger other than as stockholders of Media Arts Group, conducted all meetings of our board of directors regarding the merger on behalf of Media Arts Group. In this proxy statement, we sometimes refer to these directors as the "independent directors."

        Unless the context otherwise requires, references in this proxy statement to the "board" are references to the board of directors of Media Arts Group. Where we refer in this proxy statement to the "board of directors" in connection with its consideration of a proposed acquisition of Media Arts Group by Mr. Kinkade, including the merger agreement and the merger to which this proxy statement pertains, unless the context otherwise requires, we are referring to the board of directors acting by and through only the non-employee, independent directors of Media Arts Group, namely Ms. Grzelakowski, Messrs. LaBonte, Potter, Stearns and, for periods through June 22, 2003 only, Mr. Halvorson.

Our Purpose and Reasons for the Merger (page 21)

  •
  Our board of directors approved the merger agreement and the merger primarily to enable our stockholders to receive value for their shares at a significant premium over the market price before the announcement of the merger agreement. In addition, our board of directors determined to proceed with the merger at this time because, after exploring strategic alternatives available to us, and after considering our historical financial losses and repeated failure to meet our projections for our future financial results, the merger presented an opportunity for our stockholders to realize greater value for their shares than they would likely be able to realize in the foreseeable future if we remained a publicly traded entity.

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  Our board of directors also approved the merger agreement and the merger in part because they believe that our stockholders have not been able to realize fully the benefits of our status as a publicly traded entity. In particular, the board of directors believes that our stock has been undervalued, and will likely continue to be undervalued in the foreseeable future, as a result of our small market capitalization, the limited public float of our stock, the low trading volume of our stock, the limited research coverage of Media Arts Group by securities analysts, our continuing reliance on a single artist's products to generate revenue and our failure to successfully introduce and market products based on the work of other artists, our inability to successfully diversify our product portfolio and our inability to generate the type of rapid revenue growth generally expected by the public equity markets.

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  Our board of directors also determined that the merger would afford us greater flexibility to pursue our business plan without the demands associated with being a public company. Our status as a publicly traded entity imposes upon us a number of obligations and limitations that, in the view of our board of directors, limit our ability to pursue long-term growth and value creation. These obligations and limitations include, among other things, the costs and time associated with complying with our reporting obligations under the federal securities laws, the costs associated with complying with the new laws applicable to public companies under the Sarbanes-Oxley Act and the need to focus on short-term, quarter-to-quarter performance goals in order to satisfy the expectations of the public equity markets. Our board of directors believes that, by enabling us to withdraw from the public markets, the merger will enable us to reduce our focus on meeting quarter-to-quarter performance goals to satisfy the expectations of public stockholders and concentrate on long-term growth plans.

Purposes and Reasons of Mergerco, the Affiliated Stockholders and Certain of Our Executive Officers for the Merger (page 33)

  •
  The purpose of the merger for Mergerco and the affiliated stockholders is to allow the affiliated stockholders to acquire all outstanding shares of common stock of Media Arts Group, which will enable them to participate in 100% of Media Arts Group's future earnings and growth.

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  As a publicly traded company, Media Arts Group is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Compliance with these reporting requirements involves significant expenditures of our resources. Therefore, an additional purpose of the merger for Mergerco, the affiliated stockholders and Messrs. Halvorson and Montgomery is that following the merger, as a privately held company, Media Arts Group will save the expense and time of complying with these reporting requirements.

Vote Required (page 54)

  •
  Under applicable law as well as the terms of the merger agreement, the merger agreement and the merger must be approved and adopted by the affirmative vote of the holders of a majority of the shares of our stock outstanding on the record date for the special meeting described in this proxy statement. For this vote, proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote against approval and adoption of the merger agreement and the merger.

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  In addition, under the terms of the merger agreement, the merger agreement and the merger must be approved and adopted by the affirmative vote of the holders of a majority of the shares of our stock (other than shares held by the directors or officers of Media Arts Group or Mergerco, or any of the affiliated stockholders) that are cast either for or against approval and adoption of the merger agreement and the merger at the special meeting described in this proxy statement. None of Media Arts Group, Mr. Kinkade, the affiliated stockholders or any officers or directors of Media Arts Group or Mergerco control the vote of any other stockholders on the approval and adoption of the merger agreement and the merger. Because shares held by Mergerco and the affiliated stockholders are excluded from this vote, the affiliated stockholders do not have the ability to assure the approval and adoption of the merger agreement and the merger. For this vote, proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have no effect on approval and adoption of the merger agreement and the merger.

Our Beliefs Regarding the Fairness of the Merger and the Recommendation of Our Board of Directors Regarding the Merger (pages 23 and 27)

  •
  After careful consideration, and in light of the factors described in this proxy statement under the headings "SPECIAL FACTORS—Our Beliefs Regarding the Fairness of the Merger," "SPECIAL FACTORS—Recommendation of Our Board of Directors Regarding the Merger" and "SPECIAL FACTORS—Our Purpose and Reasons for the Merger," our board of directors has unanimously determined that the merger agreement is advisable, and that the merger agreement and the merger are fair to, and in the best interests of, Media Arts Group and its stockholders (other than Mergerco and the affiliated stockholders, as to whom our board of directors expresses no opinion).

  •
  On the basis of the foregoing, our board of directors has unanimously approved the merger agreement and the merger, and recommends that the stockholders of Media Arts Group vote to approve and adopt the merger agreement and the merger.

Opinion of Financial Advisor to Our Board of Directors (page 27)

        In deciding to approve the terms of the merger agreement and the merger, one of the factors that our board of directors considered was the written opinion of our financial advisor, Jefferies & Company, Inc., dated October 31, 2003, that as of that date, and based upon and subject to the various considerations set forth in the opinion, the $4.00 per share merger consideration to be received by the holders of shares of Media Arts Group stock pursuant to the merger agreement is fair from a financial point of view to such stockholders (other than Mergerco and the affiliated stockholders, as to whom Jefferies expressed no opinion). The full text of Jefferies' opinion, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken by Jefferies in rendering its opinion, is attached in its entirety as Appendix B to this proxy statement. You are urged to read the entire opinion letter carefully.

Position of Mergerco, the Affiliated Stockholders and Certain of Our Executive Officers as to Fairness of the Merger (page 34)

        Mergerco, the affiliated stockholders, and Messrs. Halvorson and Montgomery, who are expected to remain with Media Arts Group after the merger, believe that the merger is substantively and procedurally fair to our stockholders who are unaffiliated with Mergerco, the affiliated stockholders or such executive officers.

Effects of the Merger (page 41)

        Upon completion of the merger:

  •
  Mergerco will merge with and into Media Arts Group with Media Arts Group surviving the merger.

  •
  The affiliated stockholders will own 100% of the then-outstanding stock of Media Arts Group, which will enable them to participate in 100% of Media Arts Group's future earnings and growth.

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  You will no longer be a stockholder of, or have any ownership interest in, Media Arts Group.

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  Media Arts Group will no longer be a public company, and our stock will no longer be quoted on the New York Stock Exchange.

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  The registration of our stock under the Exchange Act will terminate, and we will cease to file periodic reports with the Securities and Exchange Commission under the Exchange Act.

Interests of Our Directors and Officers in the Merger; Potential Conflicts of Interest (page 46)

        When considering the recommendation of the board of directors that you vote for approval and adoption of the merger agreement and the merger, you should be aware that certain of our directors and officers have interests in the merger that are different from, or in addition to, yours and that may present, or appear to present, a conflict of interest. These interests include the following:

  •
  Thomas Kinkade, who is a director of Media Arts Group and beneficially owns 4,267,276 shares of our stock (representing approximately 32% of our outstanding shares) (excluding options to purchase an additional 600,000 shares held by Mr. Kinkade), will not receive any consideration in the merger, but he and the other affiliated stockholders will own 100% of Media Arts Group following the completion of the merger. As a result, after the merger, Mr. Kinkade will receive all of the benefits, if any, realized from the future ownership and operation of Media Arts Group's business and assets. You, however, will not have any direct or indirect ownership interest in Media Arts Group's business and assets and will not participate in any potential future success of Media Arts Group's business following the completion of the merger.

  •
  Under our standard policies for compensating our directors for attendance at board and committee meetings, each of the independent directors received $1,000 for each meeting they attended at which the merger was considered. As of the date of this proxy statement, Ms. Grzelakowski has received $17,000, Mr. LaBonte has received $19,000, Mr. Potter has received $19,000, and Mr. Stearns has received $15,000 in fees, representing an aggregate fee of $70,000 for their services performed since October 29, 2002 as our independent directors in connection with their consideration of the merger, strategic alternatives to the merger, and related matters. Each member was also reimbursed for his or her out-of-pocket expenses. Additionally, Mr. Halvorson received $13,000 for the 13 independent director meetings he attended during the period between October 29, 2002 and June 23, 2003, during which time he was an independent director. If our independent directors hold additional meetings to consider the status of the merger, under our standard policies for compensating our directors for attendance at board meetings, they will receive $1,000 for each additional meeting they attend. These fees and payments were not (and will not be) contingent upon the completion of the merger.

  •
  The merger agreement provides that Media Arts Group's indemnification and insurance obligations and arrangements will be honored and maintained for our current directors and officers.

  •
  It is expected that Messrs. Halvorson and Montgomery will continue as members of the management team of Media Arts Group following the completion of the merger.

  •
  Mr. Kinkade has agreed to pay each of Messrs. Thomopoulos, Halvorson, and Montgomery a success fee of $100,000 upon the completion of the merger for their additional responsibilities and services in connection with the merger agreement and the merger.

  •
  On August 1, 2003, after Mr. Halvorson began serving as our President, Mr. Kinkade and his wife personally lent Mr. and Mrs. Halvorson $200,000 to assist the Halvorsons in purchasing a residence in close proximity to our principal executive offices. See "SPECIAL FACTORS—Interests of Certain Persons in the Merger; Potential Conflicts of Interest—Relocation Loan to the Halvorsons."

  •
  To our knowledge, each of our executive officers and directors intends to vote all of the shares of our stock that they beneficially own in favor of the merger. Excluding shares owned by Mr. Kinkade, as of November 7, 2003, our executive officers and directors as a group beneficially owned 9,250 shares of our stock. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

  •
  As a result of the merger, our officers and directors (other than Mr. Kinkade, but including Messrs. Halvorson and Montgomery) will be entitled to receive the same merger consideration and option cash-out amount as other stockholders. See "SPECIAL FACTORS—Interests of Certain Persons in the Merger; Potential Conflicts of Interest—Acceleration of Stock Options," below.

Material U.S. Federal Income Tax Consequences (page 40)

  •
  The receipt of cash in exchange for shares of our stock in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Generally, you will recognize gain or loss for these purposes equal to the difference between $4.00 per share and your tax basis for the shares of stock that you own immediately before completion of the merger.

  •
  Tax matters are very complex and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Merger Financing (page 43)

        The total amount of funds necessary to complete the merger and to pay the related fees and expenses is estimated to be approximately (i) $                        for Media Arts Group and (ii) $            for Mergerco. Media Arts Group and Mergerco anticipate that the merger consideration will be funded from two primary sources:

  •
  Our existing cash, cash equivalents and working capital, excluding amounts necessary for our ongoing business needs.

  •
  Financing in the form of (i) a two-year term loan in the amount of $3.0 million and (ii) a three-year revolving line of credit facility in the amount of $22.0 million. Both loans will be secured by assets and certain guarantees from Mr. Kinkade. Mergerco has received a commitment letter from GE Corporate Financial Services, Inc. regarding the financing, but has not yet executed definitive financing documents.

        Mergerco and Mr. Kinkade will not be required to complete the merger unless they have received the funding contemplated by the commitment letter from GE Corporate Financial Services, Inc. or otherwise have access to sufficient funds under any other commitment that is acceptable to them to enable Mergerco to make the payments contemplated by the merger agreement. As a result, even if we receive the requisite approvals of our stockholders that are necessary to complete the merger, Mergerco and Mr. Kinkade might not complete the merger if they do not receive the necessary financing to complete the merger.

        As of September 30, 2003, Media Arts Group's working capital was $42.6 million, which included cash and cash equivalents of $22.6 million. Assuming the merger is completed, we currently anticipate that we will be able to generate sufficient cash together with amounts available under the new credit facility to fund our ongoing operations, including working capital needs, for at least the next 12 months.

Conditions to Completing the Merger (page 60)

        Conditions to Obligations of Media Arts Group, Mergerco and Mr. Kinkade.    Our obligation and the obligations of Mergerco and Mr. Kinkade to complete the merger are subject to the satisfaction of certain conditions, including the following:

  •
  The merger agreement and the merger must have been approved and adopted by the affirmative vote of the holders of a majority of the shares of our stock outstanding on the record date for the special meeting.

  •
  The merger agreement and the merger must have been approved and adopted by the holders of a majority of shares of our stock (other than those held by the officers or directors of Media Arts Group, or Mergerco or any of the affiliated stockholders) that are cast either for or against approval the merger agreement and the merger at the special meeting.

  •
  There must not be in effect any law, rule, regulation or order that would make the merger illegal or otherwise prohibit the completion of the merger.

  •
  All consents, approvals and authorizations required to be obtained to complete the merger must have been obtained, except where the failure to do so could not reasonably be expected to have a material adverse effect on us.

        Neither we nor Mergerco and Mr. Kinkade may waive any of these conditions.

        Conditions to Obligations of Mergerco and Mr. Kinkade.    The obligations of Mergerco and Mr. Kinkade to complete the merger are also subject to the satisfaction or waiver of other conditions, including the following:

  •
  Our representations and warranties in the merger agreement must be true and correct as of the closing date, except where the failure to be true and correct has not had a material adverse effect on us.

  •
  We must have performed and complied in all material respects with all of our obligations under the merger agreement on or prior to the closing date.

  •
  There must not have occurred a change or event that has had a material adverse effect on us.

  •
  Sufficient funds must be available to complete the merger and pay the merger consideration.

        Mergerco and Mr. Kinkade may waive any of these conditions on or prior to the completion of the merger.

        Conditions to Obligations of Media Arts Group.    Our obligation to complete the merger is also subject to the satisfaction or waiver of other conditions, including the following:

  •
  The representations and warranties of Mergerco in the merger agreement must be true and correct in all material respects as of the closing date.

  •
  Mergerco must have performed in all material respects all of its obligations under the merger agreement on or prior to the closing date.

        We may waive any of these conditions on or prior to the completion of the merger.

Limitations on Considering Other Takeover Proposals (page 59)

        We have agreed not to solicit, enter into discussions regarding, or agree to or recommend any third party acquisition proposal while the merger is pending. Our board of directors may furnish non-public information to, or enter into discussions or negotiations with, any third party regarding an unsolicited bona fide acquisition proposal if, among other things, our board of directors determines in good faith, after consultation with its legal counsel, that failure to take such action would be inconsistent with the fiduciary duties of our board of directors.

        In addition, our board of directors may withdraw or modify its recommendation of the merger or recommend an acquisition proposal with a third party if among other things, the acquisition proposal is a superior proposal, and our board of directors determines in good faith, after consultation with its legal counsel, that failure to take such action would be inconsistent with the fiduciary duties of our board of directors.

Termination (page 62)

        The merger agreement may be terminated prior to the effective time of the merger, whether before or after approval by our stockholders, for a number of reasons, including the following:

  •
  Mutual consent of us and Mergerco.

  •
  We or Mergerco may terminate the merger agreement if the merger is not completed (i) on or before January 31, 2004, so long as the party wishing to terminate has not breached its obligations under the merger agreement, or (ii) if certain other conditions are met, on or before March 1, 2004.

  •
  We or Mergerco may terminate the merger agreement if the merger is permanently restrained, enjoined or otherwise prohibited by a court or other governmental entity.

  •
  We or Mergerco may terminate the merger agreement if our stockholders do not approve and adopt the merger agreement and the merger as required by the terms of the merger agreement.

  •
  Mergerco may terminate the merger agreement if (i) we have breached our non-solicitation obligations under the merger agreement, (ii) our board of directors has recommended a third party acquisition proposal, (iii) our board of directors has withdrawn or modified in a manner adverse to Mergerco its recommendation of the merger, or (iv) a tender offer or exchange offer for 25% or more of our stock is commenced and our board of directors recommends acceptance by our stockholders.

  •
  We or Mergerco may terminate the merger agreement if there has been a material breach by the other party under the merger agreement that has not been cured.

  •
  We may terminate the merger agreement if, prior to approval and adoption by our stockholders of the merger agreement and the merger, and as a result of a superior proposal:

  •
  our board of directors determines that the failure to terminate the merger agreement and accept such superior proposal would be inconsistent with the fiduciary duties of our board of directors;

  •
  we provide notice of the proposed termination to Mergerco; and

  •
  we give Mergerco five days to make an offer that is at least as favorable to our stockholders as the superior proposal and negotiate in good faith with Mergerco regarding any revised offer.

Fee and Expense Reimbursement Upon Termination (page 63)

        Generally, the merger agreement provides that all fees and expenses will be paid by the party incurring them. However, if the merger agreement is terminated by either us or Mergerco, in certain circumstances, either we, or Mergerco and Mr. Kinkade will be entitled to receive from the other reimbursement of up to $1.0 million of out-of-pocket fees and expenses actually and reasonably incurred in connection with the merger agreement and the merger. For example, if we or Mergerco terminate the merger agreement because the other party has breached its representations, warranties or obligations under the merger agreement and fails to cure such breach, we or Mergerco and Mr. Kinkade, as the case may be, would be entitled to reimbursement. Additionally, if Mergerco terminates the merger agreement because we have breached our covenant not to solicit or support any third party acquisition proposals, because our board of directors has withdrawn its recommendation of the merger or has recommended an alternative third party aquisition proposal, or because we have terminated the merger agreement because our own board of directors has approved a superior third party aquisition proposal, Mergerco and Mr. Kinkade would be entitled to reimbursement.

The Special Meeting (page 54)

  •
  A special meeting of our stockholders will be held on                        , 2004, at    :00 a.m. Pacific Standard time, at                        , to consider and vote upon a proposal to approve and adopt the merger agreement and the merger.

  •
  You are entitled to vote at the special meeting if you owned shares of our stock at the close of business on                        , 2003, which is the record date for the special meeting. You will have one vote at the special meeting for each share of our stock you owned at the close of business on the record date. On the record date, there were                        shares of our stock outstanding and entitled to be voted at the special meeting.

  •
  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

  •
  To cast a vote on the merger agreement and the merger by proxy or in person at the special meeting, or to change a vote reflected in any proxy you previously sent to us, you must follow the procedures described in this proxy statement under the heading "THE SPECIAL MEETING."

  •
  A vote FOR the proposal to approve and adopt the merger agreement and the merger on the enclosed proxy card, will have the effect of voting all of the shares represented by your proxy in favor of the proposal. A vote AGAINST the proposal to approve and adopt the merger agreement and the merger on the enclosed proxy card, will have the effect of voting all of the shares represented by your proxy against the proposal.

  •
  If you sign and return a proxy without expressly directing (by checking the applicable boxes on the enclosed proxy card) (1) how your shares should be voted on the proposal to approve and adopt the merger agreement and the merger, (2) that your shares should be voted against the proposal to approve and adopt the merger agreement and the merger, or (3) that you are abstaining from voting on the proposal to approve and adopt the merger agreement and the merger, all of your shares represented by your proxy will be voted FOR the proposal to approve and adopt the merger agreement and the merger.

  •
  We are also seeking discretionary authority to vote, in the discretion of the proxy holders, on any proposals to postpone or adjourn the special meeting. To grant discretionary authority on these proposals, you must vote FOR the granting of discretionary authority on the enclosed proxy card. A vote FOR this granting of discretionary authority on the enclosed proxy card will have the effect of voting all of the shares represented by your proxy in favor of the granting of discretionary authority. A vote AGAINST this granting of discretionary authority on the enclosed proxy card will have the effect of voting all of the shares represented by your proxy against the granting of discretionary authority. If you sign and return a proxy without expressly directing (by checking the applicable boxes on the enclosed proxy card) (1) how your shares should be voted on the granting of discretionary authority, (2) that your shares should be voted against the granting of discretionary authority, or (3) that you are abstaining from voting on the granting of discretionary authority, all of your shares represented by your proxy will be voted FOR the granting of discretionary authority to vote, in the discretion of the proxy holders, on any proposals to postpone or adjourn the special meeting.

Appraisal Rights (page 49)

  •
  Under Delaware law, if the merger is completed and you do not vote in favor of the merger and instead follow the appropriate procedures for demanding appraisal rights, you will be entitled to receive, in lieu of the $4.00 merger consideration, a cash payment equal to the "fair value" of your shares of our stock, as determined by judicial authorities in the State of Delaware.

  •
  If the merger is completed and you desire to exercise your appraisal rights under Delaware Law, you are required to comply with Section 262 of the Delaware General Corporation Law, a copy of which is attached to this proxy statement as Appendix C. Failure to take all of the steps required under Delaware law may result in the loss of your appraisal rights.

Certain Legal Proceedings (page 69)

        On November 6, 2003, a putative class action complaint was filed in the Superior Court of the State of California, County of Santa Clara, naming Media Arts Group and its directors as defendants. The action, Thompson v. Media Arts Group, Inc., et al., Case No. 1-03-CV-008621, challenges the merger agreement. Specifically, the complaint alleges that defendants breached their fiduciary duties in connection with the merger agreement and seeks to enjoin the completion of the merger agreement. On December 10, 2003, the plaintiff served requests for production of documents upon some of the defendants. On December 12, 2003, defendants moved to stay or dismiss this action on the grounds that a virtually identical action is currently pending in Delaware Chancery Court. The motion to stay is currently scheduled for hearing on February 26, 2004. Based on the facts known to date, Media Arts Group believes that the claims asserted in this action are without merit and intends to vigorously defend this suit.

        On November 26, 2003, a second putative class action complaint captioned Goings v. Media Arts Group, Inc., et al., Civil Action No. 087-N, was filed in the Court of Chancery of the State of Delaware in and for New Castle County. This action also alleges that Media Arts Group and its directors and certain of its officers breached their fiduciary duties to Media Arts Group's stockholders by entering into the merger agreement and seeks to enjoin the completion of the merger. On November 26, 2003, the plaintiff moved for a preliminary injunction to prevent the completion of the merger, and concurrently filed a motion for expedited proceedings and discovery. On December 11, 2003, Media Arts Group and certain other defendants moved to dismiss the complaint. Based on the facts known to date, Media Arts Group believes that the claims asserted in this action are without merit and intends to vigorously defend this suit.

QUESTIONS AND ANSWERS ABOUT THE MERGER
AND THE SPECIAL MEETING

        The information provided in question-and-answer format below is for your convenience only and is merely a summary of certain information contained in this proxy statement. You should carefully read this entire proxy statement, including the appendices.

Q:
When and where is the special meeting?

A:
The special meeting will be held on                        , 2004, at    :00 a.m. Pacific Standard time, at                        .

Q:
What am I being asked to vote on?

A:
You are being asked to consider and vote on a proposal to approve and adopt the merger agreement and the merger. Under the merger agreement, Mergerco will be merged into Media Arts Group, with Media Arts Group continuing as the surviving corporation. We will continue to operate after the closing of the merger, but will be wholly owned by Mr. Kinkade and his affiliates, whom we refer to in this proxy statement as the "affiliated stockholders."

In addition, we are seeking discretionary authority to vote, in the discretion of the proxy holders, on any proposals to postpone or adjourn the special meeting.

Q:
What will I receive in the merger?

A:
If the merger is completed, each outstanding share of our stock that you hold at the completion of the merger will be converted into the right to receive $4.00 in cash, without interest (unless you exercise appraisal rights under Delaware law). If Mergerco or any of the affiliated stockholders hold any shares of our stock at the time of the completion of the merger, they will not receive any consideration in the merger. However, they will own all Media Arts Group's outstanding stock following the completion of the merger.

Q:
What are the U.S. federal income tax consequences of the merger to me?

A:
The receipt of cash for shares of our stock in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Generally, you will recognize gain or loss for these purposes equal to the difference between $4.00 per share and your tax basis for the shares of our stock that you own at the completion of the merger. For U.S. federal income tax purposes, this gain or loss will be a capital gain or loss if you held your shares of our stock for more than one year. You should consult your own tax advisors regarding the individual tax consequence of the merger to you.

Q:
Who can vote on the merger agreement?

A:
Holders of record of our stock at the close of business on                        , 2003, the record date for the special meeting, may vote in person or by proxy on the merger agreement and the merger at the special meeting.

Q:
What vote is required to approve the merger agreement and the merger?

A:
There are two separate voting requirements that must be satisfied before we will complete the merger. First, the merger agreement and the merger must be approved and adopted by the holders of a majority of the outstanding shares of our stock entitled to vote at the special meeting. Second, the merger agreement and merger must be approved and adopted by the holders of a majority of those shares of our stock (excluding any shares held by the officers or directors of Media Arts

  Group, or Mergerco or the affiliated stockholders) that are cast either for or against the merger agreement and the merger at the special meeting. As a result, it is important that you return your proxy card before the special meeting or attend the special meeting in person in order for your votes to be counted at the meeting.

Q:
How does the board of directors recommend that I vote?

A:
After careful consideration, and in light of the factors described under the headings "SPECIAL FACTORS—Our Purpose and Reasons for the Merger" and "SPECIAL FACTORS—Our Beliefs Regarding the Fairness of the Merger," our board of directors has unanimously determined that the merger agreement is advisable, and that the merger agreement and the merger are fair to, and in the best interests of, Media Arts Group and its stockholders (other than Mergerco and the affiliated stockholders, as to whom our board of directors expresses no opinion). On the basis of the foregoing, our board of directors has unanimously approved the merger agreement and the merger, and recommends that the stockholders of Media Arts Group vote to approve and adopt the merger agreement and the merger.

  As a result of their actual or potential interests in the merger, Messrs. Kinkade, Thomopoulos and Halvorson did not participate in any meetings or deliberations of our board of directors regarding the merger agreement and the merger or our strategic alternatives to the merger. Accordingly, the independent members of our board of directors, consisting of Moe Grzelakowski, C. Joseph LaBonte, Donald Potter and Richard E. Stearns, none of whom are officers or employees of Media Arts Group or otherwise have any direct or indirect interests in the merger other than as stockholders of Media Arts Group, conducted all meetings of our board of directors regarding the merger on behalf of Media Arts Group.

Q:
What do I need to do now?

A:
You should read this proxy statement carefully, including its appendices, and consider how the merger affects you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting.

Q:
What happens if I do not return a proxy card, abstain from voting or do not instruct my broker holding my shares how to vote?

A:
With respect to the first voting requirement relating to the merger described above, failing to return your proxy card, abstaining from voting or failing to instruct your broker how to vote will have the same effect as voting against the merger agreement and the merger. With respect to the second voting requirement relating to the merger described above, failing to return your proxy card, abstaining from voting or failing to instruct your broker how to vote will have no effect on the outcome of the vote.

  In addition, failing to return your proxy card, abstaining from voting or failing to instruct your broker how to vote will have the same effect as voting against granting discretionary authority to vote on any proposals to postpone or adjourn the special meeting.

Q:
May I vote in person?

A:
Yes. You may attend the special meeting and vote your shares in person whether or not you sign and return a proxy card. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain a proxy from the record holder of your shares in order to vote in person at the special meeting.

Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice to the Secretary of Media Arts Group stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the special meeting and vote in person at the meeting. Your attendance at the special meeting will not alone revoke your proxy. If you have instructed a broker, bank or other nominee who is the record holder of your shares to vote your shares at the special meeting, you must follow directions received from your broker to change those instructions.

Q:
If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:
Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker.

Q:
Should I send in my stock certificates now?

A:
No. If you hold Media Arts Group stock certificates, after the merger is completed, you will receive written instructions explaining how to exchange your stock certificates for a cash payment of $4.00 for each share evidenced by your certificate, without interest.

Q:
What happens if I sell my Media Arts Group shares before the special meeting?

A:
The record date for the special meeting is earlier than the expected date of the merger. If you own shares of our common stock on the record date but transfer your shares after the record date but before the merger, you will retain the right to vote at the special meeting, but the right to receive the $4.00 merger consideration will pass to the person to whom you transferred your shares.

Q:
When do you expect the merger to be completed?

A:
If the merger agreement and the merger are approved and adopted at the special meeting by the requisite votes of our stockholders, and if the other conditions to the merger are satisfied or waived, we expect to complete the merger as promptly as possible after the special meeting.

Q:
Who can help answer my questions?

A:
If you would like additional copies of this proxy statement (which copies will be provided to you without charge) or if you have questions about the merger, including the procedures for voting your shares, you should contact:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
Telephone Number: (      )
Facsimile: (      )

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING INFORMATION

        This proxy statement and the documents incorporated herein by reference contain or are based on forward-looking statements. In some cases, forward-looking statements can be identified by the use of such words as "believes," "anticipates," expects," "intends," "plans," "seeks," "estimates," "will," variations of such words and similar expressions. Such forward-looking statements are based on current expectations, estimates and projections. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Actual results may differ materially and adversely from those expressed or forecasted in any such forward-looking statements.

        Except to the extent required under federal securities laws, we do not intend to update or revise any forward-looking statements to reflect circumstances arising after the date of this proxy statement. Readers should carefully review the information and the risk factors set forth in other reports and documents that we file from time to time with the Securities and Exchange Commission, particularly the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

SPECIAL FACTORS

Background of the Merger

        From time to time, our board of directors and our management team have reviewed our strategic focus in light of conditions in the industry in which we operate and the long-term interests of Media Arts Group and our stockholders. Over the past two years, members of the board of directors and members of our senior management team, including Thomas Kinkade, a director of Media Arts Group and its founder and largest stockholder, became increasingly concerned that the price for our publicly traded stock did not accurately reflect the value of Media Arts Group. In their view, our stock has been undervalued as a result of our small market capitalization, limited public float, low trading volume, limited research coverage from securities analysts, our continuing reliance on a single artist's products to generate revenue and our failure to successfully introduce and market products based on the work of other artists, our inability to successfully diversify and our inability to generate the type of rapid revenue and unit growth generally expected by the public equity markets. During recent years, various other external factors emerged that the board of directors and members of our senior management team believed further constrained the company's share price, including a general weakness in valuations for public consumer product companies and a shift toward investment in technology and other high growth companies. During this time period, our board of directors and our management team attempted to respond to these considerations by implementing cost reduction programs throughout the company. These programs were implemented in an effort to increase the value of our outstanding stock and included reductions in the number of our employees, a consolidation of our manufacturing, warehousing and administration functions into two facilities and cost reductions in our manufacturing process.

        In October 2000, Mr. Kinkade submitted a proposal to our board to acquire all of the outstanding shares of Media Arts Group stock that he did not already own at that time in exchange for $6.25 per share in cash. During late 2000 and early 2001, our board evaluated Mr. Kinkade's proposal, with the assistance of a nationally recognized financial advisor, and determined that Mr. Kinkade's proposal was not in the best interests of Media Arts Group or its stockholders at that time. In April 2001, Mr. Kinkade withdrew his proposal.

        Throughout the remainder of 2001 and into 2002, our board of directors and management team continued their efforts to improve Media Arts Group's stock performance by implementing further cost reductions throughout the company. Despite these efforts, our stock price declined to a closing price of $2.63 per share by December 31, 2001.

        As a result of Mr. Kinkade's participation as a member of our board of directors, during 2002 Mr. Kinkade came to the view that it was increasingly unlikely that the public markets would fully recognize the value of our stock, due in large part to our small market capitalization, our inability to successfully introduce and market products based on the work of other artists and management's inability to generate the revenue growth, and to meet projections for such growth, expected by stockholders and analysts of a public company. As a result of these factors, Mr. Kinkade began to reconsider the possibility of pursuing a going private transaction in which he and the affiliated stockholders would acquire ownership of all of Media Arts Group equity. During this time, Mr. and Mrs. Kinkade considered the possibility of selling their interests in Media Arts Group. However, after discussion, they concluded that they did not wish to sell their interests in Media Arts Group because Mr. Kinkade founded the company, is its principal artist, is and has been involved in many aspects of our management and operations since our foundation, and remains committed to pursuing the long-term growth he believes we are capable of achieving. Throughout this time and on these bases, as well as based upon our financial condition, constraints on our stock price and the short-term focus of the public markets, Mr. and Mrs. Kinkade did not believe that any buyer would be willing to pay a price that would be sufficient to cause Mr. Kinkade and the affiliated stockholders to sell their interests in Media Arts Group.

        By September 30, 2002, our stock price had declined to a closing price of $1.86 per share.

        In October 2002, an independent financial advisor contacted Anthony D. Thomopoulos, our Chairman and Chief Executive Officer, to inquire as to whether we would be interested in a strategic transaction involving a reorganization that would enable Mr. Kinkade to acquire sole ownership and control of our operating business.

        On October 29, 2002, a previously constituted executive committee of the board of directors, comprised of Mr. Thomopoulos, Herbert D. Montgomery, our Executive Vice President, Chief Financial Officer and Treasurer; Moe Grzelakowski, Eric H. Halvorson, C. Joseph LaBonte, Donald Potter, Richard Stearns and Mr. Kinkade, convened a meeting to consider the proposed transaction. The executive committee did not include then-board member Ron D. Ford, our former Chief Executive Officer who had previously departed Media Arts Group on August 8, 2002. The financial advisor who had contacted Mr. Thomopoulos, as well as Robert C. Murray, our Vice President, General Counsel and Secretary, and representatives of Wilson Sonsini Goodrich & Rosati, Professional Corporation, our outside legal counsel, also attended the meeting. Following the financial advisor's presentation of the proposed transaction, the executive committee requested that the financial advisor, as well as Messrs. Kinkade, Thomopoulos, Montgomery and Murray, leave the meeting in light of their potential involvement in the proposed transaction. The executive committee then discussed the proposed transaction and authorized Mr. Halvorson to engage, on our behalf, a financial advisor to assist the executive committee in evaluating the transaction and other strategic alternatives available to us.

        On October 31, 2002, the executive committee (acting without the participation of Messrs. Kinkade, Thomopoulos and Montgomery) convened another meeting to consider the proposed transaction. Representatives of Wilson Sonsini Goodrich & Rosati also attended the meeting. During the meeting, Mr. Halvorson informed the executive committee that Jefferies had agreed to advise us in connection with the proposed transaction. After considering Jefferies' knowledge of our industry, experience with corporate reorganizations, lack of any previous relationship with the aforementioned financial advisor and Mr. Kinkade, as well as the structure and amount of compensation to be paid to Jefferies, the executive committee authorized the engagement of Jefferies to act as the exclusive financial advisor to us in connection with its review of the proposed transaction and other strategic alternatives available to us. The executive committee (acting without the participation of Messrs. Kinkade, Thomopoulos and Montgomery) further appointed Mr. Halvorson to communicate on behalf of the independent members of the executive committee regarding the proposed transaction. At this point in time, Mr. Halvorson had no relationship with Media Arts Group or Mr. Kinkade other than as an independent member of the board of directors.

        On November 5, 2002, the executive committee (acting without the participation of Messrs. Kinkade, Thomopoulos and Montgomery) convened a meeting with Mr. Kinkade to separately discuss his interest in the proposed transaction. Representatives of Jefferies, Wilson Sonsini Goodrich & Rosati and Gibson, Dunn & Crutcher LLP, Mr. Kinkade's personal legal counsel, also attended the meeting. During the meeting, Mr. Kinkade expressed his desire to acquire sole ownership and control of Media Arts Group, as well as his interest in the proposed transaction. Following a discussion with Mr. Kinkade, he and his representatives from Gibson, Dunn & Crutcher LLP left the meeting. The executive committee then discussed Mr. Kinkade's views and the proposed transaction, as well as our financial condition. The executive committee then instructed Jefferies to prepare a valuation analysis of Media Arts Group.

        During the remainder of calendar year 2002, the executive committee (acting without the participation of Messrs. Kinkade, Thomopoulos and Montgomery) convened three separate meetings to further discuss the proposed transaction, and to seek additional information on the structure and terms of the proposed transaction from the financial advisor and Mr. Kinkade. Representatives of Jefferies and Wilson Sonsini Goodrich & Rosati attended each of these meetings. During this period, however, the executive committee made no determinations with respect to the proposed transaction or any other strategic alternatives available to us. Also during this period, Mr. Halvorson had periodic informal conversations with Mr. Kinkade on behalf of the executive committee regarding Mr. Kinkade's possible interest in the proposed transaction or another form of going-private transaction that would enable Mr. Kinkade to acquire sole ownership and control of Media Arts Group.

        On January 16, 2003, Dr. Ford resigned as a member of our board of directors. As a result, all of the members of the board of directors were also members of the executive committee. Therefore, the executive committee was dissolved.

        On February 5, 2003, the board of directors (acting without the participation of Messrs. Kinkade, Thomopoulos and Montgomery) convened a meeting to discuss the proposed transaction and other strategic alternatives available to us. Representatives of Jefferies and Wilson Sonsini Goodrich & Rosati also attended the meeting. During the meeting, Jefferies presented a preliminary financial analysis, dated January 29, 2003, of Media Arts Group, and discussed with the board of directors certain other strategic alternatives available to the company, including continuing to operate in accordance with our current business plan or engaging in a strategic business combination with, or selling Media Arts Group to, a third party. The board of directors discussed the Jefferies presentation and advice, but did not make any determinations at this time with respect to the proposed transaction or any other strategic alternatives available to us.

        During the remainder of February 2003, the board of directors (acting without the participation of Messrs. Kinkade, Thomopoulos and Montgomery) convened two additional meetings to further consider the proposed transaction, as well as the other strategic alternatives available to us, including continuing to operate in accordance with our current business plan or engaging in a strategic business combination with, or selling Media Arts Group to, a third party. Representatives of Jefferies and Wilson Sonsini Goodrich & Rosati were present at both of these meetings. During the course of these meetings, the board of directors determined that the proposed transaction was not likely to be in the best interests of Media Arts Group or the best interests of our stockholders, primarily due to its unorthodox structure and highly speculative nature. Accordingly, the board of directors abandoned further consideration of the proposed transaction. During the meeting, however, the board of directors also discussed our continuing financial losses and prospects for future growth. Based on these discussions, as well as the preliminary financial analysis presented to the board of directors by Jefferies in late January 2003, the board of directors determined that it was in the best interests of Media Arts Group and the best interests of our stockholders to further explore our other strategic alternatives, including a possible going-private transaction in which Mr. Kinkade would acquire sole ownership and control of Media Arts Group.

        Throughout the remainder of Spring 2003, the board of directors (acting without the participation of Messrs. Kinkade, Thomopoulos and Montgomery) convened several meetings to further discuss our strategic alternatives, including continuing to operate in accordance with our current business plan or engaging in a strategic business combination with, or selling Media Arts Group to, a third party. During the course of these meetings, the board of directors discussed, among other things, the merits of soliciting third party interest in a business combination transaction with us. On the basis of these discussions, the board of directors instructed Jefferies to prepare a list of third parties who might be interested in exploring such a transaction with us. Also during this period, Mr. Halvorson began to have regular informal conversations with Mr. Kinkade on behalf of the board of directors regarding Mr. Kinkade's possible interest in a going-private transaction that would enable Mr. Kinkade to acquire sole ownership and control of the company.

        On April 30, 2003, the board of directors (acting without the participation of Messrs. Kinkade, Thomopoulos and Montgomery) convened a meeting to consider our strategic alternatives, including continuing to operate in accordance with our current business plan or engaging in a strategic business combination with, or selling Media Arts Group to, a third party. Representatives of Jefferies and Wilson Sonsini Goodrich & Rosati also attended the meeting. During the meeting, Mr. Halvorson discussed the status of his conversations with our management team regarding our financial projections for the remainder of calendar year 2003. On the basis of this discussion, the board of directors instructed Jefferies to prepare an updated valuation analysis of Media Arts Group based on our financial projections for the remainder of calendar year 2003. Mr. Halvorson then updated the board of directors on his conversations with Mr. Kinkade regarding a possible going-private transaction, and Jefferies presented a list of third parties who it determined might be interested in exploring a business combination transaction with us. The board of directors discussed a going-private transaction involving Mr. Kinkade and the relative merits of exploring a business combination transaction with each third party identified by Jefferies, but the board did not determine to take any further action at that time.

        In late May 2003, Mr. Halvorson notified the board of directors that he had been approached by Mr. Kinkade to determine if he would be interested in working for Media Arts Group, irrespective of whether or not Mr. Kinkade acquired sole ownership and control of Media Arts Group. Mr. Halvorson further informed the board that he had expressed to Mr. Kinkade his interest in working for us. As a result, in June 2003, the board of directors and Mr. Halvorson agreed that Mr. Halvorson would recuse himself (together with Messrs. Kinkade, Thomopoulos and Montgomery) from any further meetings of our board of directors at which a going-private or other business combination transaction involving Media Arts Group would be discussed. Thereafter, Mr. Halvorson did not participate in any further meetings of, or consideration by, our board of directors regarding a going private or other business combination transaction involving Media Arts Group. All further communications on behalf of the board of directors with Jefferies or Media Arts Group regarding any such transaction were conducted by Mr. Potter and/or the other independent directors, Ms. Grzelakowski, or Messrs. LaBonte or Stearns.

        On June 23, 2003, Mr. Halvorson was appointed as our President. Shortly thereafter, he resigned from all committees of the board of directors of which he was a member.

        On July 16, 2003, the members of the nominating and governance committee of the board of directors, comprised of Ms. Grzelakowski and Messrs. LaBonte, Potter and Stearns, convened a meeting to discuss our strategic alternatives. Representatives of Jefferies and Wilson Sonsini Goodrich & Rosati also attended the meeting. During the meeting, Jefferies presented another preliminary financial analysis of Media Arts Group based upon updated actual results and the revised financial projections prepared by our management. Jefferies then reviewed the list of third parties that it determined might be interested in exploring a business combination transaction with us. On behalf of the board of directors, the directors in attendance instructed Jefferies to contact certain third parties identified by Jefferies, on a confidential basis, to determine their level of interest in discussing a business combination transaction with us.

        During the remainder of July 2003, and throughout August 2003, representatives of Jefferies contacted six third parties to determine whether any of them would be interested in exploring a business combination transaction with us. Of the six third parties contacted by Jefferies, none expressed an interest in pursuing such a transaction. These third parties indicated to Jefferies that they were not interested in exploring a business combination transaction with us for a variety of reasons, including a lack of synergies between the companies, differing distribution strategies and the terms and conditions of Mr. Kinkade's license agreement. Based upon, among other factors, the lack of third party interest in Media Arts Group, our board of directors determined that pursuing a business combination transaction with a third party, or otherwise selling Media Arts Group, was not likely to be a viable alternative available to us.

        On August 11, 2003, Mr. Montgomery resigned as a member of the board of directors to ensure that the board of directors had a majority of independent directors and that the four remaining independent directors, consisting of Ms. Grzelakowski and Messrs. LaBonte, Potter and Stearns, constituted a quorum having the authority to convene meetings of, and take action as, the board of directors of Media Arts Group.

        On or about September 12, 2003, Mr. Halvorson contacted Mr. Potter to advise him that Mr. Kinkade was willing to explore a going-private transaction to enable Mr. Kinkade to acquire sole ownership and control of Media Arts Group in a range of transaction prices between $3.70 to $3.90 per share (excluding shares held by the affiliated stockholders).

        On September 19, 2003, the board of directors (acting without the participation of Messrs. Kinkade, Thomopoulos and Halvorson) convened a meeting to discuss Mr. Kinkade's indication of interest. Representatives of Jefferies and Wilson Sonsini Goodrich & Rosati also attended the meeting. Mr. Potter began the meeting by apprising the board of directors of his discussions with Mr. Halvorson regarding the details of Mr. Kinkade's indication of interest. In particular, Mr. Potter noted that Mr. Kinkade was not prepared to submit a formal offer for the company, but wanted the board to be aware of his efforts to procure financing to support a definitive offer for Media Arts Group. A representative of Wilson Sonsini Goodrich & Rosati then described the fiduciary duties of the board of directors in the context of Mr. Kinkade's actions. At the board's request, Jefferies presented a revised preliminary financial analysis of Media Arts Group, based upon our actual results and our revised financial projections. Thereafter, Jefferies described its efforts to determine whether any third parties would be interested in exploring a business combination transaction with us. Following the presentation by Jefferies, the board of directors discussed our expected operating results. On the basis of these discussions, the board of directors determined to further consider a going-private transaction with Mr. Kinkade, but was not willing to proceed with such a transaction on the basis of the price range then being proposed by Mr. Kinkade.

        On or about September 19, 2003, a representative of Jefferies contacted Mr. Halvorson to inform him of the board's determinations with respect to Mr. Kinkade's initial indication of interest in a going-private transaction with Media Arts Group.

        On October 6, 2003, Mr. Halvorson contacted a representative of Jefferies to advise him that Mr. Kinkade was interested in exploring a going-private transaction with us at a price of $3.80 per share for all of our outstanding shares (other than shares held by the affiliated stockholders). Mr. Halvorson stated that Mr. Kinkade's indication of interest was subject to a number of conditions, including receipt of financing on terms satisfactory to Mr. Kinkade. Mr. Halvorson further indicated that Mr. Kinkade was engaged in discussions with a financing source for the proposed transaction, and was investigating the possibility of obtaining a commitment letter for such financing.

        On October 7, 2003, the board of directors (acting without the participation of Messrs. Kinkade, Thomopoulos and Halvorson) convened a meeting to discuss Mr. Kinkade's latest indication of interest. Representatives of Jefferies and Wilson Sonsini Goodrich & Rosati also attended the meeting. A representative of Jefferies updated the board of directors on the status of discussions with Mr. Halvorson regarding Mr. Kinkade's latest indication of interest. After a discussion of Mr. Kinkade's indication of interest in light of the preliminary valuation analysis presented to the board of directors at the September 19, 2003 meeting, as well as our latest operating results, the board of directors determined that it remained interested in exploring a going-private transaction with Mr. Kinkade, but was not willing to proceed with such a transaction at the price being proposed by Mr. Kinkade. The board of directors then instructed Jefferies to contact Mr. Halvorson to discuss the possibility of pursuing a going-private transaction at a price of $4.30 per share, but also authorized Mr. Potter to work with Jefferies to further negotiate with Mr. Halvorson with respect to the price of a going-private transaction involving us and Mr. Kinkade.

        On October 9, 2003, a representative of Jefferies contacted Mr. Halvorson to inform him of the board's determinations with respect to Mr. Kinkade's revised indication of interest, and to further advise Mr. Halvorson that the board of directors was willing to consider a going-private transaction at a price of $4.30 per share. Mr. Halvorson agreed to discuss the board's position with Mr. Kinkade.

        On October 20, 2003, Mr. Halvorson contacted a representative of Jefferies to advise him that Mr. Kinkade continued to be interested in a going-private transaction with Media Arts Group and was willing to explore a transaction price of $3.90 per share for all of our outstanding shares (other than shares held by the affiliated stockholders). Mr. Halvorson stated that Mr. Kinkade's indication of interest continued to be subject to a number of conditions, including the receipt of financing on terms satisfactory to Mr. Kinkade. On October 21, 2003, Mr. Kinkade's legal counsel delivered a proposed definitive agreement for the transaction, which reflected the specific terms and conditions of Mr. Kinkade's proposed transaction.

        On October 23, 2003, after consulting with Mr. Potter, a representative of Jefferies contacted Mr. Halvorson to inform him that the board of directors was not willing to proceed with a going-private transaction at a price of $3.90 per share, but was willing to explore a transaction at $4.10 per share. Mr. Halvorson again agreed to discuss the board's position with Mr. Kinkade. Later on the same date, Mr. Halvorson contacted a representative of Jefferies and indicated that Mr. Kinkade would be willing to pursue a going-private transaction at a price of $4.00 per share (excluding shares held by Mr. Kinkade and his affiliates), subject to the same conditions described above, including the receipt of financing. However, Mr. Halvorson also indicated that $4.00 per share was Mr. Kinkade's best and final price and that Mr. Kinkade was unwilling to proceed at any higher price, particularly given the constraints being imposed by his financing sources. The terms of Mr. Kinkade's October 23, 2003 indication of interest, other than as to the proposed per share price and the terms and conditions of the definitive agreement, were substantially similar to the terms of Mr. Kinkade's October 20, 2003 indication of interest.

        On October 27, 2003, the board of directors (acting without the participation of Messrs. Kinkade, Thomopoulos and Halvorson) convened a meeting to discuss the status of discussions with Mr. Kinkade and his advisors regarding the proposed transaction. Mr. Stearns did not attend the meeting. Representatives of Jefferies and Wilson Sonsini Goodrich & Rosati attended the meeting. During the meeting, a representative of Jefferies apprised the board of Mr. Kinkade's latest indication of interest. Representatives of Jefferies then presented a summary of its financial analysis of Media Arts Group. Thereafter, a representative of Wilson Sonsini Goodrich & Rosati described the fiduciary duties of the board of directors with respect to the proposed transaction, and a summary of the terms of the proposed definitive agreement for the transaction. The board of directors then discussed the valuation of the company in light of Mr. Kinkade's latest indication of interest, as well as our latest operating results. On the basis of that discussion, the board of directors authorized Mr. Potter to continue his discussions with Mr. Kinkade's advisors regarding the proposed transaction.

        From October 27, 2003 through October 31, 2003, Mr. Potter and representatives of Wilson Sonsini Goodrich & Rosati negotiated with Mr. Halvorson and representatives of Gibson, Dunn & Crutcher LLP with respect to the terms and conditions of the definitive agreement for the proposed transaction, including: the scope of representations and warranties to be provided by us and Mr. Kinkade; the scope of and exceptions to certain limitations on our ability to entertain acquisition proposals submitted by third parties; the scope of and exceptions to certain obligations of our board of directors to recommend that our stockholders vote to approve the transaction; the conditions to our obligations and those of Mr. Kinkade to consummate the transaction; and the circumstances under which we or Mr. Kinkade would be obligated to reimburse the other for transaction-related fees and expenses. During this period, Mr. Potter also had periodic conversations with the other members of the board of directors (other than Messrs. Kinkade, Thomopoulos and Halvorson) regarding the status of his negotiations with Mr. Kinkade's advisors regarding the proposed transaction.

        On October 31, 2003, the board of directors (acting without the participation of Messrs. Kinkade, Thomopoulos and Halvorson) convened another meeting to consider the proposed transaction. Representatives of Jefferies and Wilson Sonsini Goodrich & Rosati also attended the meeting. Mr. Potter began the meeting by updating the other directors in attendance regarding the status of his negotiations with Mr. Kinkade's advisors. Representatives of Jefferies then presented a summary of its financial analysis of the company in light of the proposed transaction price of $4.00 per share. In addition to Jefferies' financial analysis described below in "—Opinion of Jefferies & Company, Inc., Financial Advisor to Media Arts Group," the board of directors had available to it and considered the actual financial results of Media Arts Group for the year to date and quarter ended September 30, 2003. Thereafter, representatives of Wilson Sonsini Goodrich & Rosati again summarized the fiduciary duties of the board of directors in the context of the proposed transaction, as well as then proposed terms of the definitive agreement for the transaction. After discussing the foregoing, the board of directors adopted resolutions approving the merger agreement and the merger. The board of directors further adopted resolutions recommending that our stockholders adopt and approve the merger agreement and the merger.

        Shortly following the meeting of the board of directors, the parties executed the merger agreement and issued a press release announcing the merger.

Our Purpose and Reasons for the Merger

        Our board of directors approved the merger agreement and the merger primarily to enable our stockholders to receive value for their shares of our stock at a significant premium over the market price of our stock before the announcement of the merger agreement. In addition, our board of directors determined to proceed with the merger at this time because, after exploring strategic alternatives available to Media Arts Group, and after considering our historical financial losses and our repeated failure to meet our projections for our future financial results, the merger presented an opportunity for our stockholders to realize greater value for their Media Arts Group shares than they would likely be able to realize in the foreseeable future if we remained a publicly traded entity.

        Our board of directors also approved the merger agreement and the merger in part because it believes that our stockholders have not been able to realize fully the benefits of our status as a publicly traded entity. In particular, the board of directors believes that our stock has been undervalued, and will likely continue to be undervalued in the foreseeable future, as a result of our small market capitalization, the limited public float of our stock, the low trading volume of our stock, the limited research coverage of Media Arts Group by securities analysts, our continuing reliance on a single artist's products to generate revenue and our failure to successfully introduce and market products based on the work of other artists, our inability to successfully diversify our product portfolio and our inability to generate the type of rapid revenue growth generally expected by the public equity markets. Moreover, during recent years, various other external factors have emerged that the board of directors believes have further constrained our common stock price, including a general weakness in valuations for public consumer products companies and a shift toward investment in technology and other high growth companies.

        Our board of directors also determined that the merger would afford Media Arts Group greater flexibility to pursue its business plan without the demands associated with being a public company. Our status as a publicly traded entity imposes upon us a number of obligations and limitations that, in the view of our board of directors, limit our ability to pursue long-term growth and value creation. These obligations and limitations include, among other things, the costs and time associated with complying with our reporting obligations under the federal securities laws, the costs associated with complying with the new laws applicable to public companies under the Sarbanes-Oxley Act, and the need to focus on short-term, quarter-to-quarter performance goals in order to satisfy the expectations of the public equity markets. Our board of directors believes that, by enabling Media Arts Group to withdraw from the public markets, the merger will enable us to reduce our focus on meeting quarter-to-quarter performance goals to satisfy the expectations of public stockholders and concentrate on long-term growth plans. Furthermore, the board of directors believes that withdrawing from the public markets as a result of the merger will enable us to utilize for our business and operations those funds that it would otherwise expend to comply with its requirements under the federal securities laws.

        In addition to the foregoing, the board of directors considered the following in connection with making its determination to approve the merger agreement and the merger:

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  We had financial losses for the transition period ended December 31, 2001, the fiscal year ended December 31, 2002 and the quarters ended March 31, 2003 and June 30, 2003, and for the nine months ended September 30, 2003, and declining net revenues that are not projected by our management team to recover to 2002 levels until 2006.

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  Although we returned to profitability in the quarter ended September 30, 2003 and our management forecasts project that we will return to profitability for the year ended December 31, 2003, we have not met our projections in the recent past. As a result, the board of directors is reluctant to place undue reliance on our projections of our future financial results.

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  The market price of our stock has been steadily declining since December 2, 2002 (reaching an intra-day low of $2.02 on September 29, 2003), and we believe it is likely to continue to remain low for the foreseeable future because of our continuing financial losses and because the financial markets continue to look with disfavor upon consumer products companies in the commercial artwork industry.

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  We currently pay Mr. Kinkade royalties at a rate of 5% of our consolidated net revenues. Mr. Kinkade is contractually obligated to produce new artwork only through approximately 2008 and has publicly stated that he believes his royalty rates are below market and that, in future negotiations, he may seek a higher, market rate. If we are required to negotiate and pay Mr. Kinkade a higher royalty rate, our financial results would be adversely affected and the market price of our common stock could continue to fall.

Consideration of Alternatives to the Merger by Our Board of Directors

        From time to time, our board of directors reviews our strategic focus and business plans with a view to enhancing stockholder value. During the course of 2003, the board of directors, with the assistance of our financial advisor, Jefferies & Company, Inc., determined to explore Media Arts Group strategic alternatives, including a possible going-private transaction in which Mr. Kinkade would acquire sole ownership and control over Media Arts Group, which Mr. Kinkade had previously indicated was an alternative he was willing to consider. The board of directors ultimately determined that the merger is a better alternative for our stockholders than other strategic alternatives considered by the board of directors, including continuing to operate in accordance with our current business plan or engaging in a strategic business combination with, or selling Media Arts Group to, another company.

        Our board of directors determined that continuing to operate our business in accordance with our current business plan is not an attractive strategic alternative in light of the deteriorating state of the consumer products market for commercial artwork generally and the difficult financial market for companies in the commercial artwork industry, as well as our historical financial losses and repeated failure to meet our projections for our future financial results. The board of directors also determined that our continued reliance on a single artist's products to generate revenue and our failure to successfully introduce and market products based on the work of other artists, as well as our inability to successfully diversify our product portfolio, would continue to adversely affect our business, operating results, financial condition and prospects. Finally, the board of directors considered the fact that, at some time in the future, Mr. Kinkade could request that we increase to what he believes to be market rate the royalty payable to Mr. Kinkade for his artwork, which would have a further negative impact on our operating results and financial condition. Given the combination of these negative factors, the board of directors determined that if Media Arts Group continued to operate in accordance with our current business plan, we would continue to lose money, thereby further diminishing the value of our common stock. By contrast, in the merger, our stockholders will be entitled to receive value for their shares of our common stock at a premium over the market price of our common stock prior to the announcement of the merger.

        After being retained by Media Arts Group on December 5, 2002, our financial advisor, Jefferies, contacted six companies on behalf of the board of directors to determine if any of them would be interested in exploring a strategic business combination transaction with or acquisition of Media Arts Group. The board of directors believed that each of these companies could have a strategic interest in Media Arts Group based on their respective businesses. Despite these efforts, none of these companies expressed a desire to explore a strategic business combination transaction with, or otherwise acquire, Media Arts Group. On the basis of these efforts, the board of directors determined that engaging in a strategic business combination transaction with a third party, or a sale of Media Arts Group, is not a viable alternative that is available to us and our stockholders at this time.

        Our board of directors also believes that engaging in a business combination transaction, or otherwise selling Media Arts Group, is not likely to be a viable strategic alternative that will be available to us and our stockholders in the foreseeable future. Under the license agreement between Media Arts Group and Mr. Kinkade, Mr. Kinkade has the right to terminate our license if any person becomes the beneficial owner of more shares of our stock than Mr. Kinkade. As a result, the board of directors believes that Mr. Kinkade has an effective veto over any proposal to acquire Media Arts Group because it would have little value to a prospective buyer without our license from Mr. Kinkade. The board of directors further believes that Mr. Kinkade's significant equity stake in our stock reinforces his veto power over any transaction involving a change in control of Media Arts Group. On several occasions, Mr. Kinkade has expressed his general opposition to any acquisition of Media Arts Group by a third party, although on numerous occasions he has also reaffirmed his willingness to consider any specific proposals presented to us. Based upon the foregoing, our board of directors believes that it is unlikely that a third party will offer to acquire us on terms that are acceptable to Mr. Kinkade and provide attractive value to our stockholders.

Our Beliefs Regarding the Fairness of the Merger

        Our board of directors (acting without the participation of Messrs. Kinkade, Thomopoulos and Halvorson) has determined that the merger agreement and the merger are fair to, and in the best interests of, Media Arts Group and our stockholders (other than Mergerco and the affiliated stockholders, as to whom the board of directors expresses no opinion).

        The board of directors (acting without the participation of Messrs. Kinkade, Thomopoulos and Halvorson) acted solely on behalf of our stockholders in connection with the negotiation of the merger agreement and the merger. The board of directors did not retain an unaffiliated representative to act on behalf of our stockholders who are unaffiliated with Mergerco and the affiliated stockholders for purposes of negotiating the terms of the merger agreement and the merger and/or preparing a report concerning the fairness of the merger because, among other things, the members of the board of directors who determined that the merger is fair to our stockholders are not employees of Media Arts Group or otherwise affiliated with Mergerco and the affiliated stockholders, and do not have any material direct or indirect interest in the merger other than as stockholders of Media Arts Group. The board of directors retained Jefferies to represent us in connection with our negotiations with Mr. Kinkade regarding the terms of the merger agreement and the merger, and to provide, in accordance with its customary practices, an opinion to our board of directors with respect to the fairness, from a financial point of view, to our stockholders (other than Mergerco and the affiliated stockholders) of the consideration provided for pursuant to the merger agreement.

        In making the fairness determinations described above, our board of directors considered a number of factors, including the material positive and negative substantive and procedural factors described below. The following discussion of the factors considered by the board of directors is not intended to be exhaustive, but instead summarizes the material factors considered by the board of directors in connection with its consideration of the merger agreement and the merger, as well as its determination that the merger agreement and the merger are fair to, and in the best interests of, Media Arts Group and our stockholders (other than Mergerco and the affiliated stockholders).

        The board of directors considered the following material positive substantive factors:

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  The $4.00 per share consideration to be paid to our stockholders in the merger represents a substantial premium over the market price of our stock prior to the public announcement of the merger agreement. In particular, the consideration represents a 68.8% premium over the $2.37 per share closing price of our stock on October 30, 2003, the last trading day prior to the public announcement of the merger, and a 77.8%, 78.2%, 72.5%, 71.7% and 53.8% premium over the average of, respectively, the 30, 60, 90 and 120 trading day and last 12 months closing prices prior to public announcement of the merger.

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  At the October 31, 2003 meeting of our board of directors at which the merger agreement and the merger were approved, the board of directors received an oral opinion, subsequently followed by the written opinion dated October 31, 2003, from Jefferies that, as of that date, based upon and subject to the various considerations set forth in the opinion, the $4.00 per share merger consideration to be received by the holders of shares of our stock pursuant to the merger agreement is fair from a financial point of view to such stockholders (other than Mergerco or the affiliated stockholders, as to whom Jefferies expressed no opinion).

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  After engaging Jefferies, our board of directors and Jefferies identified a list of third parties who they concluded might have an interest in exploring a strategic business combination transaction with Media Arts Group or otherwise acquiring Media Arts Group. At the request of the board of directors, representatives of Jefferies contacted six of these third parties to determine whether any of them would be interested in discussing a business combination with Media Arts Group or acquiring Media Arts Group. None of the third parties that Jefferies contacted, however, expressed an interest in pursuing such a transaction.

        The board of directors considered the following material positive procedural factors:

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  Only our directors who are not employees of Media Arts Group or otherwise affiliated with Mergerco or the affiliated stockholders, and who have no material direct or indirect interest in the merger other than as stockholders of Media Arts Group, negotiated the terms and conditions of the merger with Mr. Kinkade and his advisors.

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  Only our directors who are not employees of Media Arts Group or otherwise affiliated with Mergerco and the affiliated stockholders, and who have no material direct or indirect interest in the merger other than as stockholders of Media Arts Group, participated in meetings and deliberations of the board of directors during which the merger agreement and the merger were considered, and approved the merger agreement and the merger. In addition, the merger agreement and the merger were approved by all of our directors who are not our employees or otherwise affiliated with Mergerco and the affiliated stockholders and who have no material direct or indirect interest in the merger other than as stockholders of Media Arts Group.

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  In addition to the stockholder vote required under applicable Delaware law, we will not complete the merger unless the merger agreement and the merger are approved and adopted by the holders of a majority of the shares of our stock (excluding any shares of common stock held by the officers and directors of Media Arts Group, or Mergerco or the affiliated stockholders) cast either for or against approval and adoption of the merger agreement and the merger at the special meeting.

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  Our board of directors considered a number of alternatives to the merger, but concluded that the merger is in the best interests of our stockholders.

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  The merger agreement does not limit our right to furnish non-public information to, or to enter into discussions and negotiations with, third parties in response to certain types of unsolicited acquisition proposals (such as a proposal to enter into a merger, consolidation or similar business combination with Media Arts Group or to acquire more than 25% of our outstanding capital stock or assets) if, among other things, our board of directors determines that the failure to furnish non-public information, or to enter in such negotiations or discussions, would be inconsistent with its fiduciary duties to our stockholders under applicable law.

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  The merger agreement does not prohibit our board of directors from withdrawing, modifying or changing its recommendation that our stockholders vote to approve and adopt the merger agreement and the merger if we receive an unsolicited proposal from a third party to acquire a majority of our outstanding common stock or substantially all of our assets on terms that the board of directors determines to be more favorable to our stockholders than the merger, provided that the board of directors also determines that the failure to withdraw, modify or change its recommendation would be inconsistent with its fiduciary duties to our stockholders under applicable law.

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  If our board of directors terminates the merger agreement in certain limited circumstances, we will not be required to pay a termination or other break-up fee and will only be required to pay up to $1.0 million of the fees and expenses incurred by Mr. Kinkade in connection with the merger agreement and the merger. Our board of directors believes that paying Mr. Kinkade's fees and expenses under these limited circumstances and in these amounts would not preclude or materially dissuade a third party from making an alternative acquisition proposal to enter into a business combination with Media Arts Group, or otherwise acquire Media Arts Group, if a third party was interested in pursuing such a transaction.

        The board of directors considered the following material negative factors:

  •
  Mr. Kinkade and the affiliated stockholders owned of record an aggregate of 4,267,276 shares of our stock (excluding options to purchase an additional 600,000 shares held by Mr. Kinkade), which represented approximately 32% of the outstanding shares of our common stock on October 31, 2003 (the date of the merger agreement). As a result, the board of directors believes that any business combination transaction involving Media Arts Group, or any sale of Media Arts Group to a third party, would likely require the approval of Mr. Kinkade. In addition, under the license agreement between Media Arts Group and Mr. Kinkade, Mr. Kinkade could terminate his license grants to us if we experienced a change of control. The board of directors believes that Mr. Kinkade's significant voting power and termination rights under the license agreement could have had the effect, in the past, of discouraging third parties from pursuing a business combination transaction with, or an acquisition of, Media Arts Group, and may be continuing to have such an effect on us despite the public announcement of the merger agreement and the merger.

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  Although Mr. Kinkade is acquiring our business and assets as a result of the merger, our stockholders (other than the affiliated stockholders) will receive cash in the merger and their shares of our common stock will be canceled. After the merger, Mr. Kinkade will receive all of the benefits, if any, realized from the future ownership and operation of Media Arts Group's business and assets. Our current stockholders, however, will not have any direct or indirect ownership interest in our business and assets following the merger and will not participate in any potential future success of our business following the merger.

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  On August 4, 1994, the day we were listed on the Nasdaq National Market, shares of our common stock had a closing market price of $8.00 per share. Following our listing on the Nasdaq National Market and subsequent switch to the New York Stock Exchange on December 7, 1998, the market price of shares of our common stock rose to an intra-day high of $14.69 on February 12, 1999. During our recent history, however, the value of our common stock has steadily declined. As a result, some holders of our common stock will receive less value in the merger than they paid for their shares of our common stock.

        Our board of directors did not quantify or otherwise assign relative or specific weights or importance to the factors described above, nor did our board of directors evaluate whether the factors described above were of equal importance. In addition, each of the individual members of the board of directors may have assigned differing levels of importance to different factors described above, and may have viewed certain factors described above more positively or negatively than other members of the board of directors. However, in reaching its determination regarding the fairness of the merger to our stockholders, the board of directors considered all positive and negative factors and concluded that, on balance, the positive factors outweighed the negative factors.

        In connection with rendering its opinion regarding the fairness of the merger consideration described above, Jefferies performed various valuation analyses that valued Media Arts Group as a going concern. As noted above, the board of directors considered the fairness opinion delivered by Jefferies when the board of directors determined that the merger agreement and the merger are fair to, and in the best interest of, Media Arts Group and our stockholders (other than Mergerco and the affiliated stockholders, as to which the board of directors express no opinion). The valuation analyses performed by Jefferies in connection with rendering its fairness opinion did not include an analysis of the liquidation value of Media Arts Group. In addition, the board of directors did not consider the liquidation value of Media Arts Group when considering the merger agreement and the merger because Mr. Kinkade was proposing to acquire Media Arts Group as a going concern and, based upon projections of our future financial results, the board of directors did not believe that it would be necessary or advisable to liquidate Media Arts Group even if the merger did not occur. The board of directors did not consider our net book value when determining that the merger agreement and the merger are fair to our stockholders either. The board of directors did not deem our net book value to be a material factor in determining the fairness of the merger to our stockholders because our net book value on a per share basis was significantly higher than the trading prices of our stock over the 90 trading days prior to the public announcement of the merger agreement. As a result, the board of directors believed that our stockholders would only be able to realize our net book value either through a sale or possibly a liquidation of Media Arts Group. As more fully explained elsewhere in this proxy statement, despite our efforts, no third parties have expressed interest in acquiring Media Arts Group, so the board of directors does not believe that our stockholders can realize our net book value through a sale of Media Arts Group. Moreover, as noted above, the board of directors does not believe that it would be necessary or advisable to liquidate Media Arts Group, and the board of directors further believes that even if Media Arts Group was liquidated, there is substantial risk that our stockholders would not realize our net book value in liquidation primarily due to differences between the manner in which the value of our non-monetary assets are recorded on our financial statements and the actual fair market value of those non-monetary assets, the difficulties associated with realizing the book value of receivables and inventories in a liquidation process, liabilities associated with the termination of operating leases in a liquidation process, and the expenses associated with the liquidation process itself.

Recommendation of Our Board of Directors Regarding the Merger

        After careful consideration, and in light of the factors described under the headings "—Our Purpose and Reasons for the Merger" and "—Our Beliefs Regarding the Fairness of the Merger," our board of directors has unanimously determined that the merger agreement is advisable, and that the merger agreement and the merger are fair to, and in the best interests of, Media Arts Group and our stockholders (other than Mergerco and the affiliated stockholders, as to whom our board of directors expresses no opinion).

        On the basis of the foregoing, our board of directors has unanimously approved the merger agreement and the merger, and recommends that our stockholders vote to approve and adopt the merger agreement and the merger.

Opinion of Jefferies & Company, Inc., Financial Advisor to Media Arts Group

        We retained Jefferies to act as our financial advisor in connection with a sale of Media Arts Group. Jefferies was selected by us based on Jefferies' qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm and as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

        As part of Jefferies' engagement, we requested Jefferies to evaluate the fairness, from a financial point of view, of the $4.00 per share merger consideration to be received by our stockholders pursuant to the terms of the merger agreement. On October 31, 2003, the board of directors met to review the proposed merger. During this meeting, Jefferies reviewed with the board of directors certain financial analyses, as described below. Also at this meeting, Jefferies rendered to the board of directors its oral opinion, subsequently confirmed by delivery of a written opinion dated October 31, 2003, that as of that date, and based upon and subject to the various considerations set forth in the opinion, the $4.00 per share merger consideration to be received by the holders of shares of our stock pursuant to the merger is fair from a financial point of view to such stockholders (other than to Mergerco and the affiliated stockholders, as to whom Jefferies expressed no opinion).

        The full text of the opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference in its entirety. We and our board of directors urge our stockholders to, and they should, read the opinion carefully and in its entirety. The summary of the opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

        In connection with its opinion, Jefferies, among other things:

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  reviewed the merger agreement (including all schedules and exhibits thereto);

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  reviewed certain of our financial and other information that was publicly available;

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  reviewed information furnished to Jefferies by our management, including certain internal financial analyses, budgets, reports, projections, models and other information;

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  held discussions with various members of our senior management concerning historical and current operations, financial conditions and prospects, as well as their impact on us and our prospects and our industry, including the effect of the current economic environment;

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  discussed and reviewed with various members of our senior management and the board of directors a number of potential scenarios regarding the relationship between Mr. Kinkade and Media Arts Group;

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  reviewed the valuations of publicly traded companies which Jefferies deemed comparable to us;

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  reviewed the acquisition valuation multiples of publicly traded companies which Jefferies deemed comparable to us;

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  reviewed the premiums paid in selected cash-only and cash-and-stock transactions;

  •
  made inquiries regarding and discussed the merger and merger agreement and other matters related thereto with our legal counsel;

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  reviewed our common stock trading price and volume history for a period which Jefferies deemed appropriate; and

  •
  conducted such other quantitative reviews, analyses and inquiries relating to us as Jefferies considered appropriate.

        In connection with its review, Jefferies did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to our financial projections and models that Jefferies reviewed, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. We advised Jefferies that in the past we have not met or exceeded the financial projections prepared by our management. Jefferies was advised however, and with our permission assumed, that our projections and models were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management team as to our future financial performance. Jefferies was not requested to make, and did not make, an independent evaluation or appraisal of our assets or liabilities (contingent or otherwise) nor was Jefferies furnished with any such evaluations or appraisals. In addition, Jefferies assumed that the merger would be completed upon the terms set forth in the merger agreement without material alteration thereof. The opinion necessarily is based upon information available to Jefferies as of the date of the opinion and upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. Jefferies has not made any independent investigation of any legal or accounting matters affecting us, and has assumed the correctness of all legal and accounting advice given to us and our board of directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the merger agreement, to us and our stockholders. The opinion does not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transactions that might be available to us, nor does it address the underlying business decision by us to engage in, nor the process undertaken by the board of directors to evaluate and approve, the merger or the terms of the merger agreement or the documents referred to therein. The opinion addresses only the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the merger. In addition, Jefferies is not expressing any opinion as to the market value or the prices at which any of the securities of Media Arts Group may trade at any time.

        In preparing its opinion to our board of directors, Jefferies performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the opinion. No company or transaction used in the analysis performed by Jefferies as a comparison is identical to us or to the merger. In addition, Jefferies may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Jefferies' view of our actual value. In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Jefferies' analysis of the fairness, from a financial point of view, of the merger consideration and were provided to our board of directors in connection with the delivery of the opinion.

        The following is a summary of the financial analyses performed by Jefferies in connection with the preparation of its opinion, and reviewed with the board of directors at its meeting held on October 31, 2003. Certain of the summaries of those financial analyses include information presented in tabular format. In order to understand fully the material financial analyses used by Jefferies, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the material financial analyses.

        Historical Trading Review.    To provide contextual data and comparative historical information, Jefferies reviewed the historical trading performance of our common stock over various periods ending October 30, 2003 and compared such performance with the deal price per share of $4.00 (the "Deal Price"). The following table sets forth the average closing prices of our common stock for those periods and the premiums implied by the Deal Price in the merger to those historical average closing prices:

Period	Average Closing Price	Implied Premium Paid
October 30, 2003 (Current)	$2.37	68.8%
Last 20 Trading Days	$2.25	77.8%
Last 120 Trading Days	$2.33	71.7%
Last Twelve Months	$2.60	53.8%

        Comparable Company Analysis.    Jefferies compared our selected historical and estimated operating and financial ratios to those of certain selected publicly traded companies that Jefferies deemed relevant. In conducting its analysis, Jefferies compared, among other things, the enterprise value of Media Arts Group implied by the merger consideration, expressed as a multiple of actual (excluding extraordinary items, net of taxes where applicable) latest 12 months ("LTM") EBITDA, and to estimated EBITDA for fiscal years 2003 and 2004 and the price implied by the merger consideration expressed as a multiple of actual (excluding extraordinary items, net of taxes where applicable) EPS and to estimated EPS for fiscal years 2003 and 2004 to the respective low, mean, median and high multiples of the following comparable companies:

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  Action Performance Companies, Inc. (ATN)

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  Department 56, Inc. (DFS)

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  Enesco Group, Inc. (ENC)

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  Fotoball USA, Inc. (FUSA)

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  JAKK's Pacific, Inc. (JAKK)

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  Martha Stewart Living Omnimedia, Inc. (MSO)

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  RC2 Corporation (RCRC)

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  The Topps Company, Inc. (TOPP)

        Some of the companies chosen for comparison with us were selected because they are publicly-traded companies with comparable products, similar operating and financial characteristics and similar markets to ours. Additional companies were chosen because they are publicly traded companies with comparable brand awareness, manufacturing / production capabilities, and artist royalty arrangements most similar to ours.

        The following table presents, for the periods indicated, the multiples implied by the ratio of enterprise value to LTM EBITDA and to estimated EBITDA for fiscal years 2003 and 2004 for the comparable companies listed above. The information in the table is based on the closing stock price of the comparable companies' common stock on October 30, 2003.

Selected Comparable Company Multiples
Multiple Implied by Deal Price
	Low	Mean	Median	High
Enterprise Value as a Multiple of:
LTM EBITDA	4.5x	14.7x	12.8x	31.6x	N/Mx
FY 2003E EBITDA	5.1x	7.7x	7.2x	11.3x	8.0x
FY 2004E EBITDA	5.8x	7.4x	6.1x	10.3x	3.9x

        The following table presents, for the periods indicated, the multiples implied by the ratio of price over earnings per share for each of the last 12 months, estimated 2003 and estimated 2004.

Selected Comparable Company Multiples
Multiple Implied by Deal Price
	Low	Mean	Median	High
Price per Share as a Multiple of EPS:
LTM Price/EPS	6.5x	13.9x	11.7x	30.9x	N/Mx
FY 2003E Price/EPS	8.4x	14.4x	12.1x	25.3x	81.6x
FY 2004E Price/EPS	10.2x	11.9x	10.3x	19.0x	16.3x

        No company utilized in the comparable company analysis is identical to us. In evaluating the comparative companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control, such as the impact of competition on our business and the industry generally, industry growth and the absence of any material adverse change in our financial condition and prospects or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data.

        Jefferies' conclusion as to us and the merger consideration based upon a calculation of the enterprise value as a multiple of LTM EBITDA and LTM Price/EPS was not meaningful due to our negative LTM EBITDA and net income. Jefferies selected a range about the mean enterprise value to 2003E EBITDA multiple and a range about the 2003E Price/EPS multiple for the comparable company analysis and averaged the resulting implied valuation ranges of $3.69 to $4.16 and $0.63 to $0.78, respectively, which resulted in an implied valuation range of $2.16 to $2.47 per share of our common stock. Jefferies also selected a range about the mean enterprise value to 2004E EBITDA multiple and a range about the 2004E Price/EPS multiple for the comparable company analysis and averaged the resulting implied valuation ranges of $5.64 to $6.53 and $2.61 to $3.19, respectively, which resulted in an implied valuation range of $4.13 to $4.86 per share of our common stock.

        Comparable Transaction Analysis.    As part of its analysis, Jefferies reviewed 14 precedent transactions involving companies engaged in the manufacturing, marketing and selling of proprietary,

often copyrighted, materials. The target companies included, among others, companies in the book publishing, video game development and music publishing businesses. For each of these precedent transactions, Jefferies compared the multiples of enterprise value to LTM EBITDA and equity value to net income as of the completion date of each transaction. These transactions were (listed as target / acquiror):

•	2/11/99—	Fleer/Skybox International (Marvel Enterprises) / Golden Cycle, LLC
•	2/11/00—	Taylor Publishing (Insilco Holding Co.) / TP Acquisition Corp. (Castle Harlan Partners III, L.P.)
•	6/27/00—	ComputerPREP, Inc. / Prosoftraining.com
•	9/22/00—	Dover Publications, Inc. / Courier Corporation
•	8/12/01—	Hungry Minds, Inc. / John Wiley & Sons, Inc.
•	8/15/01—	Golden Books Family Entertainment, Inc. / Random House, Inc. and Classic Media, Inc.
•	12/21/01—	Rainbow Multimedia Group, Inc. / THQ Inc.
•	1/4/02—	Word Entertainment (Gaylord Entertainment Co.) / WMGA LLC (Warner Music Group Inc.)
•	4/8/02—	Klutz (Corus Entertainment Inc.) / Scholastic Corporation
•	4/30/02—	Shiny Entertainment, Inc. / Infogrames, Inc.
•	8/27/02—	Acuff-Rose (Gaylord Entertainment Co.) / Sony/ATV Music Publishing
•	1/21/03—	Sterling Publishing Co., Inc. / Barnes & Noble, Inc.
•	4/8/03—	CRC Press group of companies / Taylor & Francis Group plc
•	4/8/03—	Bilston & Battersea Enamels / Enesco Holdings Limited

        The following table presents, for the periods indicated, the multiples implied by the ratio of enterprise value to LTM EBITDA and equity value to net income for the comparable companies listed above.

Selected Transaction Multiples
	Mean	Median
Enterprise Value as a ratio of:
LTM EBITDA	8.5x	6.1x
Equity Value as a ratio of:
LTM Net Income	18.1x	18.1x

        No transaction utilized as a comparison in the comparable transaction analysis is identical to the merger. In evaluating the merger, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond our control, such as the impact of competition on our business and the industry generally, industry growth, and the absence of any adverse material change in our financial condition and prospects or in our industry or in the financial markets in general. Mathematical analysis, such as determining the average or the median, is not in itself a meaningful method of using comparable transaction data.

        Jefferies' conclusion as to Media Arts Group and the merger consideration based upon a calculation of the above multiples of LTM EBITDA and net income were not meaningful due to our negative LTM EBITDA and net income.

        Purchase Price Premium Analysis.    Jefferies reviewed the premium of the final offer price per share to the target's closing price four weeks prior to announcement date of selected representative transactions with announcement dates after July 1, 2001 and completion dates between July 1, 2002 to the present. Jefferies reviewed transactions, excluding spin-offs, in all industries with (1) enterprise values greater than $25 million and less than $250 million, and (2) target stock prices greater than $1.00 per share four weeks prior to announcement date. The following tables present the premiums of final offer prices over the trading price four weeks prior to the announcement date for the respective transactions for both cash only transactions and cash and stock transactions.

	Cash Only Transactions
	Low	Mean	Median	High
Premiums Paid:	(28.0)%	44.3%	36.1%	267.3%
	Cash and Stock Transactions
	Low	Mean	Median	High
Premiums Paid:	(71.2)%	45.8%	37.4%	267.3%

        Jefferies selected a range about the mean purchase price premiums per the analyses of both cash only transactions and cash and stock transactions which resulted in implied valuation ranges of $3.31 to $3.52 per share of our common stock and $3.35 to $3.56 per share of our common stock, respectively.

        Discounted Cash Flow Analysis.    Using the operating projections provided to Jefferies by our management, Jefferies performed a discounted cash flow analysis in which it estimated our value by adding the discounted value of our annual projected free cash flows (unlevered net income, plus depreciation and amortization, less capital expenditures, plus or minus changes in working capital, as the case may be) for a five and a quarter-year time period to our discounted terminal value. Jefferies based our terminal value on our projected EBITDA in the year immediately following the terminal-year. Jefferies established a range of terminal values based on various scenarios regarding the renewal or non-renewal by Mr. Kinkade of his license agreement, which is expected to expire at the end of the terminal year. Jefferies examined scenarios in which Mr. Kinkade renews his license agreement at terms identical to those in the existing agreement and in which he renews at a higher royalty rate. Additionally, Jefferies examined scenarios in which Mr. Kinkade does not renew his license agreement. Jefferies applied these various scenarios to our projected operating results in the year immediately following the terminal year in order to develop a range of terminal values. Our cash flows and terminal value were discounted to present value using a range of discount rates based on our weighted average cost of capital which is the theoretical cost of capital as derived from our recent trading performance.

        The discounted cash flow analysis resulted in an implied valuation range of $4.74 to $5.95 per share of our common stock.

        Summary of Analyses.    Based on the analyses described above and certain qualitative considerations, Jefferies noted that the merger consideration was above the implied valuation range, or that, as set forth above, the implied valuation range was not meaningful for five of the analyses and below the implied valuation range for two of the analyses. In reaching its opinion, Jefferies did not assign any particular weight to any one analysis, or the results yielded by any one analysis. Rather, having viewed the results in the aggregate, Jefferies exercised its professional judgment in determining that, based on the aggregate of the analyses used and the results they yielded, the merger consideration was fair, from a financial point of view, to our stockholders. It is important to note that the two analyses for which the merger consideration was beneath the implied range rely entirely on future projections. Due to the fact that, according to the board of directors, the Company has historically not met or exceeded its projections, Jefferies relied less on analyses that were based on future projections.

Jefferies believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analyses and, accordingly, also made qualitative judgments concerning differences between our characteristics, the merger and the data selected for use in its analyses.

        Jefferies' opinion was one of many factors taken into consideration by our board of directors in making its determination to recommend the merger. Consequently, the analyses described above should not be viewed as determinative of the opinion of our board of directors or management team with respect to its value or whether our board of directors would have been willing to agree if offered different consideration.

        Pursuant to the terms of the engagement letter, we have paid Jefferies an engagement fee of $150,000, which will be credited against the transaction fee (as defined below), and have agreed to pay, if the merger is completed, a transaction fee equal to two percent of the approximately $54.3 million transaction value of the merger (the "transaction fee"). Jefferies has also received a fee of $200,000 for rendering its opinion which will also be credited against the transaction fee. The terms of the fee arrangement with Jefferies, which are customary in transactions of this nature, were negotiated at arm's length between the independent members of our board of directors and Jefferies. In addition, we agreed to reimburse Jefferies for its out-of-pocket expenses, including attorneys' fees, incurred in connection with its engagement and to indemnify Jefferies and certain related persons against any liabilities and expenses arising out of or in conjunction with its rendering of services pursuant to its engagement, except if such liabilities are found in a final court judgment to be the direct result of Jefferies' gross negligence or bad faith. In the ordinary course of its business, Jefferies and its affiliates may actively trade our securities for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Purpose and Reasons of Mergerco, the Affiliated Stockholders and Certain of Our Executive Officers for the Merger

        The purpose of the merger agreement and the merger for Mergerco and the affiliated stockholders is to allow the affiliated stockholders to acquire ownership of all of our outstanding equity. The merger will allow them to participate in 100% of our future earnings and growth once our stock ceases to be publicly traded. Public company status imposes a number of limitations on us and our management in conducting operations. The merger will allow the affiliated stockholders greater operating flexibility and will allow management to concentrate on long-term growth rather than the short-term, quarter-to-quarter performance often emphasized by the public markets. The merger will also enable the affiliated stockholders to use in our operations those funds that would otherwise be expended in complying with requirements applicable to public companies.

        As a publicly traded company, Media Arts Group is subject to the reporting requirements of the Exchange Act. Compliance with these reporting requirements involves significant expenditures of our resources. Therefore, an additional purpose of the merger for Mergerco, the affiliated stockholders and Messrs. Halvorson and Montgomery is that following the merger, as a privately held company, our management will not be required to focus on complying with these reporting requirements. "Going private" will also reduce certain costs relating to being a public company, including legal costs, insurance costs, the costs of certain accounting activities and internal controls, the cost of annual meetings, the cost of preparing, printing and mailing corporate reports and proxy statements, the expense of a transfer agent and the cost of investor relations activities. These assessments are based upon publicly available information regarding Media Arts Group and Messrs. Kinkade, Halvorson and Montgomery's knowledge of Media Arts Group.

Consideration of Alternatives to the Merger by Mergerco, the Affiliated Stockholders and Certain of Our Executive Officers

        Before making the proposal for the merger, Mr. Kinkade and the affiliated stockholders considered various alternatives to the proposal, including Mr. Kinkade's October 2000 proposal as well as a proposal made by an independent financial advisor (and not Mr. Kinkade) in October 2002 relating to a strategic reorganization transaction, each as described under "—Background of the Merger."

        Mr. Kinkade's October 2000 proposal was not supported by our board of directors and was thereafter abandoned by Mr. Kinkade. The October 2002 proposal presented by the independent financial advisor (and not Mr. Kinkade) was determined by our board of directors to not likely be in the best interests of Media Arts Group or our stockholders due to its unorthodox structure and highly speculative nature and thereafter our board of directors abandoned further consideration of that proposed transaction. In addition, Mr. Kinkade and the affiliated stockholders considered the fact that from October 2002 through August 2003, Jefferies, as Media Arts Group's financial advisor, had been unable to identify any third parties interested in pursuing a business combination transaction with us. Although they are not affiliated stockholders for purposes of the merger, Messrs. Halvorson and Montgomery have participated in exploring strategic alternatives available to Media Arts Group from and after the time each of them joined Media Arts Group as described under "—Background of the Merger."

Position of Mergerco, the Affiliated Stockholders and Certain of Our Executive Officers as to Fairness of the Merger

        The rules of the Securities and Exchange Commission require Mergerco, the affiliated stockholders and Messrs. Halvorson and Montgomery, members of our management who are expected to remain executive officers of Media Arts Group following the merger, to express their belief as to the fairness of the merger to our stockholders other than Mergerco, the affiliated stockholders and Messrs. Halvorson and Montgomery. Mr. Kinkade and Mr. Halvorson recused themselves from meetings of the board of directors during deliberations concerning the merger, and Mr. Montgomery resigned from the board of directors before the board deliberated on the merger. None of the affiliated stockholders, Mr. Halvorson or Mr. Montgomery, therefore, participated in such deliberations. In addition, none of the affiliated stockholders, Mr. Halvorson or Mr. Montgomery sought or received, from Jefferies or any other source, a fairness opinion regarding the merger or the consideration payable in the merger to our stockholders. Mergerco, the affiliated stockholders and Messrs. Halvorson and Montgomery believe that the terms and conditions of the merger are fair to Media Arts Group and to its stockholders (other than Mergerco, the affiliated stockholders and Messrs. Halvorson and Montgomery), based on the following factors:

  Substantive Factors

  •
  Current and Historical Market Prices.  The price of $4.00 per share to be paid in the merger represents a premium of approximately 68.8% over the reported closing price for our stock on October 30, 2003, the last full trading day prior to the public announcement by Media Arts Group and Mr. Kinkade of the merger, and a premium of approximately 77.8%, 78.2%, 72.5%, 71.7% and 53.8% over the average of, respectively, the 30, 60, 90 and 120 trading day and last 12 months closing prices of our stock prior to public announcement of the merger;

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  Cash Consideration.  The merger will provide consideration to Media Arts Group's stockholders entirely in cash which will allow them to pursue other investment alternatives; and

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  Opinion of Jefferies.  Before the board of directors approved the merger, Jefferies, its financial advisor, delivered its opinion, that as of the date of its opinion and based upon and subject to the various considerations set forth in its opinion, the $4.00 per share merger consideration to be received by the holders of Media Arts Group stock pursuant to the merger agreement is fair from a financial point of view to such holders (other than Mergerco or the affiliated stockholders, as to whom Jefferies expressed no opinion).

        In consideration of the fairness of the merger to our stockholders (other than Mergerco, the affiliated stockholders and Messrs. Halvorson and Montgomery), none of Mergerco, the affiliated stockholders or Messrs. Halvorson or Montgomery conducted an appraisal of the assets of Media Arts Group to determine a liquidation value for Media Arts Group. Mergerco, the affiliated stockholders and Messrs. Halvorson and Montgomery considered Media Arts Group's business to be a viable going concern, viewed Media Arts Group's trading stock price as an indication of its value as a going concern, and did not consider the liquidation value as a relevant valuation methodology. Mergerco, the affiliated stockholders and Messrs. Halvorson and Montgomery did not consider net book value, which is an accounting concept that could only be verified through a liquidation process, to be material to their conclusion regarding the fairness of the merger because it is their view that net book value, although significantly higher than Media Arts Group's trading stock price over the 90 trading days prior to the public announcement of the merger agreement, does not accurately or adequately reflect Media Arts Group's obligations for any costs that would be incurred in connection with an acquisition or liquidation of Media Arts Group or the value of Media Arts Group due to the nature of its business and its assets.

  Procedural Factors

  •
  Approval of Disinterested Stockholders.  The merger agreement explicitly requires the approval of the merger agreement and the merger by (i) the holders of a majority of the outstanding shares of our stock entitled to vote at the special meeting and (ii) the holders of a majority of the shares of our stock (excluding any shares beneficially owned by the officers and directors of Media Arts Group or Mergerco or the affiliated stockholders) that are cast either for or against approval of the merger agreement and the merger at the special meeting.

  •
  Approval of Independent Directors.  The merger agreement and merger were unanimously approved by the four independent members of Media Arts Group's board of directors, with Messrs. Kinkade, Halvorson and Thomopoulos abstaining.

  •
  Unaffiliated Representative.  Mergerco, the affiliated stockholders and Messrs. Halvorson and Montgomery felt that there was no need to retain any additional unaffiliated representatives to act on behalf of the stockholders (other than the affiliated stockholders), because the independent status of the members of the board of directors considering the proposal and the retention by Media Arts Group of separate legal counsel and a financial advisor to the board of directors (acting through its independent members) permitted the board of directors to effectively represent the interests of such stockholders.

  •
  Opportunity for Third Party Bids.  The board of directors, acting through its independent members, directed Jefferies to contact potential financial and strategic buyers to determine their interest in making a competing bid for Media Arts Group. No proposals resulted from this process.

  •
  Opportunity to Change Recommendation.  Although the merger agreement requires Media Arts Group to stop seeking other proposals, it permits a change in the recommendation of the board of directors in response to a bona fide unsolicited proposal if failure to do so would be inconsistent with the fiduciary duties of the board of directors to our stockholders.

  •
  Absence of a Breakup Fee.  If our board of directors concludes that the failure to accept a competing proposal would be inconsistent with its fiduciary duties to our stockholders, there is no minimum amount by which a third party offer must exceed the merger consideration and we would not have to pay any "break up" or "topping" fee. However, in such circumstances we would have to pay the reasonable out-of-pocket expenses incurred by Mergerco and Mr. Kinkade in connection with the merger agreement, up to a maximum of $1.0 million.

        Based on the above-listed factors, each of Mergerco, the affiliated stockholders and Messrs. Halvorson and Montgomery believe that the terms and conditions of the merger are fair to Media Arts Group and its stockholders (other than Mergerco, the affiliated stockholders and Messrs. Halvorson and Montgomery). None of Mergerco, the affiliated stockholders or Messrs. Halvorson and Montgomery quantified or otherwise assigned specific weights or importance to the factors described above in reaching their respective opinions as to the procedural fairness of the merger to our unaffiliated stockholders. In making this determination, each of Mergerco, the affiliated stockholders and Messrs. Halvorson and Montgomery took into account the negative factor that unaffiliated stockholders would no longer participate in any potential future growth of Media Arts Group.

        Mergerco, the affiliated stockholders and Messrs. Halvorson and Montgomery have interests in the merger transaction not shared by other stockholders of Media Arts Group. These interests are described above under the heading—"Interests of Certain Persons in the Merger; Potential Conflicts of Interest." None of Mergerco, the affiliated stockholders or Messrs. Halvorson and Montgomery makes any recommendation as to how any stockholder of Media Arts Group should vote on the merger and the merger agreement.

Advantages and Disadvantages of the Merger

        The merger will present certain potential advantages and disadvantages to Mergerco, the affiliated stockholders and our stockholders other than Mergerco and the affiliated stockholders.

  Mergerco and the Affiliated Stockholders

        If the merger is completed, the possible advantages to Mergerco and the affiliated stockholders include the following:

  •
  Our management will be able to focus on our operations and will not be required to spend considerable time and resources preparing the information regarding financial results and other matters that is required to be reported to the public and the Securities and Exchange Commission under federal securities laws. We estimate that we will save approximately $1.8 million annual expenses related to compliance with these requirements.

  •
  The administrative, legal, accounting and other costs and fees, as well as the potential liability, associated with being a public company will be eliminated.

  •
  The affiliated stockholders will be the sole beneficiaries of any future earnings or increase in enterprise value of Media Arts Group.

  •
  Any negative perception regarding our products and services based on the performance of our stock price will be eliminated.

  •
  Our management will be able to focus on long-term growth as opposed to short-term earnings per share.

        If the merger is completed, the possible disadvantages to Mergerco and the affiliated stockholders include the following:

  •
  There will be no public market for shares of our stock and the affiliated stockholders will be unable to dispose of their shares at a readily ascertainable price.

  •
  The affiliated stockholders will bear the sole burden of any future losses or decrease in enterprise value of Media Arts Group.

  •
  We may have reduced access to capital to finance growth, meet working capital requirements or acquire other businesses, since the public equity markets will not be available to us.

  •
  The merger will result in a change in control transaction, and therefore, future utilization of a net operating loss deduction could be limited under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). For the tax period commencing on April 1, 2003 and ending on September 30, 2003, Media Arts Group experienced a federal tax loss of approximately $6.5 million. Such tax loss for the first two quarterly periods of the current fiscal tax year will decrease to the extent Media Arts Group has positive earnings during the last two quarterly periods of the current fiscal tax year. Due to the potential variability in the Media Arts Group earnings during its last two quarters, Media Arts Group cannot accurately determine whether it will experience a net operating loss ("NOL") for the current fiscal tax year or, if so, the amount of any such NOL. Because the merger will result in a greater than 50 percentage point change in ownership of Media Arts Group, the future utilization by Media Arts Group of any NOL for the current fiscal tax year will be subject to an annual limitation under Section 382 of the Code. Media Arts Group estimates that the amount of any such annual limitation under Section 382 would be approximately $0.9 million. Thus, if Media Arts Group experiences a NOL for the current fiscal tax year, the amount allocable to that portion of the current fiscal tax year commencing on April 1, 2003 and ending on the closing date of the merger (generally on a daily pro-rata basis) can be carried forward by Media Arts Group and deducted against future income (if any), but will be subject to the maximum annual Section 382 deduction limit of $0.9 million.

  Stockholders Other than Mergerco and the Affiliated Stockholders

        If the merger is completed, the possible advantages to our stockholders other than Mergerco and the affiliated stockholders include the following:

  •
  The merger consideration of $4.00 represents a premium of (i) 68.8% over the price for our stock on October 30, 2003, the day prior to the public announcement of the merger and (ii) 77.8%, 78.2%, 72.5%, 71.7% and 53.8% over the average of, respectively, the 30, 60, 90 and 120 trading day and last 12 months closing prices for our stock prior to public announcement of the merger.

  •
  The merger consideration consists entirely of cash, which provides greater assurance of stockholder value and eliminates any uncertainties in valuing the merger consideration to be received by stockholders.

  •
  The merger will enable the stockholders to dispose of their shares of our stock at a fair price, in spite of the fact that our stock has generally experienced low trading volumes and limited liquidity.

  •
  The stockholders will be able to sell their shares without paying the usual transaction costs associated with open market sales.

  •
  The stockholders will not have to bear the risk of any future losses or decrease in enterprise value of Media Arts Group.

        If the merger is completed, the possible disadvantages to stockholders other than Mergerco and the affiliated stockholders include the following:

  •
  The stockholders will not participate in any future earnings or increase in enterprise value of Media Arts Group.

  •
  Receipt of the cash merger consideration will be a taxable transaction for federal income tax purposes.

  •
  The stockholders will not have the opportunity to benefit from any potential future sale, merger or other significant transaction.

Certain Projections of Our Future Financial Results

        In September 2003, members of our management prepared and we thereafter provided certain projections of our future financial results to our board of directors and its advisors, including Jefferies. During the course of discussions that led to the execution of the merger agreement, we also provided these projections to Mr. Kinkade and his advisors. These financial projections are summarized below. The financial projections below are included in this proxy statement solely because such information was provided to Mr. Kinkade and his advisors. We do not, as a matter of course, make public forecasts or projections regarding our future revenues, earnings or financial performance and, accordingly, the financial projections below were not prepared with a view toward public disclosure.

        These financial projections below were prepared by us on or about September 17, 2003 based on our assumptions at that time regarding our future financial performance. The financial projections below are not fact and should not be relied upon as necessarily indicative of our future financial results. Our stockholders and any other readers of this proxy statement are cautioned not to place undue reliance on the financial projections below. We did not prepare the financial projections below with a view toward public disclosure or with a view toward complying with the guidelines established by the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants with respect to projections or generally accepted accounting principles regarding projections. There is substantial risk that our actual financial results will differ significantly from the financial projections below.

        The prospective financial information in this proxy statement has been prepared by, and is the responsibility of, our management. Neither our independent directors, PricewaterhouseCoopers LLP, nor any other independent accountants has examined or compiled, reviewed, or examined the prospective financial information and, accordingly, neither PricewaterhouseCoopers LLP nor any other independent accountants expresses an opinion or any other form of assurance with respect to such prospective financial information or their achievability, and assumes no responsibility for, and disclaims any association with, the prospective financial information below. The PricewaterhouseCoopers LLP report incorporated by reference into this proxy statement relates to our historical financial information. It does not extend to the prospective financial information included below and should not be read to do so.

        The financial projections below were prepared based upon our best estimates and information available when such financial projections were prepared. While presented with numerical specificity, the financial projections below are based upon numerous assumptions made by our management team relating to our business at the time the assumptions were made, including our ability to achieve strategic goals, objectives and targets over the periods covered by such financial projections. These assumptions involve judgments with respect to future economic, competitive and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Our stockholders and other readers of this proxy statement should understand that significant economic and competitive uncertainties and contingencies and other factors, some of which are beyond our control, could cause the assumptions upon which the financial projections below are based to be inaccurate, and could cause our actual financial results to differ materially from those expressed in the summary of the financial projections below. These factors include our competitive environment, economic and other market conditions under which the company operates, cyclical and seasonal fluctuations in our operating results. The material assumptions upon which the financial projections below are based are as follows:

  •
  We would continue to aggressively develop our license revenues, which profit margins are higher than those of our traditional revenues;

  •
  Higher growth in fiscal years 2004 and 2005 than in later years for traditional product lines to reflect an anticipated increase in consumer discretionary spending;

  •
  Improved gross margins as a result of economies of scale and continued cost control measures;

  •
  Selling, general and administrative expenses projected to decline modestly in the projected years as a result of economies of scale and continued cost control measures; and

  •
  Mr. Kinkade would renew his license agreement with us on substantially similar terms following its expiration in 2008.

        Set forth below is a summary of the September 2003 financial projections made available to our board of directors, its advisors, including Jefferies, and Mr. Kinkade and his advisors. The financial projections below were prepared for limited estimation and analytical purposes in connection with our internal forecasting, represent approximations and do not conform with generally accepted accounting principles. The financial projections below represented the estimates of our management as of September 17, 2003 regarding our future financial results for the periods indicated below and have not been updated to account for the effects of the merger, other changes to our business that have occurred since such financial projections were prepared or other changes that may in the future be appropriate concerning us. The projections should be read together with the information contained in our consolidated financial statements available in our filings with the Securities and Exchange Commission, and the information set forth above.

	Projected Year Ending December 31,
	2003 E	2004 E	2005 E	2006 E	2007 E	2008 E	2009 E
	(In thousands, except per share data)
Net revenues	$75,100	$86,400	$96,400	$101,200	$106,200	$115,500	$117,100
Gross profit	39,400	48,100	53,700	57,700	60,600	63,600	66,800
EBITDA	4,100	8,300	10,600	12,300	12,700	13,200	13,600
Net income(1)	1,000	3,200	4,500	5,700	6,100	6,500	6,900
Basic earnings per share(2)	0.08	0.24	0.34	0.43	0.46	0.49	0.52

(1)
Includes approximately $1.8 million estimated annual expenses related to compliance with reporting requirements under the Exchange Act and other expenses which would not be included were we to become a privately-held company.

(2)
Based on estimated 13,226,000 shares outstanding.

        In June 2003, members of our management prepared and we thereafter provided certain financial projections to our board of directors and its advisors, including Jefferies, and Mr. Kinkade and his advisors. Such June 2003 financial projections were used by Jefferies in preparing and presenting a preliminary financial analysis of Media Arts Group to our board of directors, but were not used for evaluating the merger. Due to the lapse of time between the preparation of the June 2003 and the September 2003 financial projections and the demonstration that certain factual assumptions underlying the June 2003 projections were untrue, including assumptions about our net revenues, gross profits and operating income, as determined based on comparison with actual results during 2003, the June 2003 financial projections, which are included in Exhibit (c)(4) of the Section 13(e) Transaction Statement on Schedule 13E-3 filed concurrently with this proxy statement, are not reliable. Although the June 2003 projections generally provided a more favorable outlook for Media Arts Group than the September

2003 projections, because of this unreliability, the June 2003 projections were not used for evaluating the merger by Mr. Kinkade or our board of directors, or Jefferies in rendering their fairness opinion. From time to time in the ordinary course of business, our management prepares internal financial projections for the use and information of other members of management and our board of directors, which financial projections have a shorter time horizon than the September 2003 or the June 2003 projections indentified above, and which ordinary course financial projections are separately discussed in this proxy statement. See also "—Background of the Merger."

No Pro Forma Financial Information

        We have not provided pro forma financial information giving effect to the proposed merger in this proxy statement. We do not believe that this information is material to you in evaluating the proposed merger because:

  •
  the merger consideration you will receive is all cash;

  •
  if the proposed merger is approved by the stockholders and is completed, our common stock will cease to be publicly traded, and we will become a privately held company owned 100% by the affiliated stockholders; and

  •
  you will not retain a continuing equity interest in our business after the merger.

Material U.S. Federal Income Tax Consequences

        The following is a summary of the material U.S. federal income tax consequences of the merger to holders of our common stock (including holders exercising appraisal rights). This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary does not address all of the U.S. federal income tax consequences that may be applicable to holders who are subject to special treatment under U.S. federal income tax law (including, for example, banks and other financial institutions, insurance companies, tax- exempt investors, S corporations, holders who are properly classified as "partnerships" under the Code, dealers in securities, non-U.S. persons, holders who hold their common stock as part of a hedge, straddle or conversion transaction, holders who acquired common stock through the exercise of employee stock options or other compensation or equity arrangements, holders who are otherwise subject to the alternative minimum tax provisions of the Code or holders who do not hold their shares of common stock as "capital assets" within the meaning of Section 1221 of the Code). In addition, this summary does not address the tax consequences of the merger under applicable state, local or foreign laws or of transactions effectuated prior or subsequent to or concurrently with the merger, whether or not any such transactions are undertaken in connection with the merger.

        Holders of our common stock should consult their individual tax advisors as to the particular tax consequences to them of the merger, including the application of any state, local or foreign tax laws.

        The receipt of cash by holders of our common stock in the merger or upon exercise of appraisal rights will be a taxable transaction for U.S. federal income tax purposes. A holder of our common stock receiving cash in the merger generally will recognize capital gain or loss in an amount equal to the difference between the cash received by the holder and the holder's adjusted tax basis in our common stock. Any capital gain or loss generally will be long-term capital gain or loss if our common stock has been held by the holder for more than one year. If our common stock has been held by the holder for not more than one year, any gain or loss will generally be taxed as a short-term capital gain or loss. Currently, long-term capital gain for non-corporate taxpayers is taxable at a maximum federal tax rate of 15%. The deductibility of capital losses is subject to limitations.

        A non-corporate stockholder may be subject to backup withholding at a rate of 28%. However, backup withholding will not apply to a stockholder who either (i) furnishes a correct taxpayer identification number and certifies that he or she is not subject to back-up withholding by completing the substitute Form W-9 that will be included as a part of the transmittal letter, or (ii) otherwise proves to the surviving corporation and its payment agent that the stockholder is exempt from backup withholding in accordance with applicable regulations.

        Media Arts Group will not recognize gain or loss for federal income tax purposes as a result of the merger. Shares of our common stock owned by Mergerco at the time of the merger will be cancelled in the merger without the payment of any consideration with respect to those shares. Neither the affiliated stockholders nor Mergerco will recognize gain or loss for federal income tax purposes due to the merger.

Structure of the Merger

        The proposed acquisition of Media Arts Group has been structured as a merger of Mergerco into Media Arts Group in order to permit the cancellation of all of our common stock and other outstanding equity interests and to preserve our identity and existing contractual arrangements with third parties. The transaction has been structured as a cash merger in order to provide our public stockholders (other than Mergerco and the affiliated stockholders) with cash for all of our shares they hold and to provide a prompt and orderly transfer of ownership of Media Arts Group with reduced transaction costs.

Effects of the Merger

        Upon completion of the merger, our stockholders, other than Mergerco and the affiliated stockholders, will cease to have ownership interests in Media Arts Group or rights as Media Arts Group stockholders. Therefore, our current stockholders, other than Mergerco and the affiliated stockholders, will not participate in any of our future earnings or growth and will not benefit from any appreciation in our value, if any. Upon completion of the merger, the affiliated stockholders will own 100% of our outstanding common stock. Although their investment involves substantial risk resulting from the limited liquidity of the investment and the uncertainty regarding our ongoing operations, the affiliated stockholders will be the sole beneficiaries of our future earnings and growth, if any.

        Following completion of the merger, all stockholders (other than Mergerco, Mr. Kinkade and his affiliates, and stockholders who do not vote in favor of the merger and who properly exercise appraisal rights) will receive $4.00 per share in cash, which represents a premium of approximately 68.8% over the closing market price of the shares on October 30, 2003, the last full trading day prior to the initial public announcement of the merger proposal. This will provide a source of liquidity not otherwise available, and will eliminate the stockholders' exposure to fluctuations in market value of the shares. In addition, it will allow stockholders to pursue other investment alternatives.

        Following completion of the merger, each outstanding option or warrant to purchase shares of our common stock will be converted into and represent the right to receive (net of any applicable withholding taxes) an amount in cash equal to the excess, if any, of (i) the product of the $4.00 cash consideration per share multiplied by the number of shares of common stock issuable upon the exercise of such option or warrant (regardless of whether such option or warrant is vested in many instances) over (ii) the aggregate exercise price of such option or warrant.

        As a result of the merger, we will be a privately held corporation, there will be no public market for our common stock and our common stock will cease to be traded on the New York Stock Exchange or any other securities exchange or reporting service. In addition, registration of our common stock under the Exchange Act will terminate, and we will no longer file periodic reports with the Securities and Exchange Commission. This termination will make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions and the requirement of furnishing a proxy or information statement in connection with stockholders' meetings, no longer applicable to us or our affiliates.

        Once the merger is completed, the directors of Mergerco will become the directors of the surviving corporation, and the officers of Media Arts Group will remain the officers of the surviving corporation. See "—Interests of Certain Persons in the Merger; Potential Conflicts of Interest."

        It is expected that, following completion of the merger, our operations will be conducted substantially as they are currently being conducted. Mr. Kinkade expects to conduct a detailed review of our business and its operation with a view towards determining how to redirect our operations to improve long term earnings potential. This review has begun, but is not expected to be completed until after the consummation of the merger. Following such review, Mr. Kinkade and his affiliates will consider what, if any, changes would be desirable in light of the circumstances then existing. It is anticipated that some actions may be taken to reduce costs and that expenses associated with stockholder relations will be reduced. Neither Media Arts Group nor the affiliated stockholders have any present plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger that would involve our corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. However, we will continue to evaluate our business and operations after the merger and may develop new plans and proposals that we consider to be in our best interests and the interests of our then stockholders.

        The completion of the merger will present certain potential advantages and disadvantages to Mergerco, the affiliated stockholders and our stockholders other than Mergerco and the affiliated stockholders. See "—Advantages and Disadvantages of the Merger."

        The affiliated stockholders, through their ownership of the surviving corporation, will have a 100% interest in the net book value and net income of Media Arts Group after the merger. Our net book value as of September 30, 2003 was $4.54 per common share outstanding, and our net income for the three months ended September 30, 2003 was $2.3 million, which included $2.1 million from the reversal of reserves for sublease losses as a result of our re-occupancy of our warehouse facility, and our net loss for the nine months ended September 30, 2003 was $3.9 million. As of December 12, 2003, the interest of the affiliated stockholders in Media Arts Group's net book value and net earnings is 32%. Thus, the affiliated stockholders would have an interest in Media Arts Group's net book value of $1.45 per common share outstanding as of September 30, 2003, and an interest in $0.7 million of our net income and $1.25 million of our net loss for the three and nine month periods ended September 30, 2003, respectively.

Risks That the Merger Will Not Be Completed

        Completion of the merger is subject to various risks, including, but not limited to, the following:

  •
  that the merger agreement and the merger will not be approved by the holders of (i) a majority of the outstanding shares of our common stock, and (ii) a majority of the shares of our common stock cast either for or against approval of the merger agreement and the merger, other than shares held by Mergerco, the officers or directors of Media Arts Group or Mergerco, or any of the affiliated stockholders;

  •
  that the funds necessary to complete the merger and pay the merger consideration and related fees and expenses will not be available;

  •
  that we will experience a business interruption, incident, occurrence or event that has a material adverse effect on us that would permit Mergerco to terminate the merger agreement and abandon the merger;

  •
  that the parties will not have performed in all material respects their obligations contained in the merger agreement before the closing date;

  •
  that the representations and warranties made by the parties in the merger agreement will not be true and correct as of the closing of the merger in a manner which results in a material adverse effect on us;

  •
  that there is litigation that successfully restrains or prohibits the merger (see "Information Related to Media Arts Group, Inc.—Legal Proceedings"); and

  •
  that a governmental entity will have enacted a law, rule, regulation or order that imposes a restraint that prohibits the merger.

        As a result of various risks to the completion of the merger, there can be no assurance that the merger will be completed even if the requisite stockholder approval is obtained.

Merger Financing

        The total amount of funds necessary to complete the merger and to pay the related fees and expenses is estimated to be approximately (i)  $                         for Media Arts Group and (ii) $                        for Mergerco. Media Arts Group and Mergerco anticipate that the merger consideration will be funded from two primary sources:

  •
  Our existing cash, cash equivalents and working capital, net of amounts necessary for our ongoing business needs.

  •
  Financing from GE Corporate Financial Services, Inc. (or one of its affiliates) in the form of (i) a two-year term loan in the amount of $3 million, and (ii) a three-year revolving line of credit facility in the amount of $22 million.

        As of September 30, 2003, our net working capital was $42.6 million, which included cash and cash equivalents of $22.6 million. Assuming the merger is completed, we currently anticipate that we will be able to generate sufficient cash together with amounts available under the new credit facility to fund our ongoing operations, including working capital needs, for at least the next 12 months.

        Mergerco has obtained a commitment letter with GE Corporate Financial Services, Inc. regarding the credit facility and term loan financing. This commitment letter provides for the following principal terms:

  •
  For the revolving line of credit facility, advances will be made against a formula based on up to 70% of eligible accounts receivable, plus up to 85% of the value of eligible lithographed sheet and canvas inventory, plus certain additional eligible other inventory, less reserves. The interest rate for the credit facility will be equal to the index rate for 30-day commercial paper plus 4.00%.

  •
  For the term loan, the interest rate will be equal to the index rate plus 4.50%.

  •
  The revolving line of credit facility has a maturity of three years.

  •
  The term loan has a maturity of two years from funding.

        This commitment is subject to fulfillment of several conditions to the satisfaction of GE Corporate Financial Services, Inc., including, among others, the following:

  •
  contribution by Mr. Kinkade to Media Arts Group of not less than $1.0 million of additional subordinated debt financing on terms that are acceptable to GE Corporate Financial Services, Inc. (including paid-in-kind interest payments);

  •
  the absence of any material adverse change in the business, financial or other condition of Media Arts Group or its business or prospects, the industry in which it operates, or the collateral securing the loans;

  •
  the absence of litigation which, if successful, would have a material adverse effect on Media Arts Group;

  •
  the absence of litigation challenging the merger which, if successful, could have a material adverse impact on the liens securing the loans or the prospects for repayment of the loans;

  •
  the pledge of collateral and other security by Mr. Kinkade and his affiliates, including personal guarantees secured by personal real estate and other assets, the assignment of rights under Mr. Kinkade's license agreement with Media Arts Group and a pledge of their stock in Media Arts Group;

  •
  satisfactory completion of any additional due diligence;

  •
  completion of definitive agreements and security arrangements satisfactory to GE Corporate Financial Services, Inc.; and

  •
  other customary conditions.

        As of the date of this proxy statement, the definitive loan documents have not been executed. Execution of the loan documents is anticipated at or around the completion of the merger.

        Mergerco and Mr. Kinkade will not be required to complete the merger unless they have received the funding contemplated by the commitment letter from GE Corporate Financial Services, Inc. or otherwise have access to sufficient funds under any other commitment that is acceptable to them to enable Mergerco to make the payments contemplated by the merger agreement. As a result, even if we receive the requisite approvals of our stockholders that are necessary to complete the merger, Mergerco and Mr. Kinkade might not complete the merger if they do not receive the necessary financing to complete the merger.

        Mergerco and Mr. Kinkade have agreed to use commercially reasonable efforts to procure the financing necessary to complete the merger. However, we cannot assure you that Mergerco and Mr. Kinkade will be able to obtain such financing and, as noted above, if they fail to do so, we will not be able to complete the merger.

Certain Relationships and Related Transactions

  Transactions with Management and Others.

        License Agreement with Thomas Kinkade.    Effective December 3, 1997, we entered into a license agreement with Mr. Kinkade. Under the license agreement, Mr. Kinkade receives a flat fee of $25,000 per painting delivered to us for reproduction and he was paid a royalty of 4.5% of the net revenues of Thomas Kinkade branded artwork and products through May 8, 2000 and he is currently paid a royalty of 5.0% of the net revenues of Thomas Kinkade branded artwork and products. Mr. Kinkade is also employed by us as Art Director.

        Under the terms of our license agreement with Mr. Kinkade, we have the complete, unencumbered, exclusive and perpetual rights to reproduce, adapt, manufacture, sub-license, publish, market, distribute, sell and display all art-based and non-art-based products and services associated with Mr. Kinkade and his "artwork." The "artwork" includes at least 150 paintings that Mr. Kinkade is required to provide to us between December 1997 and December 2012 (with at least 10 paintings to be delivered during each of the first five years), and all original sketches, drawings, writings, paintings and other works of art created by Mr. Kinkade prior to December 1997 (including "archive" images) and during the term of the license agreement. The license agreement also grants us the right to use the name and likeness of Mr. Kinkade in promoting the sale of our products and development of any brand name associated with Mr. Kinkade. Our creative services department collaborates with Mr. Kinkade, dealers, the sales department and strategic business partners to assist in the creation and development of new products. Proposed new products are tested and pre-marketed prior to product introductions. Mr. Kinkade has the right to approve our products based upon his artwork, as well as promotional materials, business plans and strategic relationships relating to such products or the use of his name or likeness. Mr. Kinkade retains ownership of the original paintings he produces.

        The license agreement permits Mr. Kinkade, independently from Media Arts Group, to reproduce up to two pieces annually to be sold in and around the City of Placerville, California. Mr. Kinkade also retained the right to use his name, likeness and certain artwork in association with non-profit organizations. In addition, Mr. Kinkade retained the right to use his name in connection with for-profit ventures with our prior consent, provided that he first offers the opportunity to us. Mr. Kinkade is otherwise subject to a non-compete agreement with us under the license agreement.

        The license agreement is terminable by either party after failure by the other party for 90 days to cure a material breach of the agreement. In addition, Mr. Kinkade may terminate the license agreement in the event of our insolvency or upon a change of control of us. A change in control is defined to occur on the date when any person or group (as defined in Rule 13(d)(3) under the Exchange Act) beneficially owns (as defined in such Rule) a number of shares of our common stock in excess of the number of shares then beneficially owned by Mr. Kinkade. The computation excludes stockholders as of December 3, 1997, to the extent of their beneficial holdings of common stock as of such date. Mr. Kinkade cannot invoke this right of termination if it is triggered as a result of Mr. Kinkade's transfer of shares. After December 3, 2012, the perpetual nature of the license agreement may be terminated by Mr. Kinkade if we engage in any material business enterprises unrelated to his work or brand name to which he objects. Upon any termination of the license agreement by Mr. Kinkade, we would be prohibited from selling any products based upon Mr. Kinkade's artwork, other than our then existing product inventory.

        We incurred royalties to Mr. Kinkade under the license agreement in the amount of approximately $2.9 million, $5.7 million, $4.7 million, $8.2 million and $9.7 million for the nine month period ended September 30, 2003, the fiscal year ended December 31, 2002, the nine-month period ended December 31, 2001 and the fiscal years ended March 31, 2001 and 2000, respectively.

        In addition, pursuant to the license agreement, we and Mr. Kinkade entered into a stock option agreement as of December 3, 1997, wherein we granted to Mr. Kinkade a fifteen-year non-statutory option to purchase 600,000 shares of our common stock at $12.375, the closing price on the date of grant. The option will be cancelled as a result of the merger.

        Employment Agreement with Thomas Kinkade.    By mutual verbal agreement as of January 1, 1999, Mr. Kinkade and Media Arts Group extended certain terms of Mr. Kinkade's employment agreement dated January 2, 1994 for his services as Art Director (which written employment agreement expired on December 31, 1998). Under the oral agreement, Mr. Kinkade is paid an annual base salary of $172,000, and is entitled to receive certain health benefits, vacation time, fringe benefits and reimbursement of certain expenses. In addition, under certain circumstances, we are required to indemnify Mr. Kinkade. The oral agreement is renewable year-to-year.

  Certain Business Relationships.

        Licensing Agent Agreement with Creative Brands Group.    Media Arts Group and Creative Brands Group, Inc. ("CBG") are parties to a contract dated July 17, 2001, as amended as of August 1, 2002, pursuant to which CBG manages and develops licensing arrangements with certain of our business partners. The contract expires July 31, 2006. Under the contract, as amended, CBG receives 24% of licensing revenues received by us from the business partners that CBG manages on behalf of us. For the year ended December 31, 2002 and the nine-month period ended September 30, 2003, we incurred commissions of approximately $1.8 million and $1.9 million to CBG, respectively. CBG is primarily owned by Kenneth E. Raasch, a significant stockholder, co-founder, former Chief Executive Officer and former member of our board of directors. None of Media Arts Group, Mr. Kinkade, the affiliated stockholders or any officers or directors of Media Arts Group or Mergerco control Mr. Raasch's vote on the merger and no agreements have been made among any of them with Mr. Raasch regarding his vote on the merger.

        Trade Accounts Receivable.    Effective September 30, 2001, we converted $1.6 million of trade accounts receivable, due from an entity in which a relative of Mr. Kinkade is an investor, into a full recourse three year promissory note. The balance is repayable in equal installments during the three-year period and bears interest of 12% per annum. The terms of this note are consistent with those of other notes we have received from non-related parties in the sale of company-owned Thomas Kinkade stores. In addition, the related party is indebted to us for the sale of company-owned Thomas Kinkade stores in Monterey and Carmel, California as discussed below. The note is in default and we have commenced legal proceedings to recover the full amount of the note.

        Sale of Company-Owned Store.    Effective September 15, 1999, we sold company-owned Thomas Kinkade Stores located in Monterey and Carmel, California to an entity in which a relative of a Mr. Kinkade is an investor. Consideration for this sale consisted of cash of $75,000 and an 8.5% promissory note in the amount of $1.1 million due in August 2006 with semi-annual principal and interest payments. The inventory in the stores at the time of the transfer was sold under a separate transaction at normal wholesale prices with extended payment terms. The terms of this company-owned store sale are consistent with the terms for the sales of other company-owned stores to non-related parties. We commissioned an independent valuation of company-owned stores in Monterey and Carmel, California and the terms of the sale were based upon the independent valuation. At December 31, 2001, we determined that the notes described above were impaired and accordingly wrote them down to estimated realizable value. The note is in default and we have commenced legal proceedings to recover the full amount of the note.

        Charitable Contributions to World Vision U.S.    From time to time, we make donations to, contribute product to, or otherwise assist, certain charities. From time to time, we engaged in such charitable activities with World Vision U.S. The charitable contributions to World Vision U.S. are not material to our financial condition. Richard Stearns, a member of our board of directors, is President of World Vision U.S.

        Sales to Thomas Kinkade Foundation.    From time to time, we have sold products to the Thomas Kinkade Foundation at our cost. The Thomas Kinkade Foundation is an organization established by Mr. Kinkade and Nannette Kinkade. Mr. Kinkade is a co-founder of Media Arts Group and a member of our board of directors and the chairman of the board of the Thomas Kinkade Foundation. The sales to The Thomas Kinkade Foundation are not material to our financial condition.

Interests of Certain Persons in the Merger; Potential Conflicts of Interest

        The Board of Directors.    In considering the recommendations of our board of directors, our stockholders should be aware that certain of our executive officers and directors have interests in the transaction that are different from, or are in addition to, the interests of our stockholders generally. None of the independent members of the board of directors who considered this proposal (in the case of Mr. Halvorson, from and until June 22, 2003, at which time he ceased to be an independent director and recused himself from the board deliberations related to the proposed merger) are current or former officers or employees of Media Arts Group, and none of them have any financial interest in the proposed merger different from our stockholders generally, to evaluate, negotiate and recommend the merger agreement and to evaluate whether the merger is in the best interests of our stockholders (other than Mergerco and the affiliated stockholders). The board of directors acting through the independent directors was aware of the differing interests of other directors and officers and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger.

        Fees and Expenses to Independent Directors.    Under our standard policies for compensating our directors for attendance at board and committee meetings, each of the independent directors received $1,000 for each meeting they attended at which the merger was considered. As of the date of this proxy statement, Ms. Grzelakowski has received $17,000, Mr. LaBonte has received $19,000, Mr. Potter has received $19,000, and Mr. Stearns has received $15,000 in fees, representing an aggregate fee of $70,000 for their services performed since October 29, 2002 as our independent directors in connection with their consideration of the merger, strategic alternatives to the merger, and related matters. Each member was also reimbursed for his or her out-of-pocket expenses. Additionally, Mr. Halvorson received $13,000 for the 13 independent director meetings he attended during the period between October 29, 2002 and June 23, 2003, during which time he was an independent director. If our independent directors hold additional meetings to consider the status of the merger, under our standard policies for compensating our directors for attendance at board meetings, they will receive $1,000 for each additional meeting they attend. These fees and payments were not (and will not be) contingent upon completion of the merger.

        Management of Media Arts Group Following the Merger.    Eric Halvorson is our President and a director, Herbert D. Montgomery is our Chief Financial Officer, an Executive Vice President and was a director until August 2003. It is expected that Messrs. Halvorson and Montgomery will continue in these capacities after completion of the merger. The employment agreements currently in effect regarding the terms of Messrs. Halvorson and Montgomery employment are expected to continue with the surviving corporation. The independent members of the board of directors will not continue as directors, and will have no other involvement with Media Arts Group, following the merger.

        Success Fee to Management.    Mr. Kinkade has agreed to pay each of Mr. Thomopoulos, our Chairman and Chief Executive Officer, Mr. Halvorson, our President, and Mr. Montgomery, our Chief Financial Officer, a success fee of $100,000 upon completion of the merger for their additional responsibilities and services in connection with the merger agreement and the merger.

        Relocation Loan to the Halvorsons.    In July 2003, after Mr. Halvorson began serving as our President, he contracted to buy a residence in close proximity to our principal executive offices. In order to assist the Halvorsons with this purchase, Mr. Kinkade and his wife personally lent Mr. and Mrs. Halvorson $200,000. The loan was made on August 1, 2003 and bears interest at the rate of 5.5% per year and has a two year term, subject to certain repayment requirements. The loan is secured by a second mortgage on the Halvorsons' residence in Southern California.

        Management Involvement in Preparation of Projections.    Messrs. Halvorson and Montgomery were involved in preparing the projections that were used by Jefferies in rendering their fairness opinion and by the board of directors in considering the fairness of the merger.

        Pre-existing Indemnification and Insurance.    Our certificate of incorporation and bylaws provide that we will indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We also maintain directors and officers' liability insurance for the benefit of such persons.

        Indemnification and Insurance After the Merger.    The merger agreement provides that after the effective time, the surviving corporation will fulfill and honor in all respects the obligations of Media Arts Group pursuant to any indemnification agreement currently in effect between us and each person who is or was a director or officer of ours at or prior to the effective time and any indemnification provisions under our current certificate of incorporation or bylaws as each is in effect on the date of the merger agreement. In addition, the merger agreement provides that the surviving corporation will preserve the rights of individuals who were, prior to the effective time, our directors or officers with respect to indemnification and exculpation from liability set forth in any such indemnification agreement or our current certificate of incorporation and bylaws as of the date of the merger agreement for a period of six years from the effective time of the merger.

        The merger agreement also provides that the surviving corporation will, up to a maximum cost, either (i) cause to be maintained for six years from the effective time of the merger our current directors' and officers' liability policy with respect to claims arising from facts or events that occurred at or prior to the effective time of the merger, (ii) extend the discovery or reporting period under our current policy for six years from the effective time of the merger with respect to such claims, or (iii) substitute coverage with respect to such claims under a different policy on no less advantageous terms.

        Amounts to be Received by Directors and Officers in the Merger.    Upon consummation of the merger, our director Mr. Kinkade will not receive any amounts in connection with his ownership of our shares of common stock. Our other directors or officers who are not affiliated stockholders will receive the same merger consideration and option cash-out amount as other stockholders.

        As of the date of this proxy statement, Mr. Kinkade and the affiliated stockholders hold the following interests in Media Arts Group:

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  Mr. and Mrs. Kinkade beneficially own 4,267,276 shares of Media Arts Group common stock, including 3,257,276 shares as joint tenants, 1,000,000 shares as trustees of the Kinkade Family Trust and 10,000 shares in a retirement account in the name of Mr. Kinkade. In the aggregate, the affiliated stockholders own approximately 32% of the outstanding shares of Media Arts Group. Prior to the merger, the affiliated stockholders will contribute their shares to Mergerco. Mr. Kinkade also holds options to purchase 600,000 shares of common stock of Media Arts Group, which will be canceled without payment in connection with the merger.

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  Mr. Halvorson is a director and our President, as well as Vice President and Secretary of Mergerco. He owns 5,000 shares of common stock and holds options to purchase 115,000 shares. He will be entitled to receive the $4.00 per share merger consideration for the stock that he owns as well as a payment of approximately $185,000 that he is entitled to as an option holder, as described at "—Acceleration of Stock Options," below.

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  Mr. Montgomery is our Chief Financial Officer, as well as Chief Financial Officer and Treasurer of Mergerco. He owns 2,000 shares of common stock and holds options to purchase 205,000 shares. He will be entitled to receive the $4.00 per share merger consideration for the stock that he owns as well as a payment of approximately $187,000 that he is entitled to as an option holder, as described at "—Acceleration of Stock Options," below.

        Acceleration of Stock Options.    Any stock option (whether or not vested) that has not been exercised prior to the merger will be converted into the right to receive cash if the exercise price of the option is less than $4.00 per share (other than stock options held by Mr. Kinkade). Management employees and directors (other than Mr. Kinkade) hold stock options, many of which have exercise prices below $4.00 per share and will be accelerated by the merger. As a result of the merger, options to purchase 545,000 shares of our common stock held by our executive officers and directors (other than Mr. Kinkade) will be cashed out. Mr. Kinkade's stock options will be canceled without payment. In the aggregate, our executive officers and directors will receive payment of $694,487 as a result of their options being cashed out in the merger.

Estimated Fees and Expenses of the Merger

        Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. Under certain circumstances described in "THE MERGER AGREEMENT—Fee and Expense Reimbursement," we will reimburse Mergerco, or Mergerco and Mr. Kinkade will reimburse us under certain circumstances, up to $1.0 million for reasonable out-of-pocket expenses incurred in connection with the merger. The estimated total fees and expenses to be incurred by us and by Mr. Kinkade and his affiliates in connection with the merger are as follows:

Legal fees	$
Investment banker fees
Accounting fees
Printing, proxy solicitation and mailing expenses
Total	$

        These expenses will not reduce the merger consideration to be received by our stockholders.

Appraisal Rights

        If the merger is consummated, holders of our common stock who follow the procedures set forth below will be entitled to appraisal rights under Section 262 of the Delaware General Corporation Law, a copy of which is attached hereto as Appendix C. Stockholders who perfect their appraisal rights and follow certain procedures in the manner prescribed by the Delaware General Corporate Law will be entitled to receive, in lieu of the $4.00 merger consideration, a cash payment equal to the "fair value" of their shares of our common stock.

        If the merger is consummated, stockholders who do not vote "FOR" approval and adoption of the merger agreement and the merger, who hold shares of our common stock of record on the date of making a written demand for appraisal as described below, who continuously hold shares of our common stock through the closing of the merger, and who otherwise comply fully with Section 262 of the Delaware General Corporation Law (referred to as the "Delaware Law") will be entitled to a judicial determination of the fair value of their shares of common stock exclusive of any element of value arising from the accomplishment of the merger in connection with the provisions of Section 262 and to receive from us payment of such fair value in cash together with a fair rate of interest, if any, as determined by such court.

        The following discussion is not a complete statement of the law pertaining to appraisal rights under Delaware Law and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Appendix C to this proxy statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of our common stock as to which appraisal rights are asserted.

        A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to timely follow the steps required by Delaware Law to perfect appraisal rights.

        Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in that notice a copy of Section 262. This proxy statement constitutes that notice to the holders of our common stock, and the applicable statutory provisions of Delaware Law are attached to this proxy statement as Appendix C. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve that right should review carefully the following discussion and Appendix C to this proxy statement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the common stock, we believe that stockholders who consider exercising such appraisal rights should seek the advice of counsel, which counsel or other appraisal services will not be paid for by us. Failure to comply with the procedures specified in Section 262 timely and properly will result in the loss of appraisal rights.

        Filing written objection.    Any holder of our common stock wishing to exercise the right to demand appraisal under Section 262 of the Delaware Law must satisfy each of the following conditions:

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  As more fully described below, the holder must deliver to us a written demand for appraisal of the holder's shares before the vote on the merger agreement and the merger at the special meeting, which demand must reasonably inform us of the identity of the holder and that the holder intends to demand appraisal of the holder's shares.

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  The holder must not vote the holder's shares of common stock in favor of the merger agreement and the merger at the special meeting nor consent thereto in writing pursuant to Section 228 of the Delaware Law. A stockholder who submits a proxy and wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger, because a proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement and the merger.

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  The holder must continuously hold the shares from the date of making the demand through the effective time of the merger. A stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares before the effective time of the merger, will lose any right to appraisal in respect of those shares.

        The written demand for appraisal must be in addition to and separate from any proxy or vote. Voting (in person or by proxy) against, abstaining from voting or failing to vote on the proposed merger agreement and the merger will not constitute a written demand for appraisal within the meaning of Section 262.

        Only a holder of record of shares of common stock issued and outstanding through the effective time of the merger is entitled to assert appraisal rights for the shares of common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder's name appears on the applicable stock certificates, should specify the stockholder's name and mailing address, the number of shares of common stock owned and that the stockholder intends to demand appraisal of the stockholder's common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more other beneficial owners while not exercising appraisal rights with respect to the shares held for one or more beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. If a stockholder holds shares of common stock through a broker which in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

        Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the delivery of written demand for appraisal. A demand for appraisal submitted by a beneficial owner who is not the record owner will not be honored.

        Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, from and after the effective time of the merger, be entitled to vote or consent by written action the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective time of the merger).

        Any stockholder may withdraw its demand for appraisal and accept $4.00 per share by delivering to us a written withdrawal of the stockholder's demand for appraisal. However, any such attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just. If the surviving corporation does not approve a stockholder's request to withdraw a demand for appraisal when that approval is required, or if the Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more than, the same as or less than $4.00 per share.

        A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to Media Arts Group, 900 Lightpost Way, Morgan Hill, California 95037, Attn: Robert C. Murray, General Counsel.

        Notice by Media Arts Group.    If the merger agreement and the merger are approved and adopted at the special meeting, then within 10 days after the effective time of the merger, the surviving corporation must send a notice as to the effectiveness of the merger to each of our former stockholders who (1) has made a written demand for appraisal in accordance with Section 262 and (2) has not voted to approve and adopt, nor consented to, the merger agreement and the merger.

        Under the merger agreement, we have agreed to give Mergerco prompt notice of any demands for appraisal received by us. Mergerco has the right to participate in all negotiations and proceedings with respect to demands for appraisal. We will not, except with the prior written consent of Mergerco, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

        Within 120 days after the effective time of the merger, any of our former stockholders who has demanded an appraisal and who has not withdrawn such demand in accordance with Section 262 will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation must mail that statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

        Filing a petition for appraisal.    Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder who has demanded an appraisal and who has not withdrawn such demand in accordance with the requirements of Section 262 may file a petition with the Court of Chancery demanding a determination of the value of the shares of common stock held by all such stockholders. We are under no obligation, and have no present intent, to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time and the manner prescribed in Section 262. Inasmuch as we have no obligation to file such a petition, the failure of a stockholder to do so within the time specified could nullify the stockholder's previous written demand for appraisal. If, within the 120-day period following the effective time of the merger, no petition shall have been filed as provided above, all rights to appraisal will cease and all dissenting stockholders who owned shares of common stock will become entitled to receive the merger consideration for each share of common stock held, without interest.

        A stockholder timely filing a petition for appraisal with the Court of Chancery must deliver a copy to the surviving corporation, which will then be obligated within 20 days to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to those stockholders, the Court of Chancery may conduct a hearing on the petition to determine which stockholders have become entitled to appraisal rights. The Court of Chancery may require stockholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with the requirement, the Court of Chancery may dismiss the proceedings as to that stockholder.

        Determination of fair value.    After determining the stockholders entitled to an appraisal, the Court of Chancery will appraise the shares of common stock owned by the dissenting stockholders, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

        Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the $4.00 per share they would receive under the merger agreement if they did not seek appraisal of their shares. Stockholders should also be aware that investment banking opinions are not opinions as to fair value under Section 262. We reserve the right to assert in any appraisal proceedings, that, for purposes of Section 262, the "fair value" of a share of common stock is less than the consideration payable pursuant to the merger agreement.

        In determining fair value and, if applicable, a fair rate of interest, the Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation." Furthermore, the court may consider "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation." The Delaware Supreme Court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger."

        The costs of the action may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. Upon application of a dissenting stockholder, the Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal.

        Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 of the Delaware law may result in the loss of a stockholder's statutory appraisal rights.

Regulatory Matters

        We do not believe any material regulatory approvals are required to permit completion of the merger from U.S. regulatory authorities, including antitrust authorities.

        The merger is potentially subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), which provides that acquisition transactions meeting the filing threshold may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission, and certain waiting period requirements have been satisfied. Media Arts Group and Mr. Kinkade have determined that based on the jurisdictional requirements under the HSR Act and the expected closing date for the merger, it is likely that no notification and report will be required to be filed under the HSR Act with the Antitrust Division of the Department of Justice or the Federal Trade Commission in connection with the merger.

THE SPECIAL MEETING

General

        The enclosed proxy is solicited on behalf of our board of directors for use at a special meeting of stockholders to be held on                        , 2004, at     :00 a.m. Pacific Standard time, at                        , or at any postponements or adjournments thereof, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. We mailed this proxy statement and accompanying proxy card on or about                        , 2003 to all stockholders entitled to vote at the special meeting.

Purpose of the Special Meeting

        At the special meeting, our stockholders will be asked to consider and vote upon a proposal to approve and adopt the merger agreement and the merger contemplated by the merger agreement.

        No matters may be brought before the special meeting other than the foregoing proposal and any proposals to postpone or adjourn the special meeting, as more fully described below.

Record Date and Voting Information

        Only holders of record of common stock at the close of business on                        , 2003 will be entitled to notice of and to vote at the special meeting. At the close of business on                        , 2003, there were                        shares of our common stock outstanding and entitled to vote. A list of our stockholders will be available for review at our executive offices during regular business hours for a period of 10 days before the special meeting. Each holder of record of common stock on the record date will be entitled to one vote for each share held. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

        All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in street name for clients typically have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the approval and adoption of non-routine matters, such as the merger agreement and the merger; proxies submitted without a vote by the brokers on these matters are referred to as broker non-votes. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

        Pursuant to our certificate of incorporation, bylaws and Delaware law, the affirmative vote of the holders of a majority of our outstanding shares of common stock is required to approve and adopt the merger agreement and the merger. For this vote, proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote against approval and adoption of the merger agreement and the merger.

        As an additional condition, the merger agreement and the merger requires the affirmative vote of the holders of majority of the shares of our common stock that are cast either for or against approval of the merger agreement and the merger (other than shares held by Mergerco, the officers and directors of Media Arts Group and Mergerco, and the affiliated stockholders). For this vote, proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have no effect on approval of the merger agreement and the merger. None of Media Arts Group, Mr. Kinkade, the affiliated stockholders or any officers or directors of Media Arts Group or Mergerco control the vote of any other stockholders on the approval and adoption of the merger agreement and the merger. Because shares held by Mergerco and the affiliated stockholders are excluded from this vote, the affiliated stockholders do not have the ability to assure approval of the merger agreement and the merger.

Voting by Proxy

        Stockholders of record can ensure that their shares are voted at the special meeting by completing, dating, signing and returning the enclosed proxy card. A return envelope (which is postage prepaid if mailed in the United Stated) is enclosed for that purpose. Submitting instructions by this method will not affect your right to attend the special meeting and vote in person after withdrawing your proxy.

Revocation of Proxies

        Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of Media Arts Group, at our executive offices located at 900 Lightpost Way, Morgan Hill, California 95037, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. Furthermore, if a stockholder's shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain from the record holder a proxy issued in the stockholder's name.

Expenses of Proxy Solicitation

        We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. We have retained MacKenzie Partners, Inc. and its employees, at an estimated cost of approximately $10,000 plus reimbursement of expenses, to assist in the solicitation. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to these beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for their services.

Postponements and Adjournments; Discretionary Authority

        Although it is not expected, we may propose to postpone or adjourn the special meeting for the purpose of soliciting additional proxies or to obtain additional time to satisfy other conditions to the completion of the merger. If we postpone the special meeting, we will issue a press release to announce the postponement, as well as the new date, time and location of the postponed special meeting. Any adjournment of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the outstanding shares of our common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists.

        We are seeking discretionary authority to vote, in the discretion of the proxy holders, on any proposals to postpone or adjourn the special meeting. In particular, discretionary authority is expected to be exercised if the purpose of the postponement or adjournment is to provide additional time to solicit votes to approve and adopt the merger agreement and the merger.

Exchanging Stock Certificates

        Please do not send in stock certificates at this time. In the event the merger is completed, instructions regarding the procedures for exchanging your stock certificates for the $4.00 per share cash payment will be distributed.

THE MERGER AGREEMENT

        The following is a summary of the material terms of the merger agreement and the merger. This summary does not purport to be complete and is qualified in its entirety by reference to the appendices to this proxy statement, including Appendix A which sets forth the full text of the merger agreement. Stockholders are urged to read the entire merger agreement.

Effective Time of the Merger

        The merger will become effective upon the acceptance for filing of the certificate of merger with the Secretary of State of the State of Delaware, or at such other time or date as we and Mergerco agree to specify in such certificate, which time is referred to as the "effective time."

Conversion of Common Stock

        At the effective time, each issued and outstanding share of our common stock will be converted into the right to receive $4.00 per share in cash, without interest, referred to as the "merger consideration," except for:

  •
  shares held by us in treasury, which shall be cancelled without any payment;

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  shares held by Mergerco or any of the affiliated stockholders, which shall be cancelled without any payment; and

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  shares held by stockholders seeking appraisal rights in accordance with Delaware law.

Payment for Shares

        Prior to the effective time, Mergerco will irrevocably deposit or cause to be deposited with the paying agent sufficient funds to pay the aggregate merger consideration and required cash payments to holders of certain outstanding stock options and warrants, as described in "—Treatment of Stock Options and Warrants." Promptly after the effective time, the surviving corporation will cause the paying agent to mail to each holder of record of shares of our common stock immediately prior to the effective time a form of letter of transmittal and instructions to effect the surrender of their share certificate(s) in exchange for payment of the merger consideration.

        Our stockholders (other than Mergerco and the affiliated stockholders) will be entitled to receive $4.00 in cash for each share of our common stock they hold only upon surrender to the paying agent of a share certificate, together with such letter of transmittal, duly completed in accordance with the instructions thereto. If payment of the merger consideration is to be made to a person whose name is other than that of the person in whose name the share certificate is registered, it will be a condition of payment that (1) the paying agent receive all documents required to evidence and effect such transfer and (2) the paying agent receives evidence that any applicable stock transfer taxes have been paid. No interest on any merger consideration will be paid or accrued upon the surrender of the share certificates for the benefit of holders of the share certificates.

        STOCKHOLDERS SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL AND SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

Transfer of Shares

        After the effective time, there will be no further registration of transfers on our records or by our transfer agent of certificates representing shares of our common stock and any such certificates presented to the surviving corporation for transfer, other than shares held by stockholders seeking appraisal rights, will be cancelled. From and after the effective time, the holders of share certificates will cease to have any rights with respect to these shares except as otherwise provided for in the merger agreement or by applicable law.

Treatment of Stock Options and Warrants

        At the effective time, each outstanding option or warrant to purchase our stock (whether or not vested) (other than those held by Mr. Kinkade or his affiliates for which no payment will be made) will be cancelled and converted into the right to receive (net of any applicable withholding taxes) a cash payment equal to the $4.00 merger consideration per share, minus the per share exercise price of the option or warrant, multiplied by the number of shares of stock that are issuable upon the exercise of the option or warrant.

        As of November 7, 2003, outstanding stock options and warrants to purchase 1,087,267 shares of our common stock have exercise prices less than the $4.00 per share merger consideration amount. The remaining outstanding stock options and warrants have exercise prices that are greater than the merger consideration amount and therefore are unlikely to be exercised.

Representations and Warranties

        The merger agreement contains various representations and warranties made by us to Mergerco, including representations and warranties relating to:

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  our due organization, valid existence and good standing;

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  our requisite corporate power and authorization to enter into, and the enforceability of, the merger agreement;

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  the correctness and completeness of our certificate of incorporation and bylaws as provided to Mergerco;

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  our capitalization;

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  required consents and approvals;

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  certain actions by our board of directors;

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  the inapplicability of certain state takeover laws;

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  the requisite vote required to effect the merger;

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  the receipt of a fairness opinion from Jefferies;

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  the absence of certain finders' fees and brokerage commissions;

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  the exemption of the transactions contemplated by the merger agreement from Section 16(b) liability under the Exchange Act.

        The merger agreement also contains various representations and warranties by Mergerco and Mr. Kinkade to us, including representations and warranties relating to:

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  Mergerco's due organization, valid existence and good standing;

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  Mergerco's requisite corporate power and authorization to enter into, and the enforceability of, the merger agreement against Mergerco and Mr. Kinkade;

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  required consents and approvals;

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  the absence of certain finders' fees and brokerage commissions;

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  the receipt of a commitment letter regarding financing;

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  the limited purpose and operation of Mergerco;

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  the absence of other representations and warranties made by us or our directors, officers, employees, agents and other representatives regarding information provided to Mergerco or Mr. Kinkade.

        None of the representations and warranties made by us, Mergerco or Mr. Kinkade in the merger agreement will survive after the completion of the merger.

Conduct of Business Pending the Merger

        We are subject to restrictions on our conduct and operations until the merger is completed. In the merger agreement, we have agreed, with limited exceptions, that we will not do any of the following, except as expressly contemplated by the merger agreement or otherwise consented to in writing by Mergerco:

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  amend or otherwise change our certificate of incorporation or bylaws or other organizational documents;

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  issue, sell or grant, or authorize the issuance, sale or grant of any shares of our capital stock or any options, warrants, convertible securities or other rights of any kind to acquire any shares of our capital stock, or any other ownership interest, except for the issuance of shares of our common stock issued pursuant to the exercise of options and warrants outstanding on the date of the merger agreement or pursuant to our employee stock purchase plan;

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  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of our capital stock, other than dividends and distributions by a subsidiary to us in accordance with applicable law;

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  reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of our capital stock;

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  acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization which would be material to us and our subsidiaries, taken as a whole;

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  incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities or Media Arts Group or its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, with limited exceptions;

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  make any loans, advances or capital contributions to, or investments in, any other person, with limited exceptions;

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  adopt resolutions providing for or authorizing a liquidation or a dissolution, with limited exceptions;

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  take, or agree to commit to take, or fail to take any action that would make any of our representations or warranties contained in the merger agreement inaccurate such that a condition to the obligations of Mergerco under the merger agreement will not be satisfied at, or as of any time prior to, the effective time; or

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  enter into, or publicly announce an intention to enter into, any contract, agreement, commitment, plan or arrangement to, or otherwise agree or consent to do any of the foregoing actions.

Limitations on Considering Other Acquisition Proposals

        We have agreed that, except as described below, until the effective time or the termination of the merger agreement, neither we, nor any of our subsidiaries, officers, directors, employees, representatives, agents or affiliates will:

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  directly or indirectly, solicit, initiate, knowingly encourage or facilitate the making of an acquisition proposal (as defined below);

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  engage in or knowingly encourage in any way negotiations or discussions concerning, or provide any non-public information to, any third party (a person other than Mergerco) relating to an acquisition proposal, or which may reasonably be expected to lead to an acquisition proposal; or

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  agree to, recommend or endorse any acquisition proposal.

        Under the merger agreement, an acquisition proposal means any offer or proposal for:

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  a transaction or series of related transactions pursuant to which any third party would acquire 25% or more of the outstanding shares of our common stock or voting power, including without limitation a tender offer or an exchange offer which, if consummated, would result in a third party acquiring 25% or more of the outstanding shares of our common stock or voting power;

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  a merger or other business combination involving the Company pursuant to which any third party would acquire securities representing 25% or more of the voting power or the outstanding securities of the company surviving the merger or business combination; or

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  any other transaction pursuant to which any third party would acquire control of assets comprising at least 25% or more the book value of our assets.

        Prior to the date on which our stockholders approve and adopt the merger agreement, we may furnish non-public information to or enter into discussions or negotiations with any third party that makes an unsolicited, bona fide acquisition proposal if:

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  our board of directors determines in good faith, after consultation with its legal counsel, that the failure to furnish such information or to participate in such negotiations or discussions with respect to such an acquisition proposal would be inconsistent with the fiduciary duties of our board of directors;

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  prior to the disclosure of any non-public information or entering into discussions or negotiations, such third party enters into a confidentiality agreement with us on customary terms and conditions; and

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  prior to disclosing any non-public information or entering into discussions or negotiations, we notify Mergerco at least two business days in advance and we keep Mergerco reasonably informed of the status and material terms and conditions of such discussions or negotiations.

        Our board of directors may withdraw, modify or change its recommendation that our stockholders approve and adopt the merger agreement if we receive a superior proposal and our board of directors determines in good faith, after consultation with its legal counsel, that the failure to withdraw, modify or change its recommendation would be inconsistent with the fiduciary duties of our board of directors.

        We may terminate the merger agreement if we receive and accept a superior proposal from a third party, as discussed in "—Termination."

        Under the merger agreement, a superior proposal means an unsolicited, bona fide offer made by a third party to acquire a majority of the outstanding shares of our common stock or substantially all of our assets on terms that our board of directors determines in good faith, after consultation with its financial advisor and outside counsel, to be more favorable to our stockholders (other than Mergerco, Mr. Kinkade and his affiliates) than the transactions contemplated by the merger agreement, taking into account all factors it deems relevant (including whether, in the good faith judgment of our board of directors, such third party is able to finance the transaction and obtain all required regulatory approvals).

Other Covenants Regarding the Merger

        In addition to the covenants regarding the conduct of business and limitations on our ability to consider other acquisition proposals, the merger agreement contains other covenants that we, Mergerco and Mr. Kinkade must comply with, including covenants relating to:

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  the conduct of business of Mergerco pending the merger;

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  the preparation and filing of this proxy statement and a transaction statement under Section 13(e) of the Exchange Act;

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  access to our non-public information;

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  obtaining all necessary approvals and consents to the merger;

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  our employee stock purchase plan;

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  any take-over statutes that may become applicable to the merger;

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  the financing of the merger; and

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  the maintenance of directors' and officers' liability insurance for our current officers and current members of our board of directors.

Conditions to Completing the Merger

        Conditions to Obligations of Media Arts Group, Mergerco and Mr. Kinkade.    The obligations of Media Arts Group, Mergerco and Mr. Kinkade to complete the merger are subject to the satisfaction of certain conditions, including the following:

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  the affirmative vote of the holders of a majority of the outstanding shares of our common stock in favor of the merger agreement and the merger;

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  the affirmative vote of the holders of a majority the shares that are cast at the special meeting either for or against the merger agreement and the merger (other than shares held by Mergerco, the officers and directors of Media Arts Group and Mergerco, and the affiliated stockholders) in favor of the merger agreement and the merger;

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  there must not be in effect any law, rule, regulation or order that would make the merger illegal or otherwise prohibit the consummation of the merger;

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  all consents, approvals and authorizations required to be obtained to consummate the merger must have been obtained, except for such consents, approvals and authorizations the failure of which to obtain could not reasonably be expected to have a material adverse effect on us; and

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  any waiting period applicable to the merger under the HSR Act must have terminated or expired.

        Neither we nor Mergerco and Mr. Kinkade may waive any of these conditions.

        Conditions to the Obligations of Mergerco and Mr. Kinkade.    The obligations of Mergerco and Mr. Kinkade to complete the merger are subject to the satisfaction or waiver of the following conditions:

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  our representations and warranties in the merger agreement must be true and correct as of the closing date, except where the failure to be true and correct has not had a material adverse effect on us;

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  we must have performed and complied in all material respects with all agreements, conditions and covenants required by the merger agreement on or prior to the closing date;

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  there must not have occurred or come into existence any change, event, occurrence, state of facts or development that has had a material adverse effect on us; and

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  sufficient funds must be available to Mergerco in order to complete the merger and pay the merger consideration and perform its other obligations under the merger agreement.

        Mergerco and Mr. Kinkade may waive any of these conditions on or prior to the completion of the merger.

        Under the merger agreement, a material adverse effect with respect to us is defined as any effect, change, event, circumstance or condition that, individually or in the aggregate has a material adverse effect on our business operations, assets, properties, results of operations, or financial condition, subject to the following exceptions:

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  changes in general economic conditions, nationally or regionally;

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  changes in conditions (including as a result of changes in laws) affecting the industries in which we compete, provided that such changes do not disproportionately affect us;

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  actions taken or omitted by us required pursuant to the merger agreement or upon the request of Mergerco or with the consent of Mergerco after the date of the merger agreement;

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  the announcement or pendency of the merger agreement and the transactions contemplated by it, including, without limitation, voluntary departure of employees or downgrading of credit ratings;

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  changes in our public stock price, by itself;

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  failure by us to meet or exceed any analyst's revenue or earnings projections or forecasts, in any case whether or not published or otherwise publicly available,

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  failure by us to meet internal revenue or earnings expectations, by itself, but not effects, changes, events, circumstances or conditions other than the failure to meet expectations that would otherwise constitute or be considered in determining whether a material adverse effect has occurred; and

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  any facts or circumstances known by Mr. Kinkade or any of his affiliates to exist as of the date of the merger agreement.

        Conditions to Media Arts Group's Obligation.    Our obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

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  the representations and warranties of Mergerco contained in the merger agreement must be true and correct in all material respects as of the closing date; and

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  Mergerco must have complied in all material respects with all agreements, covenants and conditions required by the merger agreement on or prior to the closing date.

        We may waive any of these conditions on or prior to the completion of the merger.

        Waiver.    Except for the conditions set forth above at "—Conditions to Obligations of Media Arts Group, Mergerco and Mr. Kinkade," at any time prior to the effective time, any party to the merger agreement may, with respect to any other party, (i) extend the time for performance of any obligation or other act, (ii) waive any inaccuracy in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and (iii) waive compliance with any agreement or condition contained in the merger agreement. Any extension or waiver of any provision in the merger agreement must be set forth in a written instrument and signed by the party or parties subject to the extension or waiver.

        Other Conditions.    We are not aware of any material fact, event or circumstance that would prevent any of the conditions to closing discussed above from being satisfied. Media Arts Group, Mergerco and Mr. Kinkade do not anticipate that any of the closing conditions will be waived. However, in the event any of the closing conditions are waived after the special meeting, we do not anticipate that we will re-solicit proxies. The conditions identified at "—Conditions to Completing the Merger—Conditions to obligations of Media Arts Group, Mergerco and Mr. Kinkade," above, may not be waived.

Termination

        We and Mergerco may agree by mutual written consent to terminate the merger agreement at any time before the effective time. In addition, the merger agreement may be terminated:

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  by us or Mergerco, if the merger is not completed on or before January 31, 2003, unless the non-completion is the proximate result of a breach in any material aspect of the obligations under the merger agreement of the party wishing to terminate, or in certain limited circumstances on or before March 1, 2003;

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  by us or Mergerco, if a court of competent jurisdiction or an administrative, governmental, or regulatory body or authority has issued a final nonappealable order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

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  by us or Mergerco, if our stockholders do not approve the merger agreement and the merger, as contemplated by the required voting terms described at "—Conditions to Completing the Merger," above, unless the failure to obtain stockholder approval is the proximate result of the failure to perform under the merger agreement by the party wishing to terminate.

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  by Mergerco, if (i) we have breached our non-solicitation obligations under the merger agreement, or (ii) our board of directors has recommended to our stockholders any other acquisition proposal or have resolved or announced an intention to do so, or (iii) our board of directors has withdrawn or modified in a manner adverse to Mergerco its approval or recommendation of the merger, or (iv) a tender offer or exchange offer for 25% or more of the outstanding shares of our common stock is announced or commenced, and our board of directors recommends acceptance of such tender offer or exchange offer by our stockholders

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  by Mergerco, if (i) Mergerco is not in material breach of its obligations under the merger agreement and (ii) there has been a material breach by us of any of our representations, warranties or obligations under the merger agreement such that the conditions in the merger agreement will not be satisfied; provided, however, that if such a breach is curable by us and such cure is reasonably likely to be accomplished prior to the applicable date specified in the merger agreement, then, for so long as we continue to exercise commercially reasonable efforts to accomplish such cure, Mergerco may not terminate this merger agreement under this provision;

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  by us, if (i) we are not in material breach of our obligations under the merger agreement and (ii) there has been a material breach by Mergerco or Mr. Kinkade of any of its or his representations, warranties or obligations under the merger agreement such that the conditions in the merger agreement will not be satisfied; provided, however, that if such a breach is curable by Mergerco or Mr. Kinkade and such cure is reasonably likely to be accomplished prior to the applicable date specified in the merger agreement, then, for so long as Mergerco or Mr. Kinkade continues to exercise commercially reasonable efforts to accomplish such cure, we may not terminate the merger agreement under this provision; or

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  by us, if prior to approval of the merger by our stockholders and as a result of a superior proposal, our board of directors determines in its good faith judgment after consultation with its legal counsel and financial advisor, that the failure to terminate the merger agreement and accept such superior proposal would be inconsistent with the fiduciary duties of our board of directors and we:

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  provide notice of the proposed termination to Mergerco; and

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  give Mergerco five days to make an offer that is at least as favorable to our stockholders as the superior proposal and negotiate in good faith with Mergerco regarding any revised offer.

        Subject to limited exceptions, including the survival of any obligations to pay the termination expenses, if the merger agreement is terminated it will become void and will be of no further effect with no liability on the part of us, Mergerco or Mr. Kinkade. However, subject to the provisions in the merger agreement concerning reimbursement of expenses as liquidated damages, no party will be relieved from its obligations with respect to any material breach of the merger agreement.

Fee and Expense Reimbursement

        Generally, the merger agreement provides that all fees and expenses will be paid by the party incurring them, except as described below.

        We have agreed to reimburse Mergerco and Mr. Kinkade for up to $1.0 million of out-of-pocket fees and expenses actually and reasonably incurred in connection with the merger under circumstances where:

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  Mergerco terminates the merger agreement because:

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  we have breached our representations, warranties or obligations under the merger agreement and fail to cure such breach;

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  our board of directors has withdrawn its recommendation of the merger; or

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  our board of directors has recommended an alternative third party acquisition proposal; or

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  we have terminated the merger agreement because our board of directors has approved a superior third party acquisition proposal.

        Mr. Kinkade and Mergerco have agreed to reimburse us for up to $1.0 million of out-of-pocket fees and expenses actually and reasonably incurred in connection with the merger under circumstances where:

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  we terminate the merger agreement because Mergerco or Mr. Kinkade have breached their respective representations, warranties or obligations under the merger agreement and fail to cure such breach; or

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  the closing condition to the merger that sufficient funds be available to Mergerco in order to complete the merger and pay the merger consideration is not satisfied primarily as a result of the failure by Mr. Kinkade to provide the security contemplated by the GE Corporate Financial Services, Inc. financing commitment letter or the failure of Mergerco and/or us to issue subordinated debt as contemplated by such commitment letter.

INFORMATION RELATING TO MEDIA ARTS GROUP, INC.

General

        We are the designer, manufacturer, marketer, licensor, and distributor of fine art reproductions, based upon the original paintings of Thomas Kinkade. We believe that the message of Thomas Kinkade as a "life style" brand has far reaching consumer appeal, in that his message celebrates a sense of home, family, nature and traditions, and our products help create a positive environment, in which to live and work.

        Our core manufactured products include premium canvas, archival and open edition reproductions. Reproductions may be purchased as framed or unframed products. We also license our artwork and trademarks. Licensed products include stationary, calendars, ornaments, gifts, collectables, home accent and home décor products.

        We serve a wide consumer base by offering our manufactured and licensed products through a number of channels, including an extensive network of independently owned and operated Thomas Kinkade Signature Galleries, Showcase Galleries and other independent dealers. Our breadth of product offerings allows our dealers to offer products at a wide range of retail price points.

        In addition, we have established strategic business relationships with other companies including QVC, Avon, the Bradford Exchange, Hallmark Cards Inc., Barth & Dreyfuss, BloomCraft, Amcal, Harvest House, Bullfinch, Home Interiors, Teleflora, Thomas Nelson publishing and Madacy Entertainment and other key licensing, manufacturing, distribution and publishing partners. Our distribution network has helped to promote Thomas Kinkade as a "life style" brand.

        Our marketing strategy is to support our dealers and other business partners with marketing campaigns and special consumer promotions to enhance Thomas Kinkade "life style" brand awareness, generate consumer excitement and increase traffic into authorized dealer locations. During 2002, we shifted our marketing program from an image based strategy to a branded theme based strategy which enables us and our licensing partners to concurrently develop complimentary gift and collectable products based on the Thomas Kinkade brand. During 2002, we completed our restructuring and alignment of sales and marketing to focus our resources exclusively on the Thomas Kinkade "life style" brand.

Products

        Our product offerings include framed and unframed limited and open edition reproductions of original artwork produced by Thomas Kinkade, as well as licensed products including books, stationery items and other home accessories and gift products that feature Mr. Kinkade's unique use of light and his peaceful, warm and inspiring themes.

        Product Categories.    Art reproductions are generally categorized as limited or open edition products. Limited editions are high quality canvas and archival reproductions produced in limited quantities, each of which is accompanied by a certificate of authenticity stating the size of the edition and the number of the print. Open editions are products that are produced in unlimited quantities and sold indefinitely. For the year ended December 31, 2002 and the nine months ended September 30, 2003, limited editions represented approximately 56% and 46% of our revenue respectively, and open editions represented approximately 24% of our net revenue.

        Licensed Products.    We license our artwork and trademarks to licensees that create, manufacture, market, distribute and sell products that feature the artwork and/or name of Thomas Kinkade. In some instances, we work directly with a licensee to create the product, and in other instances the licensee will create the product independently. In either case, we have approval rights over all licensed products utilizing the artwork or trademarks. Although these products are not manufactured or sold by us, they are included as our products for purposes of this discussion.

        Creative Process.    The majority of offered products are based on the artwork of Thomas Kinkade, a winner of multiple awards from the National Association of Limited Edition Dealers, including Artist of the Year and Graphic Artist of the Year. Thomas Kinkade paints in his Northern California studio and on location while traveling. Mr. Kinkade is known for his unique use of light and the manner in which his paintings reflect changes in the intensity of the ambient lighting and provide a warm and inviting life style message to the customer.

        Media Arts Group and Mr. Kinkade operate under a license agreement dated December 3, 1997. Under the terms of the license agreement, we have the complete, unencumbered, exclusive and perpetual rights to reproduce, adapt, manufacture, sub-license, publish, market, distribute, sell and display all art-based and non-art-based products and services associated with Mr. Kinkade and his "artwork." The "artwork" includes at least 150 paintings that Mr. Kinkade is required to provide to us between December 1997 and December 2012 (with at least 10 paintings to be delivered during each of the first five years), and all original sketches, drawings, writings, paintings and other works of art created by Mr. Kinkade prior to December 1997 (including "archive" images) and during the term of the license agreement. The license agreement also grants us the right to use the name and likeness of Mr. Kinkade in promoting the sale of our products and development of any brand name associated with Mr. Kinkade. Our creative services department collaborates with Mr. Kinkade, dealers, the sales department and strategic business partners to assist in the creation and development of new products. Proposed new products are tested and pre-marketed prior to product introductions. Mr. Kinkade has the right to approve our products based upon his artwork, as well as promotional materials, business plans and strategic relationships relating to such products or the use of his name or likeness. Mr. Kinkade retains ownership of the original paintings he produces.

Distribution

        As of September 30, 2003, our manufactured products are sold at retail by approximately 215 independently owned Thomas Kinkade Signature Galleries, five Media Arts Group owned stores and a network of approximately 3,500 other independent art dealers. We seek to strengthen our existing art-based brands and increase sales by expanding the network of Thomas Kinkade Signature Galleries and other independent galleries, expanding distribution through strategic business relationships, and expanding our popular licensed products.

        Thomas Kinkade Signature Galleries.    The independently owned and operated Thomas Kinkade Signature Galleries and Media Arts Group owned Thomas Kinkade Stores provide warm and inviting environments that convey Thomas Kinkade's "life style" brand message and display Thomas Kinkade reproductions and other products as they might appear in a customer's home. In 1996, the Signature Gallery program was initiated to develop a network of stores owned and operated by individual entrepreneurs selling only Thomas Kinkade products. We believe that the Signature Gallery program avails itself of regional knowledge of local Signature Gallery owners to strengthen the Thomas Kinkade brand and broaden the dealer network, with limited investment. In 1999, we began to expand Signature Galleries into international markets. At September 30, 2003, there were four Signature Galleries operating in Europe (three in England and one in Scotland) and one Signature Gallery in Toronto, Canada. As of September 30, 2003, 215 Signature Galleries were in operation worldwide, representing approximately $20 million in revenue for the nine months ended September 30, 2003. We intend to carefully expand the Thomas Kinkade Signature Gallery program into communities not currently served by Signature Galleries.

        In order to be granted a license to use the Thomas Kinkade Signature Gallery trademark and carry our manufactured product, prospective gallery owners must satisfy certain financial criteria including minimum start-up capital and net worth requirements, and demonstrate related business experience. Signature Gallery owners agree to display a broad collection of Thomas Kinkade images and have limited use of the Thomas Kinkade name. Through the qualification and selection process, Media Arts Group attempts to select dealers with the highest probability of long term success.

        During the fiscal year ended March 31, 2000, we made the strategic decision to limit direct ownership and operation of Media Arts Group owned Thomas Kinkade Stores, in favor of increasing the focus on the Signature Gallery program. As of September 30, 2003, Media Arts Group operated four Media Arts Group owned Thomas Kinkade Stores and one other Media Arts Group owned store.

        Other Independent Dealers.    In addition to sales to Signature Galleries, our manufactured products are also sold to approximately 3,500 other independent dealers, including independent gift and collectible retailers, art galleries and frame stores located principally in the United States and, to a lesser extent, in Canada. Dealers are separated into five dealer levels, with each level operating under different criteria. Dealer levels range from Open Edition Accounts, which are authorized to purchase only open edition products and can be opened with an initial minimum purchase of $500, to Showcase Galleries, which are stores-within-stores, that are committed to purchase a minimum of $30,000 annually in limited edition canvas and paper products. Dealers can be elevated to a higher dealer level by increasing sales of Thomas Kinkade products. Likewise, dealers who do not meet annual revenue targets may be positioned at a lower dealer level. As of September 30, 2003, there were approximately 348 Showcase Galleries, 478 Premier Dealers, 1,137 Authorized and Certified Dealers, and 1,526 Open Edition Accounts.

        Distribution of Licensed Products.    Products created and manufactured under a license with Media Arts Group are distributed through the licensee's distribution channels, which may include department stores, mass merchandisers, gift shops, bookstores, specialty stores, and direct mail catalogs, as well as our dealer network.

Strategic Business Relationships

        We have entered into agreements with leading consumer marketing companies to build "life style" brand awareness, generate additional sales by reaching a larger audience of consumers and leverage the expertise of these companies in sales and marketing, manufacturing and distribution. Thomas Kinkade products are also sold through direct marketing campaigns, through our licensing and manufacturing partners, on QVC and through third party direct mail catalogs. Reproductions, gift prints and other home accessory/decor products were featured on QVC shows generating sales to QVC of approximately $6.0 million in the year ended December 31, 2002 and $1.7 million for the nine months ended September 30, 2003. In fiscal 2002, we also sold open edition products to Home Interiors and Park West Galleries, Inc., generating approximately $4.8 million and $5.8 million, respectively. For the nine months ended September 30, 2003, we sold $3.2 million open edition products to Home Interiors. We intend to continue to develop strategic business relationships with leading consumer marketing companies throughout the world, to provide consumers with greater access to our products.

        The investment in advertising and marketing of licensed Thomas Kinkade products and merchandise by licensees enhances the brand's overall reach. In 2003, some of the licensees that have conducted advertising and marketing of Thomas Kinkade products include: Avon, Bradford Exchange, Hallmark Cards Inc., Barth & Dreyfuss, BloomCraft and Amcal. We intend to continue to develop strategic relationships with licensees that will undertake such advertising and marketing campaigns.

Creative Services

        During the fourth quarter of 2002, we established the creative services department to direct, manage and oversee all of our product development activities to extend the Thomas Kinkade "life style" brand into new markets. The charter of the creative services unit is to "art direct" new product offerings including concept viability, design, testing, development and marketing. The business unit is responsible for the development of creative architectures to facilitate the development of new products by us, our licensees and manufacturing alliance partners. Creative architectures include style guides, color palettes, and the development of specific product categories.

        Marketing Programs.    We utilize multi-media marketing programs including print, radio and television to enhance our marketing capabilities to consumers and collectors. In addition, Media Arts Group designs and sells promotional materials, including postcards, catalogs, videotapes, add slicks, wall talkers and other collateral to Signature Galleries and authorized independent dealers, and to our distribution partners. A print advertising allowance program is available to Signature Galleries on a co-operative basis. Signature Galleries and other high level independent dealers may also participate in regional events (including artist appearances) organized by us. In many instances, advertising is also provided by our strategic business partners, such as QVC, Bradford Exchange and others. We develop direct marketing campaigns to reach consumers and collectors through our marketing database.

Sales and Business Development

        Our sales and marketing activities include a sales force that sells to and services dealer accounts, and provides training assistance for retail dealer sales personnel, marketing and promotional programs.

        During 2002, we completed a reorganization of our sales and customer care organizations to focus attention on existing profitable products and markets, while at the same time improve customer service, assist individual dealers with promotion and create an effective marketing strategy through improved media campaigns which are designed to increase customer traffic into authorized dealers and partner stores.

        We intend to expand our product-appropriate distribution concept (i.e., certain products will not be available in all channels). This will serve to better differentiate between our market channels and target specific products for specific markets. Strategically, we will continue to position the Signature Galleries as the flagships of the Thomas Kinkade brand.

        Expansion of markets will be pursued by the sales organization, with emphasis on expansion of distribution channels within North America, and, to a limited extent, in Western Europe.

        Sales Force.    Our sales force includes regional gallery account managers, a customer care team, business development managers, key account managers, and licensing personnel. The sales force is generally compensated on a salary plus incentive basis.

        As part of the reorganization of our sales and marketing organizations, during 2002 we closed our Retail Development Team's operations in Monterey, California. The team had been responsible for expansion of Signature Galleries and training of the owners. The team's functions were integrated into our sales organization. Exclusive consultative sales personnel will work with individual Signature Galleries to provide training programs and product support for gallery owners. Our prior training program, Thomas Kinkade University, was closed in 2001.

        Thomas Kinkade Collectors' Society.    Media Arts Group sponsors and operates a collectors club for consumers of Thomas Kinkade products. As of September 30, 2003, the Thomas Kinkade Collectors' Society had approximately 21,100 members, with an annual membership fee of $50. Membership in the Society includes quarterly newsletters and current information about Mr. Kinkade's artwork, including upcoming releases and events, as well as the opportunity to purchase Collectors Society only product offerings.

        Charitable Activities.    As part of our corporate citizen mission, during 2002, we developed and strengthened key strategic relationships with charitable organizations. During 2002, we donated product (mostly canvas and reproductions) with a retail value of $325,000 to 338 different charities. No one item exceeded $3,500 in retail value. We also made a cash donation of $9,000 to the American Heart Association, as part of an employer matching contribution program for the Heart Walkathon.

Manufacturing and Production

        Limited edition canvas and archival reproductions are manufactured, assembled, warehoused and shipped from our production facility in Morgan Hill, California. Some open edition reproductions are manufactured, assembled and shipped from our manufacturing alliance partners. Three-dimensional products and gift items are manufactured by third parties under separate manufacturing or licensing arrangements.

        Our proprietary manufacturing process for a canvas reproduction begins with an original painting. The painting is first digitally photographed to capture the image for color separation and proofing, and approval by the artist. Our product development team develops a reproduction that best represents the image of the original painting. The reproductions are printed and sent to the manufacturing facility, where they are sent through a double authentication signing process, inspected, transferred to canvas and hand-highlighted by one of our trained highlighters.

        The manufacturing cycle takes approximately five days to complete. Finished canvas reproductions are shipped either framed or unframed, in accordance with customer order specifications. Third party vendors supply the frames, paper, canvas, paint and other raw materials and components used in the canvas reproduction production process. We are committed to assuring that products meet rigid quality standards and continually evaluate our manufacturing processes and supplier relations to maintain quality control. Systematic quality control procedures, including spot inspections and regular inspection check stations, are in place at various points in the reproduction process. In order to improve quality control, shorten production time and increase capacity, we may automate certain portions of the production process, invest in packaging, conveyance and MIS equipment, vertically integrate certain manufacturing processes and develop further improvements in the reproduction process or outsource some or all of our processes.

Backlog

        Because products are generally shipped within a short period after receipt of an order, we have a limited backlog of unfilled orders. As a result, revenue in any quarter is substantially dependent on orders booked and shipped in that quarter.

Employees

        As of September 30, 2003, we employed 286 employees, including 140 in manufacturing and distribution, 95 in sales and marketing and 51 in corporate administration. We believe that labor relations are satisfactory and has never experienced a work stoppage.

Customers

        In the nine months ended September 30, 2003, as well as the fiscal year ended December 31, 2002, the transition period ended December 31, 2001, the fiscal year ended March 31, 2001, and the fiscal year ended March 31, 2000, no single customer accounted for more than 10% of revenues.

Properties

        Our manufacturing, distribution, sales and marketing, administration and executive offices are in three leased campus facilities in Morgan Hill, California encompassing approximately 343,000 square feet. As of September 30, 2003, Media Arts Group directly operated retail operations located in five leased sites in the United States ranging from 900 to 1,500 square feet, with an aggregate of approximately 5,000 square feet. We believe that our existing facilities are adequate for our present and future needs.

Legal Proceedings

        From time to time, we are involved in various legal proceedings arising from the normal course of our business activities. Included among these various legal proceedings are lawsuits, claims and other proceedings against us and our affiliates by dealers and gallery owners. These dealer and gallery owner matters generally arise out of contractual, dealer and other relationship claims or demands for rescission, damages or equitable relief. Generally, we also have claims against these dealers or gallery owners, primarily for non-payment of trade accounts payable to us incurred by the dealer or gallery owner from the purchase of reproductions and other products. We regularly evaluate the expected outcome of these litigation matters. Any adverse outcome from these matters is currently not expected to have a material adverse impact on the results of operations, cash flows or our financial position, either individually or in the aggregate. However, our evaluation of these pending disputes could change in the future. In addition, although we do not currently expect any adverse outcomes in these litigation matters to have a material adverse impact, due to the inherently uncertain nature of litigation, we may be unable to successfully defend ourselves in these litigation matters, and our results of operations, cash flows or financial position could be materially adversely affected as a result.

        On November 6, 2003, a putative class action complaint was filed in the Superior Court of the State of California, County of Santa Clara, naming Media Arts Group and its directors as defendants. The action, Thompson v. Media Arts Group, Inc., et al., Case No. 1-03-CV-008621, challenges the merger agreement. Specifically, the complaint alleges that defendants breached their fiduciary duties in connection with the merger agreement and seeks to enjoin the completion of the merger agreement. On December 10, 2003, the plaintiff served requests for production of documents upon some of the defendants. On December 12, 2003, defendants moved to stay or dismiss this action on the grounds that a virtually identical action is currently pending in Delaware Chancery Court. The motion to stay is currently scheduled for hearing on February 26, 2004. Based on the facts known to date, Media Arts Group believes that the claims asserted in this action are without merit and intends to vigorously defend this suit.

        On November 26, 2003, a second putative class action complaint captioned Goings v. Media Arts Group, Inc., et al., Civil Action No. 087-N, was filed in the Court of Chancery of the State of Delaware in and for New Castle County. This action also alleges that Media Arts Group and its directors and certain of its officers breached their fiduciary duties to Media Arts Group's stockholders by entering into the merger agreement and seeks to enjoin the completion of the merger. On November 26, 2003, the plaintiff moved for a preliminary injunction to prevent the completion of the merger, and concurrently filed a motion for expedited proceedings and discovery. On December 11, 2003, Media Arts Group and certain other defendants moved to dismiss the complaint. Based on the facts known to date, Media Arts Group believes that the claims asserted in this action are without merit and intends to vigorously defend this suit.

SELECTED HISTORICAL FINANCIAL DATA

        The selected financial data set forth below as of the fiscal year ended December 31, 2002, the transition period ended December 31, 2001, and the fiscal years ended March 31, 2001, 2000 and 1999 have been derived from our consolidated financial statements, which are incorporated by reference in this proxy statement. The selected consolidated financial data set forth below as of and for the nine months ended September 30, 2003 and 2002 have been derived from our unaudited condensed consolidated financial statements, incorporated by reference in this proxy statement. Such unaudited condensed consolidated financial statements have been prepared by us on a basis consistent with our annual audited consolidated financial statements and, in the opinion of our management, contain all normal recurring adjustments necessary for a fair presentation of the consolidated financial position and the results of operations for the applicable periods. Operating results for the nine months ended September 30, 2003 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2003. We have not provided any pro forma data giving effect to the merger as we do not believe that such information is material to our stockholders in evaluating the merger and the merger agreement. The merger consideration consists solely of cash and, if the merger is consummated, our common stock will cease to be publicly traded. As a result, we do not believe that the changes to Media Arts Group's financial condition resulting from the merger would provide meaningful or relevant information in evaluating the merger and the merger agreement since our stockholders (other than Mr. Kinkade and his affiliates) will not be stockholders of, and will have no interest in, Media Arts Group following the merger.

        The information set forth below should be read in conjunction with our consolidated financial statements and notes thereto and Management's discussion and analysis of financial condition and results of operations included in our periodic reports incorporated by reference elsewhere in this proxy statement.

	Nine months ended September 30,		Year ended December 31,	Nine months ended December 31,	Year ended March 31,
	2003	2002	2002	2001	2001	2000	1999
	(In thousands, except per share data)
Statement of Operations Data:
Net revenues	$44,542	$74,533	$103,780	$80,894	$132,091	$141,065	$129,204
Gross margin	20,148	34,593	49,576	34,456	76,436	87,918	84,261
Total operating expenses	27,605	39,084	51,822	52,962	62,753	64,805	55,033
Operating income (loss)	(7,457)	(4,491)	(2,246)	(18,506)	13,683	23,113	29,228
Income (loss) from continuing operations	(4,257)	(2,546)	(1,116)	(12,750)	8,904	14,150	18,352
Discontinued operations—tax benefit from closure of subsidiary	342	—	—	1,869	—
Net income (loss)	$(3,915)	$(2,546)	$(1,116)	$(10,881)	$8,904	$14,150	$18,352

Basic and diluted net income (loss) per share:
Net income (loss) per share from continuing operations:
Basic	$(0.32)	$(0.19)	$(0.08)	$(0.97)	$0.68	$1.09	$1.42
Diluted	$(0.32)	$(0.19)	$(0.08)	$(0.97)	$0.67	$1.07	$1.34
Net income per share from discontinued operations:
Basic	$0.03	—	—	$0.15	—	—	—
Diluted	$0.03	—	—	$0.15	—	—	—
Net income (loss) per share:
Basic	$(0.30)	$(0.19)	$(0.08)	$(0.82)	$0.68	$1.09	$1.42
Diluted	$(0.30)	$(0.19)	$(0.08)	$(0.82)	$0.67	$1.07	$1.34

	Nine months ended September 30,		Year ended December 31,	Nine months ended December 31,	Year ended March 31,
	2003	2002	2002	2001	2001	2000	1999
	(In thousands, except per share data)
Cash flows related to:
Operating activities	$(1,414)	$18,012	$23,553	$9,461	$5,903	$10,643	$1,849
Investing activities	(423)	(232)	1,520	(13,902)	(6,269)	(11,693)	(9,234)
Financing activities	$(146)	$(1,680)	$(2,683)	$1,453	$(42)	$233	$(2,655)
	As of September 30,	As of December 31,	As of December 31,	As of March 31,
	2003	2002	2001	2001	2000	1999
	(In thousands, except per share data)
Balance Sheet Data:
Cash and cash equivalents	$22,555	$24,538	$2,148	$5,136	$5,544	$6,361
Current assets	55,690	61,361	60,661	70,594	65,528	56,032
Non-current assets	17,444	20,947	24,829	22,834	23,252	12,114
Current liabilities	13,094	15,806	20,692	13,300	18,161	14,247
Non-current liabilities	23	2,571	—	4,539	4,211	2,108
Total stockholders' equity	60,017	63,931	64,798	75,589	66,408	51,791
Book value per common share outstanding	$4.54	$4.84	$4.91	$5.74	$5.05	$4.01

Computation of Ratio of Earnings to Fixed Charges:

	Nine months ended September 30,				Year ended December 31,	Nine months ended December 31,		Year ended March 31,
	2003		2002		2002	2001		2001	2000	1999
	(In thousands)
Pre-tax income (loss) from continuing operations	$(7,111)		$(4,348)		$(1,992)	$(18,144)		$14,149	$23,116	$29,732

Fixed charges:
Interest expense	11		123		139	441		215	154	113
Building rentals—33%	1,673		1,111		1,647	2,044		1,159	1,265	1,106
Equipment rentals—33%	300		425		502	405		312	355	372

Total fixed charges(A)	$1,984		$1,659		$2,288	$2,890		$1,686	$1,774	$1,591

Pre-tax income (loss) from continuing operations plus fixed charges	$(5,127)		$(2,689)		$296	$(15,254)		$15,835	$24,890	$31,323

Ratio of earnings to fixed charges	—	(B)	—	(B)	0.13	—	(B)	9.39	14.03	19.69
Fixed charges deficiency	$7,111		$4,348		—	$18,144		—	—	—

(A)
Fixed charges consist of interest expense and one third of our rental expenses, which we believe to be representative of interest attributable to rent.

(B)
Due to Media Arts Group's loss for the nine months ended September 30, 2003, the nine months ended September 30, 2002 and the transition period ended December 31, 2001, the ratio coverage was less than 1:1. Additional earnings of $7,111,000, $4,348,000 and $18,144,000 would have been required in each of those periods, respectively, to achieve a coverage ratio of 1:1.

DIRECTORS AND EXECUTIVE OFFICERS
OF MEDIA ARTS GROUP, INC.

        The following information describes the name and principal occupation of each of our directors, his or her position with us and the date he or she first became a director, if applicable. Unless otherwise indicated below, the business address and telephone number of each director is c/o Media Arts Group, Inc., 900 Lightpost Way, Morgan Hill, California 95037; (408) 201-5000.

Name	Age	Position(s) with Media Arts Group, Inc.	Director Since
Anthony D. Thomopoulos	65	Chairman of the Board of Directors and Chief Executive Officer	2000
Moe Grzelakowski	49	Member of the Board of Directors, Chairwoman of the Nominating and Governance Committee and Member of the Audit and Compensation Committees	2001
Eric H. Halvorson	54	Member of the Board of Directors and President	2001
Thomas Kinkade	45	Member of the Board of Directors and Art Director	1990
C. Joseph LaBonte	64	Member of the Board of Directors, Chairman of the Compensation Committee and Member of the Nominating and Governance Committee	2001
Donald Potter	58	Member of the Board of Directors, Chairman of the Audit Committee and Member of the Nominating and Governance Committee	2001
Richard E. Stearns	52	Member of the Board of Directors and Member of the Audit, Compensation and Nominating and Governance Committees	2002

        There are no family relationships between any of our directors or executive officers.

        Mr. Anthony D. Thomopoulos has been a member of our board of directors since July 2000, the Chairman of our board of directors since June 2001 and our Chief Executive Officer since August 2002. Mr. Thomopoulos served as our interim Chief Executive Officer from June 2001 to January 2002. From July 1999 to April 2001, Mr. Thomopoulos was the Vice Chairman of the Board of Directors of OnVANTAGE, Inc., formerly Familyroom.com. From March 1995 to December 1997, Mr. Thomopoulos was the Chief Executive Officer of MTM Entertainment and President of The Family Channel, both subsidiaries of International Family Entertainment, Inc. From April 1991 to February 1995 he was President of Amblin Television, a division of Amblin Entertainment. In 1989 he founded Thomopoulos Productions, an independent motion picture and television production company. In 1986 he was named Chairman of the Board of Directors of United Artist Pictures. Prior thereto, he spent 12 years at ABC in positions including Vice President of Prime Time Programs and President of ABC Broadcast Group.

        Mr. Thomas Kinkade co-founded Media Arts Group through a preceding company in 1990 and has been the Art Director and a member of our board of directors since our inception. Mr. Kinkade has provided artwork to us for our productions since our inception. In addition, Mr. Kinkade provides strategic vision for the Thomas Kinkade brand, assisting in product development and communicating our brand message through public appearances and books. Prior to March 1990, Mr. Kinkade was a self-employed artist.

        Ms. Moe Grzelakowski has been a member of our board of directors since November 2001. Since January 2001, Ms. Grzelakowski has been Chief Executive Officer of MindGifts. In April 2002 she became President of Oak Hills Country Club. From July 2000 to January 2001, Ms. Grzelakowski was Senior Vice President of Dell Computer. From January 1996 to July 2000, Ms. Grzelakowski was the Senior Vice President and General Manager of strategic marketing for Motorola's Network Solutions. Ms. Grzelakowski's earlier positions at Motorola included Vice President and General Manager of the International Cellular Infrastructure Division, and corporate Vice President and General Manager of Cellular Systems Group. Ms. Grzelakowski also held various managerial and technical positions at AT&T and Bell Laboratories from July 1977 to January 1996. Ms. Grzelakowski holds a bachelors degree in electrical engineering and masters degrees in computer science and management from Northwestern University.

        Mr. Eric H. Halvorson has been a member of our board of directors since November 2001 and has served as our President since June 2003. From August 2000 to May 2003, Mr. Halvorson was a Visiting Professor of Business Law and Accounting at Pepperdine University, Malibu, California, where he instructed classes in Legal and Regulatory Environment of Business, Financial Accounting and Corporate Finance. From January 1995 to August 2000, Mr. Halvorson was Executive Vice President and Chief Operating Officer of Salem Communications Corporation, a radio broadcasting company. He also served as General Counsel of Salem Communications Corporation from 1985 to 2000. From 1976 to 1985 and from 1988 to 1991, Mr. Halvorson practiced law with Godfrey & Kahn, a Milwaukee, Wisconsin based law firm, where he specialized in corporate, banking and securities law with a particular emphasis in mergers and acquisitions. Prior to practicing law, Mr. Halvorson was a Certified Public Accountant with Arthur Andersen & Company in Atlanta. Mr. Halvorson holds a Bachelor of Science degree in accounting from Bob Jones University and a Juris Doctor degree from Duke University School of Law. Mr. Halvorson is currently a director of Salem Communications Corporation and Intuitive Surgical, Inc.

        Mr. C. Joseph LaBonte has been a member of our board of directors since November 2001. Mr. LaBonte was the President and Chief Executive Officer of Jenny Craig, Inc. from April 1994 to December 1997 and was a director of Jenny Craig, Inc. from August 1992 to January 1998. From May 1987 to January 1990, Mr. LaBonte was President, Chief Operating Officer and a director of Reebok International Ltd. From 1979 through 1983, Mr. LaBonte was President, Chief Operating Officer and a director of 20th Century Fox Film Corporation. Mr. LaBonte holds a Master of Business Administration degree from Harvard Business School, where he graduated as a Baker Scholar, a Bachelor of Science degree in Industrial Technology and an Associate of Mechanical Engineering degree from Northeastern University. Mr. LaBonte is the Chairman of The Vantage Group, an investment and financial advisory firm, which he founded in 1983. Mr. LaBonte also serves as a director of a privately owned company.

        Mr. Donald Potter has been a member of our board of directors since November 2001. Mr. Potter has served as a consultant to senior management of substantial companies since 1973. From 1984 to present, Mr. Potter has served senior management of various domestic and foreign companies while heading Windermere Associates, Inc. From 1973 to 1984, Mr. Potter was with the international consulting firm of McKinsey & Company, where he served as a partner from July 1979 to March 1984. Mr. Potter holds a Master of Business Administration degree from Harvard Business School, where he graduated as a Baker Scholar, an award granted to five percent of the graduating class. Mr. Potter is also a magna cum laude graduate in Arts and Letters from the University of Notre Dame. Mr. Potter currently serves as a director of one private company.

        Mr. Richard E. Stearns has been a member of our board of directors since January 2002. Mr. Stearns is currently President of World Vision U.S., a position he assumed in June 1998. Prior to that, Mr. Stearns held positions with Lenox Inc. from June 1987 to June 1998. He served as President and Chief Executive Officer of Lenox Inc. from 1995 to 1998. From 1975 to 1986 Mr. Stearns held various executive and management positions with Gillette, Parker Brother Games and the Franklin Mint. Mr. Stearns received a Bachelor's Degree from Cornell University in Neurobiology and a Master's Degree in Business Administration from the Wharton School at the University of Pennsylvania.

Executive Officers

        The following information describes the name and principal occupation of each of our executive officers and his or her position with us. Unless otherwise indicated below, the business address and telephone number of each executive officer is c/o Media Arts Group, Inc., 900 Lightpost Way, Morgan Hill, California 95037; (408) 201-5000.

Name	Age	Position
Anthony D. Thomopoulos	65	Chairman of the Board and Chief Executive Officer
Eric H. Halvorson	54	Member of the Board of Directors and President
Herbert D. Montgomery	61	Executive Vice President, Chief Financial Officer and Treasurer
Daniel Byrne	41	Executive Vice President, Sales and Marketing
Robert C. Murray	43	Vice President, General Counsel and Secretary

        Mr. Anthony D. Thomopoulos has been a member of our board of directors since July 2000, the Chairman of our board of directors since June 2001 and our Chief Executive Officer since July 2002. Mr. Thomopoulos served as our interim Chief Executive Officer from June 2001 to January 2002. From July 1999 to April 2001, Mr. Thomopoulos was the Vice Chairman of the Board of Directors of OnVANTAGE, Inc., formerly Familyroom.com. From March 1995 to December 1997, Mr. Thomopoulos was the Chief Executive Officer of MTM Entertainment and President of The Family Channel, both subsidiaries of International Family Entertainment, Inc. From April 1991 to February 1995 he was President of Amblin Television, a division of Amblin Entertainment. In 1989 he founded Thomopoulos Productions, an independent motion picture and television production company. In 1986 he was named Chairman of the Board of Directors of United Artist Pictures. Prior thereto, he spent 12 years at ABC in positions including Vice President of Prime Time Programs and President of ABC Broadcast Group.

        Mr. Eric H. Halvorson has been a member of our board of directors since November 2001 and has served as our President since June 2003. From August 2000 to May 2003, Mr. Halvorson was a Visiting Professor of Business Law and Accounting at Pepperdine University, Malibu, California, where he instructed classes in Legal and Regulatory Environment of Business, Financial Accounting and Corporate Finance. From January 1995 to August 2000, Mr. Halvorson was Executive Vice President and Chief Operating Officer of Salem Communications Corporation, a radio broadcasting company. He also served as General Counsel of Salem Communications Corporation from 1985 to 2000. From 1976 to 1985 and from 1988 to 1991, Mr. Halvorson practiced law with Godfrey & Kahn, a Milwaukee, Wisconsin based law firm, where he specialized in corporate, banking and securities law with a particular emphasis in mergers and acquisitions. Prior to practicing law, Mr. Halvorson was a Certified Public Accountant with Arthur Andersen & Company in Atlanta. Mr. Halvorson holds a Bachelor of Science degree in accounting from Bob Jones University and a Juris Doctor degree from Duke

University School of Law. Mr. Halvorson is currently a director of Salem Communications Corporation and Intuitive Surgical, Inc.

        Mr. Herbert D. Montgomery has served as our Executive Vice President, Chief Financial Officer and Treasurer since May 2001. From July 2000 through August 2003 he also served as a member of our board of directors. From November 1999 to May 2001, Mr. Montgomery was Executive Vice President, Chief Financial Officer and Treasurer of Standard Media International. From January 1998 to November 1999, Mr. Montgomery was the Senior Vice President, Chief Financial Officer and Treasurer of Cotelligent, Inc. From June 1994 to January 1998, Mr. Montgomery was Senior Vice President, Chief Financial Officer and Treasurer of Guy F. Atkinson. Mr. Montgomery has specialized in high growth, high technology and turn-around environments. He has taken three companies public and has served as Chief Financial Officer of technology, product and services companies over the last 20 years. In September 2001, Standard Media International filed for bankruptcy. Mr. Montgomery holds a Master of Science degree in Management and a Bachelor of Science degree in Finance from California State University, Northridge. Mr. Montgomery is currently a director of Institute for OneWorld Health.

        Daniel P. Byrne has served as our Executive Vice President, Sales and Marketing since July 2003. Prior to re-joining us in July, Mr. Byrne was an associate consultant with Creative Brands Group from July 2001 through June 2003. From August 1999 through September 2000, Mr. Byrne was a member of the Board of Directors of Exclaim Inc. and served as a new business development consultant to Exclaim during that same time period. From January 1992 through July 1999, Mr. Byrne held a variety of executive positions at Media Arts Group including Senior Vice President of Marketing, Managing director of John Hine Ltd UK, and President of Lightpost Publishing. From Sept 1989 to 1992, Mr. Byrne was Director of Product Development for the Bradford Exchange. From December 1984 to July 1987, Mr. Byrne was the Product Manger for the Precious Moments division at Enesco Imports.

        Mr. Robert C. Murray has been our Vice President, General Counsel and Secretary since January 2002. Prior to joining us, Mr. Murray was Vice President, General Counsel and Secretary of Affinity Internet, Inc. from February 2000 to December 2001. From October 1997 to February 2000, he was Vice President, General Counsel and Secretary of NewStar Media, Inc. and Dove Entertainment. Prior to that time, Mr. Murray practiced with the law firm of O'Melveny & Myers LLP in Los Angeles, California. He holds a Bachelor degree in Political Science from the University of Washington, a doctorate in Chemistry from the Massachusetts Institute of Technology and a law degree from Stanford University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following table provides information relating to the beneficial ownership of our common stock as of November 7, 2003 by:

  •
  each stockholder known by us to own beneficially more than 5% of our common stock;

  •
  each of our executive officers named in the section of this proxy statement labeled "DIRECTORS AND EXECUTIVE OFFICERS OF MEDIA ARTS GROUP, INC.—Executive Officers";

  •
  each of our directors; and

  •
  all of our directors and executive officers as a group.

        Beneficial ownership is determined based on the rules of the Securities and Exchange Commission. The column captioned "Total Shares and Shares Underlying Exercisable Options Beneficially Owned" includes the number of shares of our common stock subject to options that are currently exercisable or will become exercisable on or before January 6, 2004, 60 days from November 7, 2003. The number of shares subject to options that each beneficial owner has the right to acquire on or before January 6, 2004 is listed separately under the column "Number of Shares Underlying Options." These shares are not deemed exercisable for purposes of computing the beneficial ownership of any other person. Percent of beneficial ownership is based upon 13,224,603 shares of our common stock outstanding as of November 7, 2003. The address for those individuals for which an address is not otherwise provided is c/o Media Arts Group, Inc., 900 Lightpost Way, Morgan Hill, California 95037. Unless otherwise indicated, we believe the stockholders listed below have sole voting or investment power with respect to all shares, subject to applicable community property laws.

Name and Address(1)	Number of Outstanding Shares Beneficially Owned	Number of Shares Underlying Options Exercisable on or before January 6, 2004	Total Shares and Shares Underlying Exercisable Options Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned
Principal Stockholders
Kenneth E. Raasch(2)	1,991,591	—	1,991,591	15.06
FMR Corp.(3)	1,322,000	—	1,322,000	10.00
Dimensional Fund Advisors(4)	797,950	—	797,950	6.03
Named Executive Officers and Directors
Anthony D. Thomopoulos	1,000	10,000	11,000	*
Thomas Kinkade(5)	4,267,276	600,000	4,867,276	35.21
Moe Grzelakowski	—	15,000	15,000	*
Eric H. Halvorson	5,000	48,333	53,333	*
C. Joseph LaBonte	—	15,000	15,000	*
Herbert D. Montgomery(6)	2,000	91,667	93,667	*
Donald Potter	—	15,000	15,000	*
Richard E. Stearns	750	15,000	15,750	*
Daniel Byrne	500	—	—	*
Robert C. Murray	—	20,000	20,000	*
All current executive officers and directors as a group (10 persons)	4,276,526	830,000	5,106,026	36.33

*
Less than 1%

(1)
The address for Mr. Raasch is 333 W. Santa Clara Street, Suite 1000, San Jose, CA 95113. The address for FMR Corp. is 82 Devonshire Street, Boston, MA 02109. The address for Dimensional Fund Advisors is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(2)
Includes shares held in the Raasch 1993 Revocable Trust.

(3)
Information is derived from Schedule 13G filed by FMR Corp. with the Securities and Exchange Commission on or about June 10, 2002. Pursuant to such filing, FMR Corp. claimed beneficial ownership of the shares and disclaimed the power to vote and to dispose or direct the disposition of the shares. This number consists of 1,322,000 shares beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and a registered investment adviser, as a result of acting as an investment adviser to various registered investment companies. FMR Group is the parent company of various Fidelity funds and related parties. The ownership of one investment company, Fidelity Low Priced Stock Fund, amounted to 1,322,000 shares of the Common Stock outstanding. Edward C. Johnson 3d, Chairman of FMR Corp., and Abigail P. Johnson, a Director of FMR Corp., are also listed on the Schedule 13G as beneficial owners of the 1,322,000 shares.

(4)
Information is derived from Schedule 13G (Amendment) filed by Dimensional Fund Advisors Inc. with the Securities and Exchange Commission on or about February 10, 2003. Pursuant to such filing, Dimensional Fund Advisors claimed voting and/or investment power over the shares and disclaimed beneficial ownership of the shares.

(5)
Includes shares held with Mr. Kinkade's wife, as joint tenants, and in the Kinkade Family Trust.

(6)
These shares are held in the Montgomery Family Trust.

 ADDITIONAL INFORMATION CONCERNING MR. KINKADE, THE AFFILIATED STOCKHOLDERS, MERGERCO AND CERTAIN EXECUTIVE OFFICERS AND DIRECTORS OF MEDIA ARTS GROUP AND MERGERCO

        Mergerco is a Delaware corporation formed solely for the purpose of completing the merger and does not conduct, and has not engaged in, any business activities unrelated to the merger. Each of Mr. Kinkade, Mrs. Kinkade and the officers and directors of Media Arts Group and Mergerco are citizens of the United States. The business address of each of Mr. Kinkade, the affiliated stockholders, Mergerco and the executive officers and directors of Media Arts Group and Mergerco is 900 Lightpost Way, Morgan Hill, California 95037. The telephone number of each of Mr. Kinkade, the affiliated stockholders, Mergerco and the executive officers and directors of Media Arts Group and Mergerco is (408) 201-5000. Set forth in Appendix D to this proxy statement is a schedule of the positions presently held by each director and executive officer of Mergerco and each person's business experience for the past five years.

        Except as set forth in this proxy statement, none of Mr. Kinkade, the affiliated stockholders, Mergerco and the executive officers and directors of Media Arts Group and Mergerco has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Media Arts Group, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of Media Arts Group, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

        Except as set forth in this proxy statement, none of Mr. Kinkade, the affiliated stockholders, Mergerco and the executive officers and directors of Media Arts Group and Mergerco has had any business relationships or transactions with Media Arts Group or any of its executive officers, directors or affiliates that are required to be reported in this proxy statement under the rules of the Securities and Exchange Commission. Except as set forth in this proxy statement, there have been no contacts, negotiations or transactions between Mr. Kinkade, the affiliated stockholders, Mergerco or the executive officers or directors of Media Arts Group and Mergerco with Media Arts Group concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets that are required to be reported in this proxy statement under the rules of the Securities and Exchange Commission.

        None of Mr. Kinkade, the affiliated stockholders, Mergerco and the executive officers and directors of Media Arts Group and Mergerco has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, or a finding of any violation of, federal or state securities laws.

PURCHASES BY MEDIA ARTS GROUP AND ITS DIRECTORS AND EXECUTIVE OFFICERS

        None of Media Arts Group, Media Arts Group's executive officers or directors, any of the executive officers or directors of Mergerco, or Mr. Kinkade has purchased or sold shares of Media Arts Group stock during the past 60 days. Additionally, none of Media Arts Group or Mergerco have purchased shares of Media Arts Group's stock during the past two years.

        On July 12, 2001, Mr. Kinkade entered into a Stock Sale Agreement with The Kenneth and Linda Raasch Trust whereby Mr. Kinkade agreed to buy an aggregate of 1,000,000 shares of Media Arts Group stock for $4.00 per share at two separate closing dates. The agreement required the first 500,000 shares to be purchased on or before July 13, 2001 and the remaining 500,000 shares to be purchased on or before January 21, 2002, for an aggregate purchase price of $4,000,000.

        On February 8, 2002, Mr. Kinkade completed the purchase of the remaining 500,000 shares of Media Arts Group stock pursuant to the agreement.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

        Our common stock has been traded on the New York Stock Exchange since December 7, 1998 under the symbol "MDA." Previously, our common stock had been traded on the NASDAQ National Market since our initial public offering on August 10, 1994 under the symbol "ARTS." The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock, as reported by the New York Stock Exchange:

	High	Low
Year ended March 31, 2001
First Quarter	$7.12	$3.62
Second Quarter	4.43	3.25
Third Quarter	5.37	3.18
Fourth Quarter	5.60	4.06
Nine-month period ended December 31, 2001
Three months ended June 30	$4.48	$2.45
Three months ended September 30	3.60	2.00
Three months ended December 31	3.69	1.88
Year ended December 31, 2002
First Quarter	$3.27	$2.70
Second Quarter	4.50	2.35
Third Quarter	4.43	1.74
Fourth Quarter	3.75	1.57
Year ending December 31, 2003
First Quarter	$3.50	$2.48
Second Quarter	2.81	2.25
Third Quarter	2.70	2.02
Fourth Quarter (through , 2003)

        As of                        , 2003 there were approximately            holders of record of our common stock.

        We have never paid cash dividends on our common stock. Our current intent is to retain earnings, if any, for use in the business and we do not anticipate paying cash dividends in the foreseeable future. Pursuant to the terms of our line-of-credit with Comerica Bank-California, which we renewed in June 2003, we are prohibited from paying any dividends or making any other distributions or payments on account for redemption, retirement or purchase of its capital stock without the bank's approval.

OTHER MATTERS

        No matters may be brought before the special meeting other than those matters set forth in the Notice of Special Meeting included in this proxy statement.

FUTURE STOCKHOLDER PROPOSALS

        If the merger is completed, there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholders' meetings. If the merger is not completed, we will inform our stockholders, by press release or other means determined reasonable, of the date by which stockholder proposals must be received by us for inclusion in the proxy materials relating to our 2004 annual meeting, which proposals must comply with the rules and regulations of the Securities and Exchange Commission then in effect.

INDEPENDENT ACCOUNTANTS

        The financial statements as of December 31, 2002 and 2001, and for the year ended December 31, 2002, the nine-months ended December 31, 2001 and the year ended March 31, 2001 incorporated by reference into this proxy statement, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report included in our Annual Report on Form 10-K for the year ended December 31, 2002, incorporated by reference into this proxy statement.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

        We are subject to the informational reporting requirements of the Securities Exchange Act of 1934 and, accordingly, file reports, proxy statements and other information with the Securities and Exchange Commission. The reports, proxy statements and other information can be inspected and copies made at the Securities and Exchange Commission's Public Reference Room at:

Public Reference Room
Room 1200
450 Fifth Street, N.W.
Washington, D.C. 20549

        You may obtain copies of this information by mail from the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at rates set by the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the Web site maintained by the Securities and Exchange Commission at: http://www.sec.gov.

        In addition, our common stock is listed on the New York Stock Exchange and similar information concerning us can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        We, Mergerco, Mr. Kinkade and his spouse, Nanette Kinkade, and Messrs. Halvorson and Montgomery, have filed a Section 13(e) Transaction Statement on Schedule 13E-3 with the Securities and Exchange Commission with respect to the merger. The Schedule 13E-3, including all amendments thereto, contains additional information about us, Mergerco, Mr. and Mrs. Kinkade, and Messrs. Halvorson and Montgomery. The Schedule 13E-3, including all amendments and exhibits filed or incorporated by reference as part of the Schedule 13E-3, is available for inspection and copying at our principal executive offices during regular business hours, and may be obtained by mail, without charge, by written request directed to us at the following address:

Media Arts Group, Inc.
900 Lightpost Way
Morgan Hill, California 95037
Attn: Investor Relations

        This proxy statement is dated                , 2003. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date.

        You should rely only on the information contained in this proxy statement to vote your shares at the special meeting. No persons have been authorized to provide any information or to make any representation other than those contained in this proxy statement, and if made or given, the information or representations must not be relied upon as having been authorized by us or any other person. We have supplied all information contained in this proxy statement relating to us and Mr. Kinkade has supplied all information contained in this proxy statement relating to Mergerco and the affiliated stockholders. No information on our website shall be deemed to be a part of this proxy statement or soliciting materials in connection with the transactions described herein.

INFORMATION INCORPORATED BY REFERENCE

        The Securities and Exchange Commission allows us to incorporate by reference into this proxy statement, which means we may disclose important information by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be a part of this proxy statement, except for any information superseded by information contained in, or incorporated by reference into, this proxy statement.

        This proxy statement incorporates by reference the documents listed below that we previously filed with the Securities and Exchange Commission. These documents contain important information about us and our business, financial condition and results of operations.

        The following documents are incorporated by reference:

  •
  Annual Report on Form 10-K for the year ended December 31, 2002;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

  •
  Quarterly Report on Form 10-Q for the quarter ended June 30, 2003;

  •
  Quarterly Report on Form 10-Q for the quarter ended September 30, 2003; and

  •
  Current Reports on Form 8-K filed May 7, 2003, July 30, 2003, November 3, 2003 and November 4, 2003.

        We also incorporate by reference each document we file under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement and before the special meeting. Any statement contained in a document incorporated by reference in this proxy statement is deemed to be modified or superseded for all purposes to the extent that a statement contained in this proxy statement modifies or replaces the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this proxy statement. Any references to the Private Securities Litigation Reform Act in our publicly filed documents which are incorporated by reference in this proxy statement are specifically not incorporated by reference in this proxy statement or the Schedule 13E-3.

        We undertake to provide by first class mail, without charge and within one business day of receipt of any written or oral request, to any person to whom a copy of this proxy statement has been delivered, a copy of any or all of the documents referred to above which have been incorporated by reference in this proxy statement, other than exhibits to the documents, unless the exhibits are specifically incorporated by reference therein. Requests for copies should be directed to Investor Relations at Media Arts Group, Inc., 900 Lightpost Way, Morgan Hill, California 95037 or (408) 201-5000. Any requested documents will be sent by first class mail or other equally prompt means within one business day of our receipt of such request.

APPENDIX A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
MEDIA ARTS GROUP, INC.,
MAIN STREET ACQUISITION COMPANY, INC.
AND
THOMAS KINKADE

DATED AS OF OCTOBER 31, 2003

ARTICLE 1.	THE MERGER	A-1
1.1.	The Merger	A-1
1.2.	The Closing	A-1
1.3.	Effective Time	A-2
1.4.	Effect of the Merger	A-2
ARTICLE 2.	THE SURVIVING CORPORATION	A-2
2.1.	Certificate of Incorporation of the Surviving Corporation	A-2
2.2.	Bylaws of the Surviving Corporation	A-2
2.3.	Directors of the Surviving Corporation	A-2
2.4.	Officers of the Surviving Corporation	A-2
ARTICLE 3.	EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; CANCELLATION AND CONVERSION OF SECURITIES	A-2
3.1.	Conversion of Company Common Stock	A-2
3.2.	Capital Stock of Mergerco	A-3
3.3.	Cancellation of Treasury Stock and Mergerco Owned Stock	A-3
3.4.	Exchange of Certificates	A-3
3.5.	Stock Options	A-5
3.6.	Warrants	A-5
3.7.	Dissenting Shares	A-6
3.8	Tax Withholding	A-6
3.9	Release of Exchange Fund	A-6
3.10	No Liability Under Abandoned Property Laws	A-7
ARTICLE 4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	A-7
4.1.	Organization and Qualification	A-7
4.2.	Authorization and Enforceability	A-7
4.3.	Certificate of Incorporation and Bylaws	A-8
4.4.	Capitalization	A-8
4.5.	Consents and Approvals	A-8
4.6.	Company Action	A-9
4.7.	State Takeover Laws	A-9
4.8.	Vote Required	A-9
4.9.	Fairness Opinion	A-9
4.10.	No Finders	A-9
4.11.	Section 16 Matters	A-10
ARTICLE 5.	REPRESENTATIONS AND WARRANTIES OF MERGERCO AND THE PRINCIPAL AFFILIATED STOCKHOLDER	A-10
5.1.	Organization and Qualification	A-10
5.2.	Authorization	A-10
5.3.	Consents and Approvals	A-10
5.4.	No Finders	A-11
5.5.	Financing	A-11
5.6.	No Prior Activities	A-11
5.7.	No Other Affiliates	A-11
5.8	No Other Representations	A-11

i

ARTICLE 6.	COVENANTS	A-11
6.1.	Conduct of Business of the Company	A-11
6.2.	Conduct of Business of Mergerco	A-12
6.3.	No Solicitation	A-12
6.4.	Company Stockholders Meeting	A-14
6.5.	Proxy Statement and Schedule 13E-3	A-15
6.6.	Access to Information	A-16
6.7.	Approvals and Consents; Cooperation	A-16
6.8.	Company Employee Stock Purchase Plan	A-17
6.9.	Take-over Statutes; Inconsistent Actions	A-17
6.10.	Financing	A-17
6.11.	Further Actions	A-17
6.12.	Officers' and Directors' Indemnification	A-18
6.13.	Notification of Certain Matters	A-18
6.14.	Payment of Fees for Advisors	A-19
ARTICLE 7.	CLOSING CONDITIONS	A-19
7.1.	Conditions to Obligations of Mergerco, the Principal Affiliated Stockholder and the Company	A-19
7.2.	Conditions to Obligations of Mergerco and the Principal Affiliated Stockholder	A-19
7.3.	Conditions to Obligations of the Company	A-20
ARTICLE 8.	TERMINATION AND ABANDONMENT	A-20
8.1.	Termination	A-20
8.2.	Effect of Termination	A-22
8.3.	Expense Reimbursement	A-22
8.4.	No Penalty; Costs of Collection	A-22
ARTICLE 9.	GENERAL PROVISIONS	A-23
9.1.	Non-Survival of Representations, Warranties and Covenants	A-23
9.2.	Amendment and Modification	A-23
9.3.	Waiver	A-23
9.4.	Notices	A-23
9.5.	Specific Performance	A-24
9.6.	Assignment	A-24
9.7.	Governing Law	A-24
9.8.	Knowledge	A-25
9.9.	Interpretation	A-25
9.10.	Publicity	A-25
9.11.	Entire Agreement	A-25
9.12.	Severability	A-25
9.13.	Counterparts	A-25

ii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of October 31, 2003, by and among Media Arts Group, Inc., a Delaware corporation (the "Company"), Main Street Acquisition Company, Inc., a Delaware corporation ("Mergerco"), and Thomas Kinkade (the "Principal Affiliated Stockholder").

        WHEREAS, Mergerco was incorporated for the sole purpose of entering into the transactions contemplated by this Agreement; and

        WHEREAS, at the Effective Time (as defined in Section 1.3), Mergerco will be merged with and into the Company, with the Company as the surviving corporation, on the terms and conditions set forth in this Agreement and the General Corporation Law of the State of Delaware ("DGCL") (the "Merger"); and

        WHEREAS, the board of directors of the Company (acting through all four of its non-employee, independent directors, consisting of Moe Grzelakowski, C. Joseph LaBonte, Donald Potter and Richard E. Stearns, excluding Eric Halvorson, Thomas Kinkade and Anthony D. Thomopoulos; such four directors constituting a quorum and referred to in this Agreement for all purposes unless otherwise specified, as the "Board of Directors of the Company") has adopted resolutions declaring the advisability of this Agreement, has determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders (other than Mergerco or any of the stockholders of the Company listed on Exhibit A hereto (such stockholders listed on Exhibit A are referred to as the "Affiliated Stockholders")) and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement; and

        WHEREAS, the Board of Directors of Mergerco has adopted resolutions declaring the advisability of this Agreement, has determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of Mergerco and its sole stockholder and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and the sole stockholder of Mergerco has acted by written consent and has approved the Merger and the other transactions contemplated by this Agreement.

        NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereby agree as follows:

ARTICLE 1.
THE MERGER

        1.1.    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.3), Mergerco will be merged with and into the Company, whereupon the separate corporate existence of Mergerco will cease, and the Company will continue as the surviving corporation in the Merger (the "Surviving Corporation") under the laws of the State of Delaware under the name "The Thomas Kinkade Company."

        1.2.    The Closing.    The closing of the Merger (the "Closing") will take place at 10:00 a.m., Pacific Standard Time, on a date to be specified by the parties which will be no later than the first Business Day (as defined below) after the satisfaction or waiver (subject to applicable law and if permissible under this Agreement) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date (as defined below), but subject to such conditions), set forth in Article 7, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing will take place by telecopy exchange of signature pages with originals to follow by overnight delivery, or in such other manner or at such place as the parties hereto may agree. The Company (acting through the Board of Directors of the Company) will as promptly as practicable notify Mergerco, and Mergerco will as promptly as practicable notify the Company, when the conditions to such party's obligation to effect the Merger contained in Article 7 have been satisfied. For purposes of this Agreement, a "Business Day" will mean any day that is not a Saturday, a Sunday or other day on which the offices of the Secretary of State of the State of Delaware is closed.

        1.3.    Effective Time.    At the Closing, the Company and Mergerco will file, or cause to be filed, with the Secretary of State of the State of Delaware, a certificate of merger (the "Certificate of Merger") in accordance with the DGCL, in such form as is required by, and executed in accordance with, the relevant provisions of, the DGCL. The parties will take such other and further actions as may be required by law to make the Merger effective. The Merger will become effective at such time as the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or, if agreed to by the Company and Mergerco, at such later time or date as is set forth in the Certificate of Merger (the "Effective Time").

        1.4.    Effect of the Merger.    At and after the Effective Time, the Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Mergerco will vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Mergerco will become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

ARTICLE 2.
THE SURVIVING CORPORATION

        2.1.    Certificate of Incorporation of the Surviving Corporation.    At the Effective Time, the Certificate of Incorporation of the Company will be the certificate of incorporation of the Surviving Corporation.

        2.2.    Bylaws of the Surviving Corporation.    At the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law, the provisions of the Certificate of Incorporation of the Surviving Corporation and the provisions of such Bylaws.

        2.3.    Directors of the Surviving Corporation.    The directors of Mergerco immediately prior to the Effective Time will be the directors of the Surviving Corporation until the earlier of their respective deaths, resignations or removals or until their respective successors are duly elected and qualified, as the case may be.

        2.4.    Officers of the Surviving Corporation.    The officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation until the earlier of their respective deaths, resignations or removals or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE 3.
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; CANCELLATION AND CONVERSION OF SECURITIES

        3.1.    Conversion of Company Common Stock.    At the Effective Time, subject to the provisions of this Agreement (including without limitation Sections 3.4 and 3.7), automatically by virtue of the Merger and without any further action on the part of Mergerco, the Company or any holder of any share of capital stock of the Company or Mergerco, each share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares (as defined in Section 3.3) and the Dissenting Shares (as defined in Section 3.7)) will be converted into the right to receive in cash, without interest, an amount equal to $4.00 (the "Merger Consideration"). At the Effective Time, all such shares of Company Common Stock so converted into Merger Consideration will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing any such shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificates in accordance with Section 3.4.

        3.2.    Capital Stock of Mergerco.    At the Effective Time, automatically by virtue of the Merger and without any further action on the part of Mergerco, the Company or any holder of any share of capital stock of the Company or Mergerco, each share of common stock, par value $0.01 per share, of Mergerco issued and outstanding immediately prior to the Effective Time will be converted into and become a number of fully paid and non-assessable shares of common stock, par value $0.01 per share, of the Surviving Corporation equal to the number of whole and fractional shares of Mergerco common stock to be so converted. Such shares of common stock will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation at the Effective Time.

        3.3.    Cancellation of Treasury Stock and Mergerco Owned Stock.    At the Effective Time, automatically by virtue of the Merger and without any further action on the part of Mergerco, the Company or any holder of any share of capital stock of the Company or Mergerco, each share of Company Common Stock issued and held immediately prior to the Effective Time in the Company's treasury and each share of Company Common Stock that is owned by Mergerco or any of the Affiliated Stockholders immediately prior to the Effective Time (the "Cancelled Shares") will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

        3.4.    Exchange of Certificates.

        (a)    Prior to the Effective Time, Mergerco will (i) designate and retain, at the Surviving Corporation's sole cost and expense, a commercial bank or trust company reasonably acceptable to the Company to act as the paying agent (the "Paying Agent") for the benefit of holders of shares of Company Common Stock (other than the Cancelled Shares and the Dissenting Shares) in the Merger and Mergerco will enter into an agreement with the Paying Agent pursuant to which, after the Effective Time, the Paying Agent will distribute the Merger Consideration on a timely basis, and (ii) irrevocably deposit or cause to be deposited with the Paying Agent, for the benefit of holders of shares of Company Common Stock and the holders of Company Options and Company Warrants, cash in an amount necessary to make the payments in respect of the conversion of shares of Company Common Stock and the cash-out of Company Options and Company Warrants pursuant to Sections 3.1, 3.5 and 3.6 (such cash being hereinafter referred to as the "Exchange Fund"). In the event that the funds comprising the Exchange Fund shall be or become insufficient to make the payments in respect of the conversion of shares of Company Common Stock and the cash-out of Company Options and Company Warrants pursuant to Sections 3.1, 3.5 and 3.6, then Mergerco will promptly deposit additional funds with the Paying Agent in an amount that is equal to such deficiency. The Paying Agent must, pursuant to irrevocable instructions, deliver the cash contemplated to be paid pursuant to Sections 3.1, 3.5 and 3.6 out of the Exchange Fund. Except as contemplated by Section 3.9, the Exchange Fund must not be used for any other purpose. The Paying Agent will invest the Exchange Fund as directed by the Surviving Corporation (so long as such directions do not impair the rights of the holders of Company Common Stock) in direct obligations of, or money market funds substantially all the assets of which are invested in direct obligations of, the United States of America or any agency the obligations of which are backed by the full faith and credit of the United States of America. Any interest and other income resulting from such investments will be paid to the Surviving Corporation, and no interest or other income will be paid or accrued on the Merger Consideration to the holders of Company Common Stock, Company Options or Company Warrants.

        (b)    As promptly as reasonably practicable after the Effective Time, the Surviving Corporation will cause the Paying Agent to mail to each holder of record of a certificate or certificates (to the extent such certificates have not already been submitted to the Paying Agent) which immediately prior to the Effective Time represented outstanding shares (other than Cancelled Shares and Dissenting Shares) of Company Common Stock (the "Certificates"), at such holder's address of record (i) a letter of transmittal (which will be in customary form and will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent and will be in such form and have such other provisions as the Surviving Corporation and the Paying Agent will reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the aggregate Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificates have been converted into the right to receive pursuant to this Article 3.

        (c)    Upon surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent pursuant to such instructions, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration payable in respect of each share of Company Common Stock formerly represented by such Certificate pursuant to this Article 3, to be distributed as soon as practicable after the Effective Time (after giving effect to any required tax withholding) in each case without interest, and the Certificate so surrendered will immediately be cancelled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.4, each Certificate will be deemed, at all times from and after the Effective Time and for all purposes, to represent only the right to receive, upon such surrender, the Merger Consideration payable in respect of each share of Company Common Stock formerly represented thereby pursuant to this Article 3.

        (d)    Cash paid upon conversion of the shares of Company Common Stock in accordance with the terms hereof will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock and, from and after the Effective Time, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they will be cancelled and exchanged in accordance with this Section 3.4 for the Merger Consideration payable in respect thereof pursuant to this Article 3. From and after the Effective Time, holders of Certificates will cease to have any rights as stockholders of the Company, except for the right to receive upon the surrender of such Certificates, in accordance with this Section 3.4, the Merger Consideration payable in respect of each share of Company Common Stock formerly represented thereby pursuant to this Article 3.

        (e)    If any Certificate has been lost, stolen or destroyed, upon the delivery to the Paying Agent of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of each share of Company Common Stock represented by such Certificate pursuant to this Article 3.

        3.5.    Stock Options.

        (a)    Not later than 30 days prior to the Effective Time, the Company will send a notice (the "Option Notice") to all holders of outstanding options to purchase shares of Company Common Stock (other than options held by any of the Affiliated Stockholders) (the "Company Options") heretofore granted under any stock option, restricted stock or stock appreciation rights plan, program or arrangement of the Company or under any stock option or restricted stock award agreement, including, without limitation, the Company's Employee Stock Option Plan, Stock Option Plan for Outside Directors, 1998 Stock Incentive Plan, and 2002 Stock Plan (collectively, the "Company Stock Plans"): (i) specifying that such options will not be assumed in connection with the Merger, and (ii) specifying that any Company Options outstanding as of the Effective Time will thereafter represent only the right to receive the consideration, if any, specified in Section 3.5(c) in accordance with this Agreement.

        (b)    The Company will permit each holder of a Company Option who desires to exercise all or any portion of such Company Option following receipt of the Option Notice to exercise such Company Option prior to the Effective Time.

        (c)    At the Effective Time, each Company Option outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into, and represent only, the right to receive (net of applicable withholding taxes) an amount in cash equal to the excess, if any, of (i) the product of the Merger Consideration multiplied by the number of shares of Company Common Stock issuable upon exercise of such Company Option (regardless of whether such Company Option is vested or not) immediately prior to the Effective Time over (ii) the aggregate exercise price of those shares of Company Common Stock issuable upon the exercise of such Company Option immediately prior to the Effective Time. The aggregate amount payable with respect to each such Company Option pursuant to this Section 3.5(c) is referred to as the "Option Cash-Out Amount."

        (d)    Promptly following the Effective Time, the Surviving Corporation will cause the Paying Agent to mail to each holder (as of immediately prior to the Effective Time) of a Company Option which was converted into the right to receive the Option Cash-Out Amount pursuant to Section 3.5(c) hereof, (i) a letter of transmittal (which will be in such form and have such other provisions as the Surviving Corporation may reasonably specify), and (ii) instructions for use in receiving the Option Cash-Out Amount payable in respect of such Company Options pursuant to this Section 3.5. Upon the delivery of such letter of transmittal by or on behalf of a holder of a Company Option, duly completed and validly executed in accordance with the instructions thereto, together with the documentation representing the Company Options surrendered thereby, to the Paying Agent, such holder of a Company Option will be entitled to receive the Option Cash-Out Amount payable to it in respect of such Company Option pursuant to Section 3.5.

        3.6.    Warrants.

        (a)    Not later than 30 days prior to the Effective Time, the Company will send a notice to the holders of outstanding warrants to purchase shares of Company Common Stock (the "Company Warrants"): (i) specifying that such warrants will not be assumed in connection with the Merger, and (ii) specifying that any Company Warrants outstanding as of the Effective Time will thereafter represent only the right to receive the consideration, if any, specified in this Section 3.6(a) in accordance with this Agreement. At the Effective Time, each Company Warrant outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into, and represent only, the right to receive (net of applicable withholding taxes), upon delivery thereof to the Company, an amount in cash equal to the excess, if any, of (i) the product of the Merger Consideration multiplied by the number of shares of Company Common Stock issuable upon exercise of such Company Warrant immediately prior to the Effective Time over (ii) the aggregate exercise price of those shares of Company Common Stock issuable upon the exercise of such Company Warrant immediately prior to the Effective Time. The aggregate amount payable with respect to each such Company Warrant pursuant to this Section 3.6(a) will hereinafter be referred to as the "Warrant Cash-Out Amount."

        (b)    Promptly following the Effective Time, the Surviving Corporation will cause the Paying Agent to mail to each holder (as of immediately prior to the Effective Time) of a Company Warrant which was converted into the right to receive the Warrant Cash-Out Amount pursuant to Section 3.6(a) hereof, (i) a letter of transmittal (which will be in such form and have such other provisions as the Surviving Corporation may reasonably specify), and (ii) instructions for use in receiving the Warrant Cash-Out Amount payable in respect of such Company Warrants pursuant to this Section 3.6. Upon the delivery of such letter of transmittal by or on behalf of a holder of a Company Warrant, duly completed and validly executed in accordance with the instructions thereto, together with the documentation representing the Company Warrant surrendered thereby, to the Paying Agent, such holder of a Company Warrant will be entitled to receive the Warrant Cash-Out Amount payable to it in respect of such Company Warrant pursuant to Section 3.6.

        3.7.    Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, to the extent (if at all) that holders of Company Common Stock are entitled to appraisal rights under Section 262 of the DGCL, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL or any successor provision (the "Dissenting Shares"), will not be converted into the right to receive the Merger Consideration, but the holders of Dissenting Shares will be entitled to receive from the Company such consideration as will be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder will have failed to perfect or will effectively withdraw or lose his or her right to appraisal and payment under the DGCL, each share of Company Common Stock held by such holder will thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, upon the surrender of the Certificate representing such share of Company Common Stock pursuant to Section 3.4, and such shares will not be deemed to be Dissenting Shares. The Company will give Mergerco (i) prompt notice of any written notices or demands for appraisal of Company Common Stock received by the Company and (ii) the opportunity to participate and direct all negotiations and proceedings with respect to any such demands or notices. The Company will not, without the prior written consent of Mergerco, make any payment with respect to, or settle, offer to settle, or otherwise negotiate any such demands.

        3.8    Tax Withholding.    The Paying Agent or, at any time after 12 months following the Effective Time, the Surviving Corporation will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Article 3 to any holder of shares of Company Common Stock or any holder of Company Options or Company Warrants such amounts as it is required to deduct and withhold from such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Paying Agent or the Surviving Corporation, as applicable, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or any holder of Company Options or Company Warrants in respect of which such deduction and withholding was made.

        3.9    Release of Exchange Fund.    To the extent permitted by applicable law, any portion of the Exchange Fund (plus any interest and other income received by the Paying Agent in respect of such funds) which remains undistributed to the holders of shares of Company Common Stock, and the holders of Company Options or Company Warrants, 12 months after the Effective Time will be delivered to the Surviving Corporation, upon demand, and any holders of shares of Company Common Stock, and any holders of Company Options or Company Warrants, who have not theretofore complied with this Section 3.4 must thereafter look, as general creditors, only to the Surviving Corporation for the Merger Consideration, the Option Cash-Out Amount or Warrant Cash-Out Amount payable in respect thereof without interest, respectively, pursuant to this Article 3. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock or holders of Company Options or Company Warrants three years after the Effective Time (or such earlier date, as is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity) will, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of any claims or interest of any person previously entitled thereto.

        3.10    No Liability Under Abandoned Property Laws.    Notwithstanding any other provision in this Article 3, neither the Paying Agent nor the Surviving Corporation will be liable to any holder of shares of Company Common Stock, or any holder of Company Options or Company Warrants, for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Mergerco as of the date hereof as follows:

        4.1.    Organization and Qualification.    The Company and its two subsidiaries (the Company's only two subsidiaries being Thomas Kinkade Stores, Inc., a California corporation, and Media Arts Licensing Company, a California corporation, each referred to herein as a "Company Subsidiary") is a corporation duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each Company Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to qualify would have a Company Material Adverse Effect (as defined below). For all purposes of and under this Agreement, "Company Material Adverse Effect" means any effect, change, event, circumstance or condition that, individually or in the aggregate with all similar effects, changes, events, circumstances or conditions, has a material adverse effect on the business operations, assets, properties, results of operations, or financial condition of the Company and the Company Subsidiaries, with the Company and the Company Subsidiaries considered as a whole; provided, however, that any effect, change, event, circumstance or condition that results from or arises out of one or more of the following will not be considered in determining whether a "Company Material Adverse Effect" has occurred or would be reasonably likely to occur: (a) changes in general economic conditions nationally or regionally, (b) changes in conditions (including as a result of changes in laws) affecting the industries in which the Company and the Company Subsidiaries compete, provided that such changes do not disproportionately affect the Company and the Company Subsidiaries, considered as a whole, in any material respect, (c) actions taken or omitted by the Company or any of the Company Subsidiaries required pursuant to this Agreement or upon the request of Mergerco or with the consent of Mergerco after the date of this Agreement, (d) the announcement or pendency of this Agreement and the transactions contemplated hereby, including, without limitation, voluntary departure of employees or downgrading of credit ratings, (e) changes in the Company's stock price, by itself, (f) failure by the Company to meet or exceed any analyst's revenue or earnings projections or forecasts, in any such case whether or not published or otherwise publicly available, (g) failure by the Company to meet internal revenue or earnings expectations, by itself, but not effects, changes, events, circumstances or conditions other than such failure to meet expectations that would otherwise constitute or be considered in determining whether a Company Material Adverse Effect has occurred and (h) any facts or circumstances known by any of the Affiliated Stockholders to exist as of the date hereof.

        4.2.    Authorization and Enforceability.    The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of this

Agreement and the Merger by its stockholders under applicable law, the requisite corporate power and authority to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of the Company, subject to obtaining the approval of the Company's stockholders as contemplated by Section 7.1(a), no other corporate action on the part of the Company or any Company Subsidiary is necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Mergerco, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and rules of law governing specific performance, injunctive relief, or other equitable remedies.

        4.3.    Certificate of Incorporation and Bylaws.    The Company has heretofore furnished or made available to Mergerco a complete and correct copy of the Certificate of Incorporation and the Bylaws of the Company and the Certificate of Incorporation, Bylaws or equivalent organizational documents of each Company Subsidiary, each as in full force and effect as of the date hereof.

        4.4.    Capitalization.    The authorized capital stock of the Company consists of 80,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock"). As of the date hereof, (a) 13,226,832 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (b) 313,843 shares of Company Common Stock are held in the treasury of the Company, (c) no shares of Company Common Stock are held by the Company Subsidiaries, (d) 1,804,433 shares of Company Common Stock are issuable upon the exercise of outstanding Company Options and Company Warrants, and (e) 88,138 shares of Company Common Stock are reserved for future issuance pursuant to the Company's Employee Stock Purchase Plan ("Company ESPP"). As of the date hereof, no shares of Company Preferred Stock are issued and outstanding. All outstanding shares of capital stock of the Company Subsidiaries are owned by the Company, directly or indirectly. Except as set forth in this Section 4.4, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable.

        4.5.    Consents and Approvals.    Except as set forth in the disclosure schedule delivered by the Company to Mergerco, dated as of the date hereof, and except for (i) compliance with any applicable requirements of the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the "Securities Act"), the Securities Exchange Act of 1934, as amended and the rules regulations promulgated thereunder (the "Exchange Act"), state takeover or securities laws, and the rules of any stock exchange or any other listing organization that are applicable to the Company, (ii) approval by the Company's stockholders, (iii) the filing and recordation of the Certificate of Merger as required by the DGCL, (iv) compliance with Section 262 of the DGCL regarding appraisal rights of the Company's stockholders and (v) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will not: (a) violate any provision of the Certificate of Incorporation or Bylaws of the Company or any Company Subsidiary; (b) violate any statute, rule, regulation, order, or decree of any federal, state, local, or foreign body or authority by which the Company or any Company Subsidiary or any of their respective properties or assets are bound; (c) require any filing with or permit, consent, or approval of any federal, state, local, or foreign administrative, governmental or regulatory body or authority (a

"Governmental Entity"); or (d) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any lien, charge, security interest, pledge or encumbrance of any kind or nature (any of the foregoing being a "Lien") on any of the properties or assets of the Company or any Company Subsidiary under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, authorization, agreement, or other instrument or obligation to which the Company or any Company Subsidiary is a party, or by which it or any of its properties or assets may be bound, except, (x) in the cases of clauses (b) or (c), where such violation, failure to make any such filing or failure to obtain such permit, consent or approval, could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (y) in the case of clause (d), for any such violations, breaches, defaults, or other occurrences that would not have, individually or in the aggregate, a Company Material Adverse Effect.

        4.6.    Company Action.    The Board of Directors of the Company, at a meeting duly called and held on October 31, 2003, has (i) declared the advisability of this Agreement, (ii) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company, and its stockholders (other than Mergerco and the Affiliated Stockholders), (iii) approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and (iv) recommended that the Company's stockholders (other than Mergerco and the Affiliated Stockholders) approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement.

        4.7.    State Takeover Laws.    The approval of this Agreement and the transactions contemplated hereby by the Board of Directors of the Company are sufficient so that neither the restrictions on "business combinations" set forth in Section 203(a) of DGCL nor the provisions of any other "fair price," "moratorium," "control share acquisition," or other similar anti-takeover statute or regulation nor the provisions of any applicable anti-takeover provisions in the Certificate of Incorporation or Bylaws of the Company will apply to this Agreement or any of the transactions contemplated by this Agreement.

        4.8.    Vote Required.    Except for the vote required to satisfy the condition set forth in Section 7.1(a), and except for any vote required under applicable law, the current Certificate of Incorporation of the Company or the rules of any stock exchange or other listing organization that are applicable to the Company, the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote thereon on the record date established by the Board of Directors of the Company in accordance with the Bylaws of the Company, applicable law and this Agreement is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Merger.

        4.9.    Fairness Opinion.    The Board of Directors of the Company has received a written opinion from Jefferies & Company, Inc., financial advisor to the Company, dated as of the date hereof, to the effect that, subject to the qualifications and limitations stated therein, the Merger Consideration to be received by the holders of shares of the Company Common Stock in the Merger (other than Mergerco or any of the Affiliated Stockholders) as provided herein is fair to such holders from a financial point of view.

        4.10.    No Finders.    Except for the engagement letter between the Company and Jefferies & Company, Inc., dated December 5, 2002, and amended on April 14, 2003, copies of which have been provided to Mergerco prior to the date of this Agreement, no act of the Company or any Company Subsidiary has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated herein.

        4.11.    Section 16 Matters.    Prior to the Effective Time, Mergerco and the Company shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including derivative securities with respect to shares of Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF MERGERCO AND
THE PRINCIPAL AFFILIATED STOCKHOLDER

        Mergerco and the Principal Affiliated Stockholder hereby represent and warrant to the Company as of the date hereof as follows:

        5.1.    Organization and Qualification.    Mergerco is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. Mergerco is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary.

        5.2.    Authorization.    Mergerco has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Mergerco and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of Mergerco and by the sole stockholder of Mergerco, and no other corporate proceedings on the part of Mergerco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Mergerco and the Principal Affiliated Stockholder and constitutes the valid and binding obligation of Mergerco and the Principal Affiliated Stockholder, enforceable against each of them in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and rules of law governing specific performance, injunctive relief, or other equitable remedies.

        5.3.    Consents and Approvals.    Except for (i) compliance with any applicable requirements of the Securities Act, the Exchange Act and state takeover and securities laws, (ii) the filing and recordation of the Certificate of Merger as required by the DGCL and the rules of any stock exchange or other listing organization that may be applicable to the Company, (iii) compliance with Section 262 of the DGCL regarding appraisal rights of the Company's stockholders, and (iv) compliance with any applicable requirements of the HSR Act, the execution and delivery of this Agreement by Mergerco and the Principal Affiliated Stockholder and the consummation of the transactions contemplated hereby will not: (a) violate any provision of the Articles or Certificate of Incorporation or Bylaws of Mergerco; (b) violate any statute, rule, regulation, order, or decree of any federal, state, local or foreign body or authority by which Mergerco or the Principal Affiliated Stockholder or any of their respective properties or assets are bound; (c) require any filing with or permit, consent, or approval of any Governmental Entity; or (d) require any consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration of the performance required thereunder) under any of the terms, conditions or provisions of any contract, agreement, instrument or any obligation to which Mergerco or the Principal Affiliated Stockholder is a party or by which either of them or any of their respective properties or assets is bound.

        5.4.    No Finders.    No act of Mergerco or the Principal Affiliated Stockholder has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated herein.

        5.5.    Financing.    Mergerco has received, and previously provided to the Board of Directors of the Company, a fully executed commitment letter from GE Corporate Financial Services, Inc. (the "Lender"), dated as of October 24, 2003, as amended through October 29, 2003, providing for a portion of the funds necessary to consummate the Merger and pay the aggregate Merger Consideration, Option Cash-Out Amounts and Warrant Cash-Out Amounts payable pursuant to Article 3, and describing the terms and conditions upon which the Lender will arrange and provide such financing (the "Commitment Letter"). Mergerco has accepted the Commitment Letter and paid all fees then due thereunder as of the date of this Agreement. The Commitment Letter is in full force and effect on the date hereof and has not been withdrawn, amended or modified in any respect, and there is no breach or default existing (or which with notice or lapse of time or both may exist) thereunder. There are no facts or circumstances known to Mergerco or the Principal Affiliated Stockholder or any of their respective affiliates that any of them believes is likely to (i) prevent the conditions to the financing described in the Commitment Letter from being satisfied, or (ii) prevent Mergerco from receiving financing pursuant to the terms of the Commitment Letter. The aggregate proceeds of the financing contemplated by the Commitment Letter, together with the Company's existing cash resources as reflected in the unaudited consolidated balance sheet of the Company as of September 30, 2003, are sufficient to pay the aggregate Merger Consideration, Option Cash-Out Amounts and Warrant Cash-Out Amounts pursuant to Article 3, and to pay the anticipated fees and expenses of Mergerco related to the Merger (the "Required Cash Amount").

        5.6.    No Prior Activities.    Mergerco was organized solely to effect the transactions contemplated by this Agreement. Since its founding, except for its obligations incurred in connection with the transactions contemplated by this Agreement (including the financing contemplated by the Commitment Letter), Mergerco has not engaged in any business or other activity of any kind or character whatsoever, entered into or become subject to any contract, agreement, arrangement or other understanding (whether written or oral), or otherwise incurred or become subject to any liability or other obligations to any person that would adversely affect Mergerco's ability to perform its obligations under this Agreement and the transactions contemplated thereby.

        5.7.    No Other Affiliates.    Exhibit A hereto includes a complete and accurate list of each affiliate of the Principal Affiliated Stockholder and the aggregate number of shares of Company Common Stock held of record or beneficially by each of them.

        5.8    No Other Representations.    Mergerco and the Principal Affiliated Stockholder acknowledge that, other than as set forth in this Agreement, neither the Company nor any of its directors, officers, employees, agents or other representatives (other than the Affiliated Stockholders) makes any representations or warranties either express or implied, as to the accurateness or completeness of any information provided or made available to Mergerco or any of its directors, officers, employees, agents or other representatives in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 6.
COVENANTS

        6.1.    Conduct of Business of the Company.    Except as contemplated by this Agreement or as set forth in Section 6.1 of the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement, neither the Company nor any Company Subsidiary will, without the prior written consent of Mergerco:

        (a)    amend or otherwise change its Certificate of Incorporation or Bylaws or other organizational documents;

        (b)    issue, sell or grant, or authorize the issuance, sale or grant of any shares of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary (except for the issuance of shares of Company Common Stock pursuant to the exercise of Company Options and Company Warrants outstanding on the date of this Agreement or pursuant to the Company ESPP);

        (c)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than dividends and distributions by a Company Subsidiary to its parent in accordance with applicable law;

        (d)    reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

        (e)    acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization which would be material to the Company and the Company Subsidiaries, taken as a whole;

        (f)    incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings under current credit facilities, loans and for lease obligations, in each case incurred in the ordinary course of business consistent with past practice;

        (g)    make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any Company Subsidiary made in the ordinary course of business consistent with past practices;

        (h)    adopt resolutions providing for or authorizing a liquidation or a dissolution, except as part of an Acquisition Proposal (as defined below); or

        (i)    take, or agree to commit to take, or fail to take any action that would make any representation or warranty of the Company contained herein inaccurate such that the conditions in Section 7.2(a) will not be satisfied at, or as of any time prior to, the Effective Time; or

        (j)    enter into, or publicly announce an intention to enter into, any contract, agreement, commitment, plan or arrangement to, or otherwise agree or consent to do any of the foregoing actions set forth in this Section 6.1.

        6.2.    Conduct of Business of Mergerco.    From the date of this Agreement to the Effective Time, Mergerco will not take, or agree to commit to take, or fail to take any action that would make any representation or warranty of Mergerco contained herein inaccurate such that the conditions in Section 7.3(a) will not be satisfied at, or as of any time prior to, the Effective Time.

        6.3.    No Solicitation.

        (a)    Subject to the provisions of Section 6.3(d), the Company will not, and will cause the Company Subsidiaries not to, and will not authorize or knowingly permit any of its respective officers, directors, employees, financial advisors, counsel, representatives and agents (collectively, "Representatives") to, (i) directly or indirectly, solicit, initiate or knowingly encourage or facilitate the making of an Acquisition Proposal (as defined below), (ii) engage in or knowingly encourage in any way negotiations or discussions concerning, or provide any non-public information to, any Third Party

(as defined below) relating to an Acquisition Proposal, or which may reasonably be expected to lead to an Acquisition Proposal, or (iii) agree to, recommend or endorse any Acquisition Proposal; provided, however, that nothing contained in this Section 6.3 or in any other provision of this Agreement will prohibit the Company or the Board of Directors of the Company from taking and disclosing to the Company's stockholders a position under Rules 14d-9 or 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders in order to fulfill, in the good faith judgment of the Board of Directors of the Company after consultation with its legal counsel, its fiduciary duties to such stockholders under applicable law.

        (b)    As used in this Agreement, the term "Acquisition Proposal" means any offer or proposal for (i) a transaction or series of related transactions pursuant to which any person (or "group" of persons as such term is defined under Section 13(d) of the Exchange Act) other than Mergerco (a "Third Party") would acquire 25% or more of the outstanding shares of Company Common Stock or voting power (or of securities or rights convertible into or exercisable for such shares of Company Common Stock or voting power), including without limitation a tender offer or an exchange offer which, if consummated, would result in a Third Party acquiring 25% or more of the outstanding shares of Company Common Stock or voting power (or of securities or rights convertible into or exercisable for such shares of Company Common Stock or voting power), (ii) a merger or other business combination involving the Company pursuant to which any Third Party would acquire securities representing 25% or more of the voting power of the outstanding securities of the company surviving the merger or business combination, or (iii) any other transaction pursuant to which any Third Party would acquire control of assets (including for this purpose the outstanding equity securities of any Company Subsidiary) comprising at least 25% or more of the book value of the assets of the Company.

        (c)    As used in this Agreement, a "Superior Proposal" means any unsolicited, bona fide offer made by a Third Party to acquire a majority of the outstanding shares of Company Common Stock beneficially owned by stockholders of the Company or to acquire substantially all of the assets of the Company on terms that the Board of Directors of the Company has in good faith determined, after consultation with its financial advisors and outside counsel, to be more favorable to the Company's stockholders (other than Mergerco or any of the Affiliated Stockholders) than the Merger, taking into account all factors it deems relevant (including whether, in the good faith judgment of the Board of Directors of the Company, such Third Party is able to finance the transaction and obtain all required regulatory approvals).

        (d)    Notwithstanding the provisions of Section 6.3(a), nothing in this Agreement will prohibit the Board of Directors of the Company from, prior to the date on which the Company's stockholders adopt this Agreement in accordance with the DGCL, furnishing nonpublic information to, or entering into discussions or negotiations with, any Third Party that makes a bona fide Acquisition Proposal that was not solicited in violation of Section 6.3(a), if, and only to the extent that, (i) the Board of Directors of the Company determines in good faith after consultation with its legal counsel that the failure to furnish such information or to participate in such negotiations or discussions with respect to such Acquisition Proposal would be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company's stockholders under applicable law; (ii) prior to furnishing nonpublic information to, or entering into substantive discussions and negotiations with, such Third Party after the date hereof, the Company (A) provides two Business Days' prior written notice to Mergerco to the effect that it intends to furnish information to, or enter into discussions or negotiations with, such Third Party, and naming and identifying the Third Party making the Acquisition Proposal, and (B) receives from such Third Party an executed confidentiality agreement with terms and conditions (except the "standstill" provisions) that are no less favorable to the Company, in the aggregate, than the terms and conditions of the confidentiality agreements between the Company and the Affiliated Stockholders; and (iii) the Company keeps Mergerco informed on a reasonably current basis of the status and the material terms and conditions of such Acquisition Proposal and the status of any discussions or negotiations with such third party related thereto.

        (e)    Upon execution of this Agreement, the Company will immediately terminate all discussions with Third Parties concerning any Acquisition Proposal and will request that such Third Parties promptly return any confidential information furnished by the Company in connection with any Acquisition Proposal. The Company will not waive any provision of any confidentiality, standstill or similar agreement entered into with any Third Party regarding any Acquisition Proposal and prior to the Closing will enforce all such agreements in accordance with their terms. Notwithstanding the foregoing, such discussions may be reinstated or waivers may be provided if the conditions of this Section 6.3(d) are otherwise satisfied.

        (f)    Nothing contained in this Section 6.3 will (i) permit the Company to terminate this Agreement (except as specifically provided in Article 8 hereof), or (ii) permit the Company to enter into any agreement providing for an Acquisition Proposal (other than the confidentiality agreement as provided and in the circumstances and under the conditions set forth above) for as long as this Agreement remains in effect.

        6.4.    Company Stockholders Meeting.

        (a)    The Company will take all action necessary in accordance with the DGCL and the Company's Certificate of Incorporation and Bylaws to cause a meeting of its stockholders (the "Company Stockholders' Meeting") to be duly called and held to consider and vote upon the approval and adoption of this Agreement and the Merger, and the Company will use its commercially reasonable efforts to hold the Company Stockholders' Meeting as soon as practicable after the date of this Agreement. Subject to the provisions of Section 6.4(b), the Board of Directors of the Company, will recommend such approval and adoption of this Agreement and the Merger by the Company's stockholders as provided herein and will use its commercially reasonable efforts to solicit such approval, including, without limitation, timely mailing the Proxy Statement, unless the Board of Directors of the Company determines in good faith, after consultation with its legal counsel, that the inclusion of such recommendation or solicitation therein would be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company's stockholders under applicable law.

        (b)    The Board of Directors of the Company will not withdraw, modify or change in a manner adverse to Mergerco, its recommendation to the Company's stockholders unless the Board of Directors of the Company has received a Superior Proposal and the Board of Directors of the Company determines in good faith, after consultation with its legal counsel, that the failure to withdraw, modify or change such recommendation would be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company's stockholders under applicable law. Subject to compliance with the terms of Section 6.3, any withdrawal, change or modification of the recommendation of the Board of Directors of the Company in accordance with the previous sentence will not constitute a breach of the Company's representations, warranties, covenants or agreements contained in this Agreement. Unless this Agreement is previously terminated in accordance with Article 8, the Company will submit this Agreement to its stockholders at the Company Stockholders' Meeting in accordance with Section 6.4(a) even if the Board of Directors of the Company has withdrawn, modified or changed its recommendation of this Agreement or the transactions contemplated by this Agreement and, except as required by applicable law, will not postpone or adjourn such meeting or the vote by the Company's stockholders upon this Agreement and the Merger to another date without Mergerco's approval (which consent shall not be unreasonably withheld, delayed or conditioned).

        (c)    Nothing contained in this Section 6.4 or in any other provision of this Agreement will prohibit the Company or the Board of Directors of the Company from taking and disclosing to the Company's stockholders prior to the date of the Company Stockholder's Meeting, a position under Rules 14d-9 or 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders in order to fulfill, in good faith judgment of the Board of Directors of the Company its fiduciary duties to such stockholders under applicable law.

        6.5.    Proxy Statement and Schedule 13E-3.

        (a)    As promptly as practicable after the execution of this Agreement, the Company and Mergerco will cooperate to prepare a joint Rule 13E-3 Transaction Statement relating to the transactions contemplated hereby (together with any amendments thereto, the "Schedule 13E-3") and the Company will prepare and file with the SEC a proxy statement (together with any amendments thereto, the "Proxy Statement") for use in connection with the solicitation of proxies for the Company Stockholders' Meeting. Both Mergerco and the Company will cause the Schedule 13E-3 to comply as to form in all material respects with the applicable provisions of the Exchange Act. The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act, the rules and regulations of any stock exchange or other listing organization that are applicable thereto and the DGCL. Both the Company and Mergerco will furnish to each other all information concerning the Company or Mergerco each may reasonably request in connection with such actions and the preparation of the Schedule 13E-3 and the Proxy Statement. Mergerco will be given a reasonable opportunity to review and comment on all filings by the Company with the SEC in connection with the transactions contemplated hereby, including the Proxy Statement and the Schedule 13E-3 and any amendments or supplements thereto, and all mailings to the Company's stockholders in connection with the transaction contemplated by this Agreement. The Company will be given a reasonable opportunity to review and comment on all filings by Mergerco with the SEC in connection with the transactions contemplated hereby, including the Schedule 13E-3 and any amendment or supplement thereto. The Company, with the cooperation of Mergerco, will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to each of the Company's stockholders as promptly as practicable after the compliance with SEC filing requirements and satisfactory resolution of all SEC comments thereon, if any. The Company will also promptly as practicable file, and, if required, mail to the Company's stockholders, any amendment to the Proxy Statement which may become necessary after the date the Proxy Statement is first mailed to the Company's stockholders. The Company and Mergerco will also promptly as practicable file any amendment to the Schedule 13E-3 which may become necessary after the date the Schedule 13E-3 is first filed with the SEC.

        (b)    No amendment or supplement to the Proxy Statement or the Schedule 13E-3 may be made by the Company without the prior approval of Mergerco, which approval will not be unreasonably withheld, conditioned or delayed. No amendment or supplement to the Schedule 13E-3 may be made by Mergerco without the prior approval of the Company, which approval will not be unreasonably withheld, conditioned or delayed. The Company will advise Mergerco promptly after it receives notice thereof of any request by the SEC or any stock exchange or other listing organization for amendment of the Proxy Statement or the Schedule 13E-3 or comments thereon and responses thereto or requests by the SEC for additional information.

        (c)    Subject to the provisions of Sections 6.3 and 6.4, the Proxy Statement will include the recommendation of the Board of Directors of the Company to the stockholders of the Company that they vote in favor of the adoption of this Agreement and the Merger and that the Board of Directors of the Company has determined that the Merger is fair to, and in the best interests of, the stockholders of the Company (other than the Affiliated Stockholders).

        (d)    The information supplied by the Company included in the Proxy Statement and the Schedule 13E-3 will not, at (i) the time the Proxy Statement and the Schedule 13E-3 is filed with the SEC; (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Company Stockholders' Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein, in light of the circumstances under which they were made, or necessary in order to make the statements therein not misleading, except that no representation or warranty is made by the Company with respect to statements made in or incorporated by reference therein based on information supplied by or on behalf of Mergerco or the Affiliated Stockholders specifically for inclusion or incorporation by reference therein. If at any time prior to the Effective Time any event or circumstances relating to the Company or any of the Company Subsidiaries, or their respective officers and directors (other than Thomas Kinkade or any officers or directors affiliated with Thomas Kinkade), should be discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3, the Company will promptly inform Mergerco.

        (e)    The information supplied by or on behalf of Mergerco included in the Schedule 13E-3 or for inclusion in the Proxy Statement will not, at (i) the time the Proxy Statement and the Schedule 13E-3 is filed with the SEC, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Company Stockholders' Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to Mergerco or its officers and directors should be discovered by Mergerco that should be set forth in an amendment or a supplement to the Schedule 13E-3 or the Proxy Statement, Mergerco will promptly inform the Company.

        6.6.    Access to Information.    Except as required (i) pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any of the Company Subsidiaries is a party (in which case the Company will use all commercially reasonable efforts to provide acceptable alternative arrangements, not in violation of such agreement or arrangement, for disclosure to Mergerco or its advisors), (ii) in order to preserve any attorney-client or other legal privilege or (iii) pursuant to applicable law, from the date hereof through the Effective Time, the Company will afford to Mergerco and to Mergerco's accountants, officers, directors, employees, counsel, and other representatives reasonable access, during normal business hours and upon reasonable prior notice to all of its properties, books, data, contracts, commitments, and records, and will furnish promptly to Mergerco all information concerning the Company's and the Company Subsidiaries' businesses, prospects, properties, liabilities, results of operations, financial condition, officers, employees, consultants, distributors, customers, suppliers, and others having dealings with the Company as Mergerco may reasonably request.

        6.7.    Approvals and Consents; Cooperation.    Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to cooperate with each other and to use commercially reasonable efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, without limitation, (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations, submissions of information, applications and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining and maintenance of all necessary consents, approvals, permits, authorizations and other confirmations or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, investigating or challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this

Agreement. Prior to the Effective Time, Mergerco intends to change its name to "The Thomas Kinkade Company." The parties hereto agree to permit such change and to cooperate with Mergerco to obtain any necessary consents and complete any necessary filings required to effect such name change; provided, however, that in the event this Agreement is terminated prior to consummation of the Merger, Mergerco agrees to change its name and to refrain from using the name in any way that may conflict with the business of the Company.

        6.8.    Company Employee Stock Purchase Plan.    The rights of participants in the Company ESPP with respect to any offering then underway under the Company ESPP shall be determined by treating the last business day prior to the Effective Time as the last day of such Offering Period (as defined in the Company ESPP) and by making such other pro rata adjustments as may be necessary to reflect the shortened offering but otherwise treating such shortened Offering Period as a fully effective and completed Offering Period for all purposes under the Company ESPP. Outstanding rights to purchase shares of Company Common Stock shall automatically be exercised, and each share of Company Common Stock purchased pursuant to such exercise shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration, without issuance of certificates representing issued and outstanding shares of Company Common Stock to participants under the Company ESPP. Immediately prior the Effective Time, the Company ESPP shall be terminated.

        6.9.    Take-over Statutes; Inconsistent Actions.    If any "fair price," "moratorium," "control share," "business combination," "stockholder protection" or similar or other anti-takeover statute or regulation enacted under any state or federal law becomes applicable to the Merger or any of the other transactions contemplated hereby, the Company and the Board of Directors of the Company will grant such approvals and take all such actions as are within its authority and are reasonable so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use commercially reasonable efforts to eliminate the effects of such statute or regulation on the Merger and the transactions contemplated hereby. The Company has not and, during the term of this Agreement will not, adopt, effect or implement any "stockholders' rights plan," "poison pill" or similar arrangement.

        6.10.    Financing.    Each of Mergerco and the Principal Affiliated Stockholder will use their respective commercially reasonable efforts to consummate the financing contemplated by the Commitment Letter or such other financing as Mergerco and the Principal Affiliated Stockholder may deem necessary and appropriate in order to finance the transactions contemplated hereby. The Company will use its commercially reasonable efforts to assist and cooperate with Mergerco and the Principal Affiliated Stockholder to satisfy on or before the Closing Date all of the conditions to closing the financing contemplated by the Commitment Letter. Mergerco and the Principal Affiliated Stockholder shall keep the Company reasonably apprised of the status of their efforts to consummate the financing contemplated by the Commitment Letter or such other financing as Mergerco may deem necessary or appropriate in order to finance the transactions contemplated hereby. In the event that either Mergerco or the Principal Affiliated Stockholder is informed, orally or in writing, that any or all of the lenders that are parties to the Commitment Letter (or any commitment or other agreement contemplating additional or alternative financings) do not intend to consummate the financing contemplated by the Commitment Letter (or other commitment or agreement), are terminating or withdrawing the Commitment Letter (or other agreement or commitment) or are amending or otherwise modifying the Commitment Letter (or other commitment or agreement), Mergerco and the Principal Affiliated Stockholder shall promptly inform the Company thereof and provide the Company with any written material or other communication related thereto.

        6.11.    Further Actions.    Subject to the terms and conditions herein provided and without being required to waive any conditions herein (whether absolute, discretionary, or otherwise), each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement will take all such necessary action.

        6.12.    Officers' and Directors' Indemnification.

        (a)    The Company and the Surviving Corporation agree that all rights to indemnification and all limitations on liability existing in favor of any individual who was on or at any time prior to the Effective Time, a director, officer, employee or agent of the Company (an "Indemnified Person") in respect of acts or omissions of such Indemnified Person on or prior to the Effective Time, as provided in the Certificate of Incorporation or Bylaws of the Company or any agreement between an Indemnified Person and the Company in effect as of the date of this Agreement, shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent available under Delaware law for a period of six years from the Effective Time. The Surviving Corporation will, at its selection, either: (i) cause to be maintained in effect the Company's current directors' and officers' liability insurance policy with respect to claims arising from facts or events that occurred at or prior to the Effective Time; (ii) extend the discovery or reporting period under the Company's current policy for six years from the Effective Time to maintain in effect directors' and officers' liability insurance with respect to claims arising from facts or events that occurred at or prior to the Effective Time for those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms no less favorable than the terms of such current insurance policy; or (iii) substitute coverage under other policies providing coverage on terms and conditions that are no less advantageous to such persons than the Company's current insurance with respect to claims arising from facts or events that occurred at or prior to the Effective Time; provided, however, that in no event will the Surviving Corporation be required to expend for any such coverage an amount per year in excess of 300% of the annual premium currently paid by the Company for such insurance or replacement insurance or to expend for an extended period reporting endorsement a total amount in excess of 300% of the annualized cost of the Company's current policy.

        (b)    In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.12.

        (c)    The provisions of this Section 6.12 are intended to be for the benefit of, and will be enforceable by, each Indemnified Person and his or her heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

        6.13.    Notification of Certain Matters.    The Company will give prompt written notice to Mergerco, and Mergerco and the Principal Affiliated Stockholder will give prompt written notice to the Company, of (i) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be likely to cause any representation or warranty contained herein to be untrue or inaccurate such that the conditions in Section 7.2(a) or Section 7.3(a), respectively, would fail to be satisfied on the Closing Date and (ii) any material failure of the Company, or Mergerco or the Principal Affiliated Stockholder, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the conditions in Section 7.2(b) or Section 7.3(b), respectively, would fail to be satisfied on the Closing Date; provided, however, that the delivery of any notice pursuant to this Section 6.13 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        6.14.    Payment of Fees for Advisors.    At the Closing, the Company will pay in full all amounts owed to the legal and financial advisors of the Board of Directors of the Company and the Company, provided, in the case of payments to financial advisors, that such amounts are provided for pursuant to the terms and conditions of the agreements entered into with such financial advisors.

ARTICLE 7.
CLOSING CONDITIONS

        7.1.    Conditions to Obligations of Mergerco, the Principal Affiliated Stockholder and the Company.    The respective obligations of each party hereto to consummate the Merger and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date will be subject to the satisfaction at or prior to the Closing Date of the following conditions:

        (a)    This Agreement, the Merger and the transactions contemplated hereby will have been approved by (i) the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in accordance with the Company's Certificate of Incorporation, Bylaws and the DGCL, and (ii) the affirmative vote of the holders of a majority of the shares of Company Common Stock that are cast either for or against approval of this Agreement (excluding any shares of Company Common Stock held by Mergerco or any of the Affiliated Stockholders or any officers or directors of Mergerco or the Company).

        (b)    No Governmental Entity or court of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any law, rule, regulation or order which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

        (c)    All consents, approvals, authorizations legally required to be obtained from any Governmental Entity to consummate the Merger will have been obtained and will be final and in full force and effect as of the Closing, except for such consents, approvals and authorizations the failure of which to obtain could not reasonably be expected to have a Company Material Adverse Effect.

        (d)    Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act will have been terminated or will have expired.

        7.2.    Conditions to Obligations of Mergerco and the Principal Affiliated Stockholder.    The obligation of Mergerco and the Principal Affiliated Stockholder to consummate the Merger will be subject to the fulfillment or waiver by Mergerco and the Principal Affiliated Stockholder at or prior to the Closing of the following additional conditions:

        (a)    Each representation and warranty of the Company contained in this Agreement that is qualified by "Company Material Adverse Effect" or reference to "material" or "in all material respects" or like variations shall be true and correct as of the date hereof and the Closing Date as though such representations and warranties were made on the Closing Date (except those representations and warranties that address matters only as of a particular date will remain true and correct as of such date), and (ii) each representation and warranty of the Company contained in this Agreement that is not qualified by "Company Material Adverse Effect" or reference to "material" or "in all material respects" or like variations shall be true and correct as of the date hereof and the Closing Date as though such representations and warranties were made on the Closing Date (except those representations and warranties that address matters only as of a particular date will remain true and correct as of such date), except in the case of the foregoing clause (ii) for any inaccuracies that have not had, individually or in the aggregate, a Company Material Adverse Effect as of the Closing Date. At the Closing, the Company shall deliver a Certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

        (b)    The Company has performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

        (c)    Since the date of this Agreement, there will not have occurred or come into existence any change, event, occurrence, state of facts or development that has had, individually or in the aggregate, a Company Material Adverse Effect.

        (d)    Mergerco shall have received the funding contemplated by the Commitment Letter or Mergerco will otherwise have immediate access to sufficient funds under any other commitment acceptable to Mergerco to enable performance of the obligations of Mergerco under this Agreement.

        7.3.    Conditions to Obligations of the Company.    The obligation of the Company to consummate the Merger will be subject to the fulfillment or waiver by the Company at or prior to the Closing of the following additional conditions:

        (a)    Each representation and warranty of Mergerco contained in this Agreement is true and correct in all material respects on the date of this Agreement and shall be true as of the Closing Date as though such representations and warranties were made on such date (except those representations and warranties that address matters only as of a particular date will remain true and correct as of such date).

        (b)    Mergerco has performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Mergerco on or prior to the Closing Date.

ARTICLE 8.
TERMINATION AND ABANDONMENT

        8.1.    Termination.    This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company as provided in Section 7.1(a), only:

        (a)    by mutual written consent duly authorized by the respective Boards of Directors of Mergerco and the Company;

        (b)    by either Mergerco or the Company if the Merger has not been consummated on or before January 31, 2004 (the "End Date"); provided, however, that the party wishing to terminate under this Section 8.1(b) has not breached in any material respect its obligations under this Agreement in any manner that was the proximate cause of, or resulted in, the failure to consummate the Merger by such date; provided, further, however, that in the event that the term of the Commitment Letter is extended or Mergerco and the Principal Affiliated Stockholder procure alternative financing arrangements in order to finance the transactions contemplated hereby, the End Date shall be automatically (and without any further action on the part of the Company, Mergerco or the Principal Affiliated Stockholder) extended to the earlier to occur of (i) a date that is commensurate with the expiration date of the Commitment Letter, as so extended, or the expiration date of such alternative financing commitment, as applicable (it being understood and hereby agreed that neither Mergerco nor the Principal Affiliated Stockholder shall have any obligation under this Agreement to so extend the expiration date of the Commitment Letter or otherwise procure alternative financing arrangements to finance the transactions contemplated hereby) or (ii) March 1, 2004;

        (c)    by either Mergerco or the Company if a court of competent jurisdiction or other Governmental Entity has issued a final nonappealable order, decree, or ruling, or taken any other action, having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger;

        (d)    by either Mergerco or the Company if, at the Company Stockholders' Meeting, the vote of the Company's stockholders for approval and adoption of this Agreement and the Merger contemplated by Section 7.1(a) is not obtained, except that the right to terminate this Agreement under this Section 8.1(d) will not be available to any party whose failure to perform any obligation under this Agreement has been the proximate cause of, or resulted in, the failure to obtain the requisite vote of the stockholders of the Company;

        (e)    by Mergerco if (i) the Company has breached its obligations under Section 6.3 in any material respect, or (ii) the Board of Directors of the Company has recommended to the stockholders of the Company any Acquisition Proposal or will have resolved or announced an intention to do so, or (iii) the Board of Directors of the Company withdrawn or modified in a manner adverse to Mergerco its approval or recommendation of the Merger (provided, however, that in the event the Company's Board of Directors shall take and disclose to the Company's stockholders a position under Rules 14d-9 or 14e-2(a) promulgated under the Exchange Act, or otherwise make disclosure to the Company's stockholders in order to fulfill, in the good faith judgment of the Company's Board of Directors, its fiduciary duties to such stockholders under applicable law, such action by itself shall not be deemed to constitute a withdrawal or modification of its approval or recommendation of the Merger), or (iv) a tender offer or exchange offer for 25% or more of the outstanding shares of Company Common Stock is announced or commenced and the Board of Directors of the Company recommends acceptance of such tender offer or exchange offer by the Company's stockholders;

        (f)    by Mergerco if (i) Mergerco is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by the Company of any of its representations, warranties or obligations under this Agreement such that the conditions in Section 7.2 hereof will not be satisfied as of the Closing Date; provided, however, that if such a breach is curable by the Company and such cure is reasonably likely to be accomplished prior to the End Date, then, for so long as the Company continues to exercise commercially reasonable efforts to cure such breach, Mergerco may not terminate this Agreement under this Section 8.1(f);

        (g)    by the Company if (i) the Company is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by Mergerco or the Principal Affiliated Stockholder of any of its or his representations, warranties or obligations under this Agreement such that the conditions in Section 7.3 hereof will not be satisfied as of the Closing Date; provided, however, that if such a breach is curable by Mergerco or the Principal Affiliated Stockholder and such cure is reasonably likely to be accomplished prior to the End Date, then, for so long as Mergerco or the Principal Affiliated Stockholder continues to exercise commercially reasonable efforts to cure such breach, the Company may not terminate this Agreement under this Section 8.1(g);

        (h)    by the Company if, prior to approval of the Merger by the Company's stockholders as contemplated in Section 7.1(a) and as a result of a Superior Proposal, the Board of Directors of the Company determines, in its good faith judgment after consultation with its legal counsel and financial advisor, that the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company's stockholders under applicable law; provided, however, that before the Company may terminate this Agreement pursuant to this Section 8.1(h), the Company must give notice to Mergerco of the proposed termination under this Section 8.1(h) and Mergerco will have the right, in its sole discretion, to offer to amend this Agreement to make an offer that is at least as favorable to the stockholders of the Company as the Superior Proposal and the Company will negotiate in good faith with Mergerco with respect to such proposed amendment; provided, further, that if Mergerco and the Company are unable to reach an agreement with respect to the Mergerco's proposed amendment within five Business Days after Mergerco's receipt of such notice, the Company may terminate this Agreement pursuant to this Section 8.1(h);

        8.2.    Effect of Termination.    The party desiring to terminate this Agreement will give written notice of such termination to the other party. Except for any willful or intentional breach of this Agreement by any party hereto (which breach and liability therefor will not be affected by the termination of this Agreement or the payment of any Reimbursable Expenses (as defined in Section 8.3 hereof)), if this Agreement is terminated pursuant to Section 8.1 hereof, this Agreement will become void and of no effect with no liability on the part of any party hereto; provided, however, that notwithstanding such termination the agreements contained in Sections 8.2, 8.3, 8.4 and Article 9 hereof will survive the termination hereof.

        8.3.    Expense Reimbursement.

        (a)    Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, subject to Section 8.3(b) and Section 8.3(d). The Company shall pay all costs and expenses in connection with printing and mailing the Proxy Statement and soliciting proxies and of obtaining any consents of third parties (other than fees and expenses paid pursuant to the HSR Act). Mergerco shall pay the filing fee in connection with the filings required under the HSR Act.

        (b)    The Company agrees to reimburse Mergerco, in immediately available funds by wire transfer to an account designated by Mergerco, an amount equal to Mergerco's and the Principal Affiliated Stockholder's out-of-pocket costs and expenses (which are reasonably documented) that are reasonably incurred in connection with this Agreement, the Merger and the transactions contemplated hereby (including without limitation, all reasonable legal, accounting, printing and financial advisory fees, fees and expenses payable to any financing sources, filing fees and expenses in connection with filings pursuant to the HSR Act, and other expenses) up to an amount not to exceed $1,000,000 in the aggregate (collectively, the "Reimbursable Expenses") if:

            (i)  this Agreement is terminated by Mergerco pursuant to Section 8.1(e) or 8.1(f) hereof; or

           (ii)  this Agreement is terminated by the Company pursuant to Section 8.1(h) hereof.

        (c)    The Company will pay the Reimbursable Expenses required to be paid pursuant to Section 8.3(b) (if all conditions thereto have been satisfied) (i) on the date of termination of this Agreement if by the Company or (ii) not later than five Business Days after termination of this Agreement if by Mergerco.

        (d)    Mergerco and the Principal Affiliated Stockholder agree to reimburse the Company, in immediately available funds by wire transfer to an account designated by the Company, an amount equal to the Company's Reimbursable Expenses if (i) this Agreement is terminated by the Company pursuant to Section 8.1(g) hereof, or (ii) the condition set forth in Section 7.2(d) shall have failed to be satisfied primarily as a result of either (A) the failure by the Principal Affiliated Stockholder to provide the security contemplated by the Commitment Letter or (B) the failure of the Company and/or Mergerco to issue the subordinated debt as contemplated by the Commitment Letter. Mergerco and the Principal Affiliated Stockholder will pay the Reimbursable Expenses (up to an amount not to exceed $1,000,000 in the aggregate) required to be paid pursuant to this Section 8.3(d) (if all conditions thereto have been satisfied) not later than five Business Days after termination of this Agreement by the Company pursuant to Section 8.1(g).

        8.4.    No Penalty; Costs of Collection.    The Company, Mergerco and the Principal Affiliated Stockholder acknowledge that the agreements contained in Section 8.3(b) and Section 8.3(d) are an integral part of the transactions contemplated by this Agreement and Reimbursable Expenses constitute liquidated damages and not a penalty, and that, without these agreements, Mergerco and the Principal Affiliated Stockholder on the one hand, and the Company on the other hand, would not enter into this Agreement. If the Company or Mergerco and the Principal Affiliated Stockholder, as applicable, fails to pay promptly any amounts due pursuant to Section 8.3, the Company or Mergerco and the Principal Affiliated Stockholder, as applicable, will also pay Mergerco's and the Principal Affiliated

Stockholder's, on the one hand, or the Company's, on the other hand, as applicable, reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid Reimbursable Expenses under Section 8.3, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate.

ARTICLE 9.
GENERAL PROVISIONS

        9.1.    Non-Survival of Representations, Warranties and Covenants.    The representations, warranties, covenants and agreements contained in this Agreement and in any certificate delivered pursuant to this Agreement by any person will terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 will not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Sections 6.12, 8.2, 8.3, 8.4 and Article 9.

        9.2.    Amendment and Modification.    This Agreement may be amended by the parties hereto by action taken by or on behalf of the Board of Directors of the Company and the Board of Directors of Mergerco at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement by the stockholders of the Company as provided herein, no amendment may be made which would reduce the amount or change the type of consideration to be received by the stockholders of the Company pursuant to the Merger or otherwise adversely affect the rights of the Company's stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        9.3.    Waiver.    Except as otherwise provided herein, at any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

        9.4.    Notices.    All notices and other communications hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, or upon confirmation of receipt if delivered by telecopy, facsimile or email, (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (iii) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder must be delivered as set forth below, or pursuant to instructions as may be designated in writing by the party to receive such notice:

        (a)    If to the Company, to:

    Media Arts Group, Inc.
    900 Lightpost Way
    Morgan Hill, CA 95037
    Attention: Robert C. Murray
    Facsimile: (408) 201-5092

    with a copy to:

    The Board of Directors of Media Arts Group, Inc.
    900 Lightpost Way
    Morgan Hill, CA 95037
    Attention: Donald V. Potter
    Facsimile: (925) 377-2022

    and:

    Wilson Sonsini Goodrich & Rosati
    Professional Corporation
    One Market, Spear Tower
    Suite 3300
    San Francisco, CA 94105
    Attention: Michael S. Ringler, Esq.
    Facsimile: (415) 947-2099

    and:

    Wilson Sonsini Goodrich & Rosati
    Professional Corporation
    650 Page Mill Road
    Palo Alto, CA 94304
    Attention: Chris Fennell, Esq.
    Facsimile: (650) 493-6811

        (b)    if to Mergerco, to:

    Main Street Acquisition Company, Inc.
    900 Lightpost Way
    Morgan Hill, CA 95037
    Attention: Eric H. Halvorson
    Facsimile: (408) 201-5192

    with a copy to:

    Gibson, Dunn & Crutcher LLP
    4 Park Plaza
    Irvine, CA 92614
    Attention: Thomas D. Magill, Esq.
    Facsimile: (949) 451-4220

        9.5.    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party will be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

        9.6.    Assignment.    This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder will be assigned by any of the parties hereto without the prior written consent of the other parties, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder, except that from and after the Effective Time, Article 3 and Section 6.13 of this Agreement will inure to the benefit of the persons identified therein who shall be third party beneficiaries of the provisions set forth therein, with full right and authority to enforce such provisions.

        9.7.    Governing Law.    This Agreement will be construed in accordance with and governed by the law of the State of Delaware (without giving effect to choice of law principles thereof).

        9.8.    Knowledge.    As used in this Agreement or the instruments, certificates or other documents required hereunder, the term "knowledge" of an entity will mean knowledge actually possessed by any director or executive officer of such entity.

        9.9.    Interpretation.    The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The table of contents, article and section headings contained in this Agreement are inserted for reference purposes only and will not affect the meaning or interpretation of this Agreement. This Agreement will be construed without regard to any presumption or other rule requiring the resolution of any ambiguity regarding the interpretation or construction hereof against the party causing this Agreement to be drafted.

        9.10.    Publicity.    Upon execution of this Agreement by Mergerco, and the Company, the parties will jointly issue a press release, as agreed upon by them. The parties intend that all future statements or communications to the public or press regarding this Agreement or the Merger will be mutually agreed upon by them and neither party will, without such mutual agreement or the prior consent of the other, issue any statement or communication to the public or to the press regarding this Agreement, or any of the terms, conditions, or other matters with respect to this Agreement, except as required by law or the rules of any stock exchange or other listing organization that may be applicable and then only (i) to the extent required by applicable law or the rules of any stock exchange or other listing organization that may be applicable; and (ii) following prior notice to the other party and an opportunity for the other party to discuss with the disclosing party (which notice will include a copy of the proposed statement or communication to be issued to the press or public). The foregoing will not restrict Mergerco's or the Company's communications with their respective employees or customers in the ordinary course of business. In addition, nothing contained in this Section 9.10 or elsewhere in this Agreement shall be deemed to restrict the rights of the Company or the Board of Directors of the Company under Sections 6.3, 6.4 and 6.5 hereof.

        9.11.    Entire Agreement.    This Agreement, including the exhibits and schedules hereto and the Company Disclosure Schedule referred to herein and the confidentiality agreements executed by and between the Affiliated Stockholders and the Company, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and the understandings between the parties with respect to such subject matter. No discussions regarding or exchange of drafts or comments in connection with the transactions contemplated herein will constitute an agreement among the parties hereto. Any agreement among the parties will exist only when the parties have fully executed and delivered this Agreement.

        9.12.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        9.13.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

[Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MEDIA ARTS GROUP, INC.
By:	/s/ ANTHONY D. THOMOPOULOS
	Name:	A. D. Thomopoulos
	Title:	Chairman/CEO
MAIN STREET ACQUISITION COMPANY, INC.
By:	/s/ THOMAS KINKADE
	Name:	Thomas Kinkade
	Title:	President
/s/ THOMAS KINKADE THOMAS KINKADE

EXHIBIT A
to Merger Agreement

AFFILIATED STOCKHOLDERS

Stockholder[1]	Number of Shares of Company Common Stock[1]
Thomas Kinkade	10,000
Thomas Kinkade and Nanette Kinkade, as joint tenants	3,257,276
Kinkade Family Trust	1,000,000
Total	4,267,276

1
Prior to the Effective Time, it is anticipated that shares of Company Common Stock will be contributed by the other Affiliated Stockholders to a limited liability company to be formed by the other Affiliated Stockholders for the purpose of holding Company Common Stock to contribute to Mergerco immediately prior to the Effective Time.

APPENDIX B

[Jefferies & Company, Inc. Letterhead]

Corporate Finance

October 31, 2003

The Board of Directors
Media Arts Group, Inc.
900 Lightpost Way
Morgan Hill, California 95037

Members of the Board of Directors:

        We understand that Media Arts Group, Inc., a Delaware corporation (the "Company"), and Main Street Acquisition Company, Inc., a Delaware corporation ("MergerCo") and Thomas Kinkade, an individual and sole stockholder of MergerCo, have entered into an Agreement and Plan of Merger, dated October 31, 2003 (the "Merger Agreement"), which provides for, among other things, the merger of MergerCo with and into the Company (the "Merger"). Pursuant to the Merger, we understand that each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the "Common Stock"), other than shares of Common Stock (i) owned by MergerCo or any of the Affiliated Stockholders (as that term is defined in the Merger Agreement), (ii) held in treasury or (iii) as to which dissenters' demands for appraisal rights have been properly exercised and perfected, will be converted into the right to receive $4.00 in cash, without interest (the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

        You have asked for our opinion as investment bankers as to whether the Merger Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than MergerCo and the Affiliated Stockholders).

        Jefferies & Company, Inc. ("Jefferies"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. We are currently acting as financial advisor to the Company in connection with the transactions contemplated by the Merger Agreement and have received and will receive fees for our services, a portion of which will be payable upon delivery of this opinion. The payment of a significant portion of our fees is contingent on consummation of the transactions contemplated by the Merger Agreement. The Company has agreed to indemnify Jefferies against certain

The Board of Directors
Media Arts Group, Inc.
October 31, 2003

liabilities, including liabilities arising out of or in connection with the services rendered and to be rendered by Jefferies under such engagement. We and our affiliates may own securities of the Company and/or its subsidiaries and affiliates and may maintain a market in the securities of the Company and/or its subsidiaries and affiliates and may publish research reports regarding such securities. In the ordinary course of our business, we and our affiliates may trade or hold such securities for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities.

        In conducting our analysis and arriving at the opinion expressed herein, we have, among other things, (i) reviewed the Merger Agreement (including all schedules and exhibits thereto); (ii) reviewed certain financial and other information about the Company that was publicly available; (iii) reviewed information furnished to us by the Company's management, including certain internal financial analyses, budgets, reports, projections, models and other information; (iv) held discussions with various members of senior management of the Company concerning historical and current operations, financial conditions and prospects, as well as the impact on the Company and its prospects of the economy and the Company's industry, including the effect of the current economic environment; (v) discussed and reviewed with various members of senior management of the Company and the Board of Directors a number of potential scenarios regarding the relationship between Thomas Kinkade and the Company, (vi) reviewed the valuations of publicly traded companies which we deemed comparable to the Company; (vii) reviewed the acquisition valuation multiples of publicly traded companies which we deemed comparable to the Company; (viii) reviewed the premiums paid in selected cash-only and cash-and-stock transactions; (ix) made inquiries regarding and discussed the Merger and Merger Agreement and other matters related thereto with the Company's legal counsel; and (x) reviewed the Common Stock trading price and volume history for a period which we deemed appropriate. In addition, we have conducted such other quantitative reviews, analyses and inquiries relating to the Company as we considered appropriate in rendering this opinion.

        In our review and analysis and in rendering this opinion, we have, with your permission, relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy, completeness and fair presentation of all financial and other information that was provided to us by the Company or that was publicly available to us (including, without limitation, the information described above and the financial projections and financial models prepared by the Company regarding the estimated future performance of the Company), or that was otherwise reviewed by us. This opinion is expressly conditioned upon such information (whether written or oral) being complete, accurate and fair in all respects.

        With respect to the financial projections and financial models provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. You have advised us that the Company in the past has not met or exceeded the financial projections prepared by the Company's management. You have informed us, however, and we have assumed with your permission, that such projections and models were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the

The Board of Directors
Media Arts Group, Inc.
October 31, 2003

management of the Company as to the future performance of the Company. Although such projections and models did not form the principal basis for our opinion, but rather constituted one of many items that we employed, changes to such projections and models could affect the opinion rendered herein.

        Accordingly, Jefferies' analyses must be considered as a whole. Considering any portion of such analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed herein. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

        In our review, we did not obtain any independent evaluation or appraisal of the assets or liabilities of, nor did we conduct a comprehensive physical inspection of any of the assets of the Company, nor have we been furnished with any such evaluations or appraisals for the Company or reports of such physical inspections for the Company, nor do we assume any responsibility to obtain any such evaluations, appraisals or inspections for the Company. Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof; however, such conditions are subject to rapid and unpredictable change and such changes could affect the conclusions expressed herein. We have made no independent investigation of any legal or accounting matters affecting the Company, and we have assumed the correctness of all legal and accounting advice given to the Company and the Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement, to the Company and its stockholders.

        In rendering this opinion we have also assumed with your permission that: (i) the transactions contemplated by the Merger Agreement will be consummated on the terms described in the Merger Agreement without any waiver of any material terms or conditions; (ii) there is not now, and there will not as a result of the consummation of the transactions contemplated by the Merger Agreement be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which the Company or any of its subsidiaries or affiliates is a party; and (iii) all material assets and liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in its consolidated financial statements provided to us by the Company.

        Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in connection with its evaluation of the Merger. The Board of Directors requested that we solicit indications of interest from selected third parties regarding the possible acquisition of the Company, and we held preliminary discussions with certain of the parties prior to the date hereof. Our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transactions that might be available to the Company, nor does it address the underlying business decision by the Company to engage in, nor the process undertaken by the Board of Directors to evaluate and approve, the Merger or the terms of the Merger Agreement or the documents

The Board of Directors
Media Arts Group, Inc.
October 31, 2003

referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote on any matter related to the Merger. Finally, we are not opining as to the market value or the prices at which any of the securities of the Company may trade at any time. Except as provided in our engagement letter with the Company, our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any matter, without our prior written consent.

        Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the Merger Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders (others than MergerCo and the Affiliated Stockholders).

Very Truly Yours,

/s/ JEFFERIES & COMPANY, INC.

APPENDIX C

DELAWARE GENERAL CORPORATION LAW SECTION 262—APPRAISAL RIGHTS

§ 262 Appraisal Rights

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro-rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX D

DIRECTORS AND EXECUTIVE OFFICERS OF
THE THOMAS KINKADE COMPANY

The Thomas Kinkade Company (formerly known as Main Street Acquisition Company, Inc.)

Name	Present Business Address	Present Principal Occupation	Prior Occupation
Directors
Thomas Kinkade	900 Lightpost Way Morgan Hill, CA 95037	Chief Executive Officer and President, The Thomas Kinkade Company, Member of the Board of Directors, Art Director, Media Arts Group	Member of the Board of Directors, Art Director, Media Arts Group (1990-present) 900 Lightpost Way Morgan Hill, CA 95037
Nanette Kinkade	900 Lightpost Way Morgan Hill, CA 95037	Homemaker	Homemaker
Executive Officers
Thomas Kinkade	900 Lightpost Way Morgan Hill, CA 95037	Chief Executive Officer and President, The Thomas Kinkade Company, Member of the Board of Directors, Art Director, Media Arts Group	Member of the Board of Directors, Art Director, Media Arts Group (1990-present) 900 Lightpost Way Morgan Hill, CA 95037
Eric Halvorson	900 Lightpost Way Morgan Hill, CA 95037	Secretary and Vice President, The Thomas Kinkade Company, Member of the Board of Directors, President, Media Arts Group	Visiting Professor of Business Law and Accounting, Pepperdine University (2000-2003) 24255 Pacific Coast Highway Malibu, CA 90263
Executive Vice President and Chief Operating Officer, Salem Communications Corporation (1995-2000), General Counsel (1985-2000) 4880 Santa Rosa Rd Suite 300 Camarillo, CA 93012

D-1

Herbert D. Montgomery	900 Lightpost Way Morgan Hill, CA 95037	Chief Financial Officer and Treasurer, The Thomas Kinkade Company, Executive Vice President, Chief Financial Officer and Treasurer, Media Arts Group	Executive Vice President, Chief Financial Officer and Treasurer, Standard Media International (1999-2001) 505 Montgomery Street Suite 1141 San Francisco, CA 94107
Senior Vice President, Chief Financial Officer and Treasurer, Cotelligent, Inc. (1998-1999) 100 Theory Suite 200 Irvine, CA 92612

D-2

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
MEDIA ARTS GROUP, INC.
900 LIGHTPOST WAY
MORGAN HILL, CALIFORNIA 95037

SPECIAL MEETING OF STOCKHOLDERS

        The undersigned hereby appoints Donald Potter and Robert C. Murray, and either of them, as proxies (each with full power of substitution) to vote all shares which the undersigned would be entitled to vote at the special meeting of the stockholders of Media Arts Group, Inc. to be held on                  , 2004 at    :00 a.m., Pacific Standard time, at                        , and at any postponement or adjournment of the special meeting, as indicated on the reverse side of this proxy card.

        THIS PROXY WILL BE VOTED IN THE MANNER YOU DIRECT OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED "FOR": (1) THE PROPOSAL TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER AND APPROVAL OF THE MERGER CONTEMPLATED THEREBY AND (2) THE GRANTING OF DISCRETIONARY AUTHORITY TO VOTE ON ANY PROPOSALS TO POSTPONE OR ADJOURN THE SPECIAL MEETING.

(Continued and to be signed on the reverse side)
- Detach here from proxy voting card. -

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEM 1 AND ITEM 2.	Please mark your votes as indicated in this example	☒
The Board of Directors of Media Arts Group, Inc. recommends a vote FOR the following:
		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
1.	A proposal to approve and adopt the Agreement and Plan of Merger, dated October 31, 2003, by and among Media Arts Group, Inc., Main Street Acquisition Company, Inc. and Thomas Kinkade and approve the merger contemplated thereby.	☐	☐	☐	2.	The granting of discretionary authority to vote on any proposals to postpone or adjourn the special meeting.	☐	☐	☐
					This proxy is solicited on behalf of our board of directors.
					The undersigned hereby acknowledges receipt of the notice of special meeting and proxy statement, each dated , 2003.
					PLEASE SIGN AND DATE THIS PROXY BELOW.

Signature	Signature	Date

NOTE: Please sign exactly as your name appears above. When signing as attorney, executor, administrator, guardian or corporate official, please give full title.
- Detach here from proxy voting card. -

QuickLinks

APPENDICES
SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
SPECIAL FACTORS
THE SPECIAL MEETING
THE MERGER AGREEMENT
INFORMATION RELATING TO MEDIA ARTS GROUP, INC.
SELECTED HISTORICAL FINANCIAL DATA
DIRECTORS AND EXECUTIVE OFFICERS OF MEDIA ARTS GROUP, INC.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ADDITIONAL INFORMATION CONCERNING MR. KINKADE, THE AFFILIATED STOCKHOLDERS, MERGERCO AND CERTAIN EXECUTIVE OFFICERS AND DIRECTORS OF MEDIA ARTS GROUP AND MERGERCO
PURCHASES BY MEDIA ARTS GROUP AND ITS DIRECTORS AND EXECUTIVE OFFICERS
PRICE RANGE OF COMMON STOCK AND DIVIDENDS
OTHER MATTERS
FUTURE STOCKHOLDER PROPOSALS
INDEPENDENT ACCOUNTANTS
WHERE STOCKHOLDERS CAN FIND MORE INFORMATION
INFORMATION INCORPORATED BY REFERENCE
AGREEMENT AND PLAN OF MERGER BY AND AMONG MEDIA ARTS GROUP, INC., MAIN STREET ACQUISITION COMPANY, INC. AND THOMAS KINKADE

AGREEMENT AND PLAN OF MERGER
ARTICLE 1. THE MERGER
ARTICLE 2. THE SURVIVING CORPORATION
ARTICLE 3. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; CANCELLATION AND CONVERSION OF SECURITIES
ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF MERGERCO AND THE PRINCIPAL AFFILIATED STOCKHOLDER
ARTICLE 6. COVENANTS
ARTICLE 7. CLOSING CONDITIONS
ARTICLE 8. TERMINATION AND ABANDONMENT
ARTICLE 9. GENERAL PROVISIONS
AFFILIATED STOCKHOLDERS
DELAWARE GENERAL CORPORATION LAW SECTION 262—APPRAISAL RIGHTS
DIRECTORS AND EXECUTIVE OFFICERS OF THE THOMAS KINKADE COMPANY
  PROXY